UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐    Definitive Proxy Statement

☐    Definitive Additional Materials

☐  Soliciting Material Under Rule 14a-12

WILSHIRE ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒           No fee required.
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(1)           Title of each class of securities to which transaction applies:

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☐   (4)           Proposed maximum aggregate value of transaction:

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☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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PRELIMINARY, SUBJECT TO COMPLETION, DATED DECEMBER 10, 2010

WILSHIRE ENTERPRISES, INC.
100 EAGLE ROCK AVENUE
EAST HANOVER, NEW JERSEY 07936

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD _______________, 2011

To the Stockholders:

 NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Wilshire Enterprises, Inc., a Delaware corporation (the “Company”), will be held at _______________ on _______________, at _____ Eastern Time (the “Meeting”) for the following purposes:

1. To consider and vote upon a proposal to amend the Company’s Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), to effect a 1-for-500 reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), which, if approved, would enable the Company to cease its periodic reporting obligations under the Securities Exchange Act of 1934, as amended, and thereby forgo many of the expenses associated with operating as a public company subject to Securities and Exchange Commission reporting obligations.  A copy of the proposed amendment to the Certificate of Incorporation for the Reverse Stock Split is attached as Annex A to the accompanying proxy statement.

2. To consider and vote upon a proposal to amend the Certificate of Incorporation to effect a 500-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Transaction”) of the Common Stock immediately following the Reverse Stock Split of the Common Stock, also by amending the Certificate of Incorporation.  A copy of the proposed amendment to the Certificate of Incorporation for the Forward Stock Split is attached as Annex B to the accompanying proxy statement.

As a result of these proposed amendments, (a) each share of Common Stock held of record by a stockholder owning fewer than 500 shares immediately prior to the effective time of the Reverse Stock Split will be converted into the right to receive $1.00 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share, and (b) each share of Common Stock held by a stockholder of record owning 500 shares or more immediately prior to the effective time of the Reverse Stock Split will continue to represent one share of Common Stock after completion of the Transaction.  Although both the Reverse Stock Split and the Forward Stock Split will be voted on separately, the Company will not effect either the Reverse Stock Split or the Forward Stock Split unless both are approved by the Company’s stockholders.

3. To elect one director of the Company to serve until the 2013 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal.

4. To ratify the appointment of J.H. Cohn LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.

5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.  Only stockholders of record at the close of business on _______________, 2010, are entitled to notice of and to vote at the Meeting.  A list of stockholders entitled to vote at the Meeting will be open to the examination of any stockholder, his agent or attorney for any purpose germane to the Meeting upon written notice, and the list will be available for inspection at the Meeting by any stockholder that is present.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on _______________, 2011:  This proxy statement and our Annual Report for the fiscal year ended December 31, 2009 are available to stockholders at http://www.wilshireenterprisesinc.com.

BY ORDER OF THE BOARD OF DIRECTORS

By:
S. WILZIG IZAK
Chairman of the Board and Chief Executive Officer

Dated:  _______________, 2010

THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING.  WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY SUBMIT A PROXY FOR YOUR SHARES ELECTRONICALLY ON THE INTERNET, BY TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON.  YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
The Transaction	1
Purposes of and Reasons for the Transaction	1
Effects of the Transaction	2
Fairness of the Transaction	3
Advantages of the Transaction	4
Disadvantages of the Transaction	5
Voting Information	6
Effectiveness of the Transaction	6
Material U.S. Federal Income Tax Consequences of the Transaction	6
No Appraisal or Dissenters’ Rights	6
Termination of Transaction	6
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE MEETING	7
Where and when is the Meeting?	7
What am I being asked to vote on at the Meeting?	7
How does the Board recommend that I vote on the proposals?	7
What is the purpose of the Transaction?	7
What does the deregistration of our Common Stock mean?	8
How will the Transaction affect the day to day operations of the Company?	8
What is the Pink Sheets?	8
What will I receive in the Transaction?	8
What potential conflicts of interest are posed by the Transaction?	8
Why are we proposing to carry out the Forward Stock Split following the Reverse Stock Split?	9
What if I hold fewer than 500 shares of Common Stock and hold all of my shares in street name?	9
What happens if I own a total of 500 or more shares of Common Stock beneficially through multiple brokerage firms in street name, or through a combination of record ownership in my name and one or more brokerage firms in street name?	9
If I own fewer than 500 shares of Common Stock, is there any way I can continue to be a stockholder of the Company after the Transaction?	10
Is there anything I can do if I own 500 or more shares of Common Stock, but would like to take advantage of the opportunity to receive cash for my shares as a result of the Transaction?	10
Who is entitled to vote at the Meeting?	10
How many shares were outstanding on the Record Date?	10
What is a “quorum” for purposes of the Meeting?	10
What vote is required to approve the proposals?	10
What is a “broker non-vote”?	11
How are broker non-votes counted?	11
How are abstentions counted?	11
What will happen if the Transaction is approved by our stockholders?	11
What will happen if the Transaction is not approved?	12
If the Transaction is approved by the stockholders, can the Board determine not to proceed with the Transaction?	12
What are the material U.S. federal income tax consequences of the Transaction?	12
Should I send in my stock certificates now?	12
What is the total cost of the Transaction to the Company?	12
Am I entitled to appraisal rights in connection with the Transaction?	12
How do I vote?	13
Can I change my vote?	13
What does it mean if I receive more than one proxy card?	13
SPECIAL FACTORS	13
Purposes of and Reasons for the Transaction	13
Background of the Transaction	16
Fairness of the Transaction	19

-i-

Alternatives Considered	24
Effects of the Transaction	25
Opinion of TM Capital	29
Conduct of Our Business After the Transaction	37
Material U.S. Federal Income Tax Consequences of the Transaction	37
Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons	41
Sources of Funds and Expenses	42
Stockholder Approval	43
Effective Date	43
Termination of Transaction	43
Process for Payment for Fractional Shares	44
No Appraisal or Dissenters’ Rights	45
Escheat Laws	45
Regulatory Approvals	45
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	46
PROPOSAL NO. 1: REVERSE STOCK SPLIT	46
Annex Relating to Proposal No. 1	47
Vote Required for Approval of Proposal No. 1	47
Recommendation of our Board of Directors	47
PROPOSAL NO. 2: FORWARD STOCK SPLIT	47
Annex Relating to Proposal No. 2	47
Vote Required for Approval of Proposal No. 2	47
Recommendation of our Board of Directors	47
INFORMATION ABOUT THE COMPANY	47
Name and Address	47
Market Price of Common Stock; Dividends	48
Stockholders	48
Prior Public Offerings	48
Stock Purchases	48
Certain Information Concerning the Filing Persons	50
PROPOSAL NO. 3: ELECTION OF DIRECTORS	50
Director Profiles	51
Vote Required for Approval of Proposal No. 3	52
Recommendation of our Board of Directors	52
Relationships Among Directors or Executive Officers	52
Section 16(a) Beneficial Ownership Reporting Compliance	52
Certain Relationships and Related Transactions	52
BOARD OF DIRECTORS AND ITS COMMITTEES	52
Independence	53
Board of Directors’ Meetings	53
Risk Oversight	53
Leadership Structure	53
Executive Committee	53
The Audit Committee	54
Compensation Committee	54
Nominating Committee	54
Additional Nominating Committee Matters	54
Strategic Planning Committee	55
Code of Ethics	55
Stockholder Communications with the Board	56
Related Party Transactions Policy and Procedure	56
EXECUTIVE OFFICERS OF THE COMPANY	56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	57
EXECUTIVE COMPENSATION	59
Summary of Cash and Certain other Compensation	59
Grants of Plan Based Awards	60

-ii-

Outstanding Equity Awards at December 31, 2009	60
Options Exercised and Stock Awards Vested	60
Employment Agreements and Other Arrangements with Executive Officers	60
Compensation of Directors	61
Compensation Committee Interlocks and Insider Participation	62
Compensation Committee Report	62
Other Compensation Committee Matters	62
Other Audit Committee Matters	63
PROPOSAL NO. 4: APPOINTMENT OF J.H. COHN LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010	63
Votes Required for Approval of Proposal No. 4	64
Recommendation of the Board of Directors	64
Audit Fees and Related Matters	64
Other Matters	65
MEETING AND VOTING INFORMATION	65
Outstanding Voting Securities and Voting Rights	65
Information Concerning Proxies; Revocation of Proxies	65
Solicitation of Proxies	65
Quorum	65
Required Votes	65
How to Vote	66
Adjournment or Postponement	67
FINANCIAL INFORMATION	67
Summary Historical Financial Information	67
Pro Forma Consolidated Financial Statements (Unaudited)	68
STOCKHOLDER PROPOSALS FOR THE COMPANY’S 2011 ANNUAL MEETING	73
Stockholder Proposals for Inclusion in the Proxy Statement for the Company’s 2011 Annual Meeting	73
Other Requirements for Stockholder Proposals for Presentation at the 2011 Annual Meeting	73
PROXY MATERIALS DELIVERED TO A SHARED ADDRESS	73
WHERE YOU CAN FIND MORE INFORMATION	73
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	74
OTHER BUSINESS	74

ANNEX A – PROPOSED FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT
ANNEX B – PROPOSED FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT FORWARD STOCK SPLIT
ANNEX C – FAIRNESS OPINION OF TM CAPITAL, DATED DECEMBER 2, 2010
ANNEX D –WILSHIRE ENTERPRISES, INC. NOMINATING COMMITTEE CHARTER
ANNEX E – WILSHIRE ENTERPRISES, INC. COMPENSATION COMMITTEE CHARTER
ANNEX F – WILSHIRE ENTERPRISES, INC. AUDIT COMMITTEE CHARTER

-iii-

PRELIMINARY COPY, SUBJECT TO COMPLETION, DATED DECEMBER 10, 2010

WILSHIRE ENTERPRISES, INC.
100 EAGLE ROCK AVENUE, EAST HANOVER, NEW JERSEY 07936

PROXY STATEMENT

This Proxy Statement is furnished to stockholders of Wilshire Enterprises, Inc., a Delaware corporation (the “Company,” “we,” “our,” “ours,” and “us”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or the “Board”) of proxies for use at the Annual Meeting of Stockholders (the “Meeting”) scheduled to be held on _______________, at _____ Eastern Time at _______________, and at any and all adjournments or postponements thereof.  This Proxy Statement and the accompanying form of proxy initially will be mailed or made available electronically to stockholders on or about _______________.

SUMMARY TERM SHEET

The following summary term sheet, together with the Questions and Answers section that follows, highlights certain information about the proposed Transaction (as defined below), but may not contain all of the information that is important to you.  For a more complete description of the Transaction, we urge you to carefully read this proxy statement and all of its annexes before you vote.  For your convenience, we have directed your attention to the location in this proxy statement where you can find a more complete discussion of the items listed below.

The Transaction

A special committee of the Board of Directors comprised solely of independent directors (the “Special Committee”) has reviewed and recommended to the Board of Directors, and the Board of Directors has authorized and recommended that the shareholders approve a 1-for-500 reverse stock split (the “Reverse Stock Split”) of our common stock, par value $1.00 per share (“Common Stock”), followed immediately by a 500-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Transaction”).

As a result of the Transaction:

•
each share of Common Stock held of record by a stockholder owning fewer than 500 shares immediately prior to the effective time of the Reverse Stock Split (a “Fractional Stockholder”) will be converted into the right to receive $1.00 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share; and

•
each share of Common Stock held by a stockholder of record owning 500 shares or more immediately prior to the effective time of the Reverse Stock Split (a “Continuing Stockholder”) will continue to represent one share of Common Stock after completion of the Transaction.

At the meeting, stockholders are being asked to consider and vote upon proposals to amend our Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), to effect the Reverse Stock Split and the Forward Stock Split.  Copies of the proposed amendments to our Certificate of Incorporation for the Reverse Stock Split and the Forward Stock Split are attached as Annexes A and B, respectively.  Although both the Reverse Stock Split and the Forward Stock Split will be voted on separately, the Company will not effect either the Reverse Stock Split or the Forward Stock Split unless both are approved by the Company’s stockholders.

See “Special Factors—Purposes of and Reasons for the Transaction” beginning on page __.

Purposes of and Reasons for the Transaction

The Board of Directors has decided that the costs of being a Securities and Exchange Commission (the “SEC”) reporting company currently outweigh the benefits and, thus, it is no longer in our best interests or the best interests of our stockholders, including our unaffiliated stockholders, for us to remain an SEC reporting company.  The Transaction will enable us to terminate the registration of our Common Stock under the Securities Exchange Act of

1934, as amended (the “Exchange Act”), if, after the Transaction, there are fewer than 300 record holders of our Common Stock and we make the necessary filings with the SEC.  Our reasons for proposing the Transaction include the following:

•
Management believes that we will be able to realize significant cost savings by the elimination of most of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, which we estimate will be a minimum of approximately $657,000 per year.  In addition, if we were to remain a publicly reporting company, the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, is expected to result in increased compliance costs for us due to new executive compensation requirements, though the extent of these costs and disclosures are still not known.

•	The ability of our management to focus on long-term growth without an undue emphasis on short-term financial results.

•	The fact that the public trading volume and liquidity of our Common Stock is already very limited and we believe will not be significantly affected if we become a non-publicly reporting company.

•
The ability of our small stockholders (those holding fewer than 500 shares) to liquidate their holdings in us and receive a premium over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions.

See “Special Factors—Purposes of and Reasons for the Transaction” beginning on page __.

Effects of the Transaction

As a result of the Transaction:

•
We expect that the number of our stockholders of record will be reduced below 300, which will allow us to terminate the registration of our Common Stock under the Exchange Act.  Effective on, and following the termination of the registration of our Common Stock under the Exchange Act, we will no longer be subject to any reporting requirements under the Exchange Act or the rules of the SEC applicable to SEC reporting companies and will be able to eliminate most of the expenses related to the disclosure, reporting and compliance requirements of the Sarbanes-Oxley Act, .

•
Each share of Common Stock held of record by a stockholder owning fewer than 500 shares immediately prior to the effective time of the Reverse Stock Split will be converted into the right to receive $1.00 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share.

•
Each share of Common Stock held by a stockholder of record owning 500 shares or more immediately prior to the effective time of the Reverse Stock Split will continue to represent one share of Common Stock after completion of the Transaction.

•
The Board of Directors anticipates that we will continue to have our Common Stock quoted on the Pink Sheets; however, liquidity is likely to be limited due to the fact that we will no longer file the reports required by the Exchange Act.

•
Our officers, directors and 10% stockholders will no longer be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to the prohibitions against retaining short-swing profits in our shares of Common Stock.

•	Persons acquiring more than 5% of our Common Stock will no longer be required to report their beneficial ownership under the Exchange Act.

•
Options evidencing rights to purchase shares of our Common Stock will be unaffected by the Transaction because the options will, after the effective date of the Transaction, be exercisable for the same number of shares of our Common Stock as they were before the Transaction.

•
Since our obligation to file periodic and other filings with the SEC will be suspended, our continuing stockholders will have access to less information about us and our business, operations and financial performance.

•
Upon the effectiveness of the Transaction and as a result of the reduction of the number of shares of Common Stock outstanding by approximately 204,357 shares, we estimate that the ownership percentage of our shares of Common Stock held by our directors, executive officers and 10% stockholders will increase from 61.3% to 64.2%.  The increase in the ownership percentage of our shares of Common Stock held by directors, executive officers and 10% stockholders and the reduction in the number of shares outstanding following the completion of the Transaction is based upon information we received as of November 10, 2010 from our transfer agent, Continental Stock Transfer & Trust Company, as to our record holders, and information we have received regarding the holdings of beneficial owners of our Common Stock held in street name.  The ownership percentage and the reduction in the number of shares outstanding following the Transaction may increase or decrease depending on purchases, sales and other transfers of our shares of Common Stock by our stockholders prior to the effective time of the Transaction, and the number of street name shares that are actually cashed-out in the Transaction.  The ownership percentage of our shares of Common Stock held by directors, executive officers and 10% stockholders and the ownership percentage of the continuing stockholders will proportionally increase or decrease as a result of such purchases, sales and other transfers of our shares of Common Stock by our stockholders prior to the effective time of the Transaction, and depending on the number of street name shares that are actually cashed-out in the Transaction.

See “Special Factors—Effects of the Transaction” beginning on page __, “Special Factors—Alternatives Considered” beginning on page __, “Special Factors—Fairness of the Transaction” beginning on page __ and “Special Factors—Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons” beginning on page __.

Fairness of the Transaction

The Special Committee and the Board of Directors fully considered and reviewed the terms, purposes, alternatives and effects of the proposed Transaction.  Based on its review, the Special Committee and the Board of Directors unanimously determined that the Transaction is procedurally and substantively fair to our unaffiliated stockholders, including the unaffiliated stockholders who will receive cash consideration in the Transaction and unaffiliated stockholders who will continue as our stockholders.

The Special Committee and the Board of Directors considered a number of factors in reaching its determinations, including:

•
the fairness opinion prepared by TM Capital dated December 2, 2010, to the effect that, as of the date and based upon the assumptions made, matters considered and limits of review set forth in TM Capital’s written opinion, the consideration to be received by stockholders owning fewer than 500 shares of Common Stock immediately prior to the effective time of the Reverse Stock Split pursuant to the Transaction is fair, from a financial point of view, to the Fractional Stockholders;

•
anticipated significant cost savings due to the elimination of most of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act and the Sarbanes-Oxley Act, and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, which we estimate will be a minimum of approximately $657,000 per year;

•
the limited trading volume and liquidity of our shares of Common Stock, the fact that becoming a non-publicly reporting company will likely not significantly further limit the trading volume and liquidity of our Common Stock and the opportunity the Transaction affords our smallest stockholders to obtain cash for

·	their shares in a relatively limited trading market and at a premium over market prices prevailing at the time of our public announcement of the Transaction without incurring brokerage commissions;

•
the $1.00 cash out price represents an approximately 177.8% premium over the average share price for the 30-day period ended November 29, 2010, which was prior to the Board of Directors’ initial approval of the Transaction, an approximately 170.3% premium over the average share price for the 60-day period ended November 29, 2010, an approximately 143.9% premium over the average share price for the 90-day period ended November 29, 2010, an approximately 112.8% premium over the average share price for the 120-day period ended November 29, 2010 and an approximately 185.7% premium over the $0.35 closing sales price of Common Stock on December 9, 2010 (the day immediately prior to our announcement of the Transaction);

•
the Transaction will treat no differently our directors, executive officers and stockholders who own more than 10% of our outstanding Common Stock, which we refer to in this proxy statement as our “affiliates,” than stockholders who are not directors, executive officers or 10% stockholders, which we refer to in this proxy statement as our “unaffiliated stockholders,” including unaffiliated cashed-out stockholders and unaffiliated continuing stockholders;

•
stockholders that desire to retain their equity interest in us after the Transaction can increase the number of shares they hold to 500 shares or more prior to the effective date of the Reverse Stock Split, thereby avoiding being cashed-out; however, given the historically limited liquidity in our stock, there can be no assurance that any shares will be available for purchase and thus there can be no assurance that a stockholder will be able to acquire sufficient shares to meet or exceed the required 500 shares prior to the effective time of the Transaction.

See “Special Factors—Fairness of the Transaction” beginning on page ___ and “Special Factors—Opinion of TM Capital” beginning on page ___.

Advantages of the Transaction

If the Transaction occurs, there will be certain advantages to stockholders, including the following:

•
We expect to realize significant cost savings by the elimination of most of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act and the Sarbanes-Oxley Act, and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, which we estimate will be a minimum of approximately $657,000 per year.  In addition, if we were to remain a publicly reporting company, the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, is expected to result in increased compliance costs for us due to new executive compensation requirements, though the extent of these costs and disclosures are still not known.

•
There is a relatively illiquid and limited trading market in our shares.  Our smallest stockholders will have the opportunity to obtain cash for their shares at a premium over closing prices for our shares of Common Stock at the time of our announcement of the Transaction, without incurring brokerage commissions.

•
Our affiliated stockholders will be treated no differently than our unaffiliated stockholders.  The sole determining factor as to whether a stockholder will be a continuing stockholder after the Transaction is the number of shares of our Common Stock that they own on the effective date of the Reverse Stock Split.

•
Stockholders that desire to retain their equity interest in us after the Transaction can increase the number of shares they hold to 500 shares or more prior to the effective date of the Reverse Stock Split, thereby avoiding being cashed-out; however, given the historically limited liquidity in our stock, there can be no assurance that any shares will be available for purchase and thus there can be no assurance that a stockholder will be able to acquire sufficient shares to meet or exceed the required 500 shares prior to the effective time of the Transaction.

See “Special Factors—Purposes of and Reasons for the Transaction” beginning on page __ and “Special Factors—Fairness of the Transaction” beginning on page __.

Disadvantages of the Transaction

If the Transaction occurs, there will be certain disadvantages to stockholders, including the following:

•	Stockholders cashed-out in the Transaction will no longer have any ownership interest in us and will no longer participate in any future earnings and growth.

•
We will cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements as required under the Exchange Act.  While we intend to continue to prepare audited annual financial statements and to make those financial statements available to shareholders through our company website, we will not be under any continuing obligation to do so.  We will not be providing periodic reports in the format currently required of us under the provisions of the Exchange Act and, as a result, continuing stockholders will have access to less information about us and our business, operations, and financial performance.

•	We will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act (other than the general anti-fraud provisions thereof).

•
While we anticipate that our Common Stock will continue to be quoted on the Pink Sheets, due to the possible limited liquidity for our Common Stock, the suspension of our obligation to publicly disclose financial and other information following the Transaction and the deregistration of our Common Stock under the Exchange Act, continuing stockholders may potentially experience a significant decrease in the value of their Common Stock.

•
Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our Common Stock with the SEC.  In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of short-swing profits provision of the Exchange Act, and persons acquiring more than 5% of our Common Stock will no longer be required to report their beneficial ownership under the Exchange Act.

•
We estimate that the cost of payment to Fractional Stockholders, professional fees and other expenses of the Transaction will total approximately $450,000.  As a result, immediately after the Transaction, our cash balances on hand will be reduced by the costs incurred in the Transaction.

•
The Transaction will result in the suspension, and not the termination, of our filing obligations under the Exchange Act.  If on the first day of any fiscal year after the suspension of our filing obligations we have more than 300 stockholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act, which would result in our once again incurring many of the expenses that we expect to save by virtue of the Transaction.

•	Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who dissent from the Transaction.

•	The lack of liquidity provided by a ready market may result in fewer opportunities to utilize equity-based incentive compensation tools to recruit and retain top executive talent.

•
Our Common Stock may be a less attractive acquisition currency as an acquirer of illiquid securities of a privately held company must depend on liquidity either via negotiated buy-out or buy-back arrangements, or a liquidity event by the Company that is generally outside of his/her control.

•
Following the Transaction, since we will no longer be registered with the SEC and will not be filing the periodic reports and proxy statements required under the Exchange Act, it will likely be more costly and time consuming for us to raise equity capital from public or private sources.

•	Companies that lose status as a public company may risk losing prestige in the eyes of the public, the investment community and key constituencies.

See “Special Factors—Fairness of the Transaction” beginning on page __.

Voting Information

•
The affirmative vote of a majority of all shares of Common Stock issued and outstanding and entitled to vote at the Meeting will be required to approve the proposed amendments to the Certificate of Incorporation to effect the Reverse Stock Split and the Forward Stock Split.  The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors.  The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote at the Meeting will be required to ratify the appointment of J.H. Cohn LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.  Our directors and executive officers have indicated that they intend to vote their shares of our Common Stock (876,257 shares, or approximately 21.2% of our issued and outstanding shares eligible to vote at the Meeting) “FOR” the Transaction.

See “Special Factors—Stockholder Approval” beginning on page __ and “Meeting and Voting Information—Quorum and Certain Voting Matters” beginning on page __.

Effectiveness of the Transaction

•
We anticipate that the Transaction will be effected as soon as possible after the date of the Meeting.  Following the effective date of the Transaction, transmittal materials will be sent to those stockholders entitled to a cash payment that will describe how to turn in their share certificates and receive the cash payments.  Those stockholders entitled to a cash payment should not turn in their share certificates at this time.

See “Special Factors—Effective Date” beginning on page __.

Material U.S. Federal Income Tax Consequences of the Transaction

•
The receipt of cash by a Fractional Stockholder in exchange for Common Stock in the Transaction generally will be taxable for U.S. federal income tax purposes.  The transfer agent will withhold 30% of any gross payments made to a Non-U.S. Holder (as defined below) with respect to the Transaction, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable.  In general, neither the Company nor any continuing stockholder who does not receive cash in the Transaction should be subject to U.S. federal income taxation with respect to the Transaction.

See “Special Factors—Material U.S. Federal Income Tax Consequences of the Transaction” beginning on page __.

No Appraisal or Dissenters’ Rights

•	Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who dissent from the Transaction.

See “Special Factors—No Appraisal and Dissenters’ Rights” beginning on page __.

Termination of Transaction

•
The Board of Directors has reserved the right to abandon the Transaction if it believes the Transaction is no longer in our best interests, and the Board of Directors has retained authority, in its discretion, to withdraw the Transaction from the agenda of the Meeting prior to any vote.  In addition, even if the Transaction is approved by stockholders at the Meeting, the Board of Directors may determine not to implement the Transaction if it subsequently determines that the Transaction is not in our best interests.

See “Special Factors—Termination of Transaction” beginning on page ___.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE MEETING

The following questions and answers are intended to briefly address potential questions regarding the Transaction and the Meeting.  These questions and answers may not address all questions that may be important to you as a stockholder.  Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and any information and documents referred to or incorporated by reference in this Proxy Statement.

Where and when is the Meeting?

The Meeting will be held at _______________ on _______________, at _____ Eastern Time.

What am I being asked to vote on at the Meeting?

Our stockholders will consider and vote upon the following proposals:

•	a proposal to amend the Certificate of Incorporation to effect the Reverse Stock Split

•	a proposal to amend the Certificate of Incorporation to effect the Forward Stock Split

•	the election of one director of the Company to serve until the 2013 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal

•	the ratification of the appointment of J.H. Cohn LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010

How does the Board recommend that I vote on the proposals?

The Board unanimously recommends that you vote as follows:

•	“FOR” the proposal to amend the Certificate of Incorporation to effect the Reverse Stock Split

•	“FOR” the proposal to amend the Certificate of Incorporation to effect the Forward Stock Split

•
“FOR” the election of one director of the Company to serve until the 2013 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal

•	“FOR” the ratification of the appointment of J.H. Cohn LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010

What is the purpose of the Transaction?

The Board of Directors has decided that the costs of being an SEC reporting company currently outweigh the benefits and, thus, it is no longer in our best interests or the best interests of our stockholders, including our unaffiliated stockholders, for us to remain an SEC reporting company.  The Transaction will enable us to terminate the registration of our Common Stock under the Exchange Act if, after the Transaction, there are fewer than 300 record holders of our Common Stock and we make the necessary filings with the SEC.

Our reasons for proposing the Transaction include:

•
Management believes that we will be able to realize significant cost savings by the elimination of most of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, which we estimate will be a minimum of approximately $657,000 per year.

•	The fact that the public trading volume and liquidity of our Common Stock is already very limited and we believe will not be significantly affected if we become a non-publicly reporting company.

•	The ability of our management to focus on long-term growth without an undue emphasis on short-term financial results.

•
The ability of our small stockholders (those holding fewer than 500 shares) to liquidate their holdings in us and receive a premium over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions.

What does the deregistration of our Common Stock mean?

Following the Transaction, we expect that we will have fewer than 300 stockholders of record, which will enable us to terminate the registration of our Common Stock under the Exchange Act.  Effective on and following the termination of the registration of our Common Stock under the Exchange Act, we will no longer be required to file annual, quarterly and other reports with the SEC and our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our Common Stock.  Any trading in our Common Stock will continue, if at all, in privately negotiated sales or in the Pink Sheets.  However, trading opportunities in the Pink Sheets will be dependent upon whether any broker-dealers commit to make a market for our Common Stock, and we cannot guarantee or anticipate whether our Common Stock will be quoted on the Pink Sheets.

How will the Transaction affect the day to day operations of the Company?

Though the Transaction will have very little effect on the Company’s business and operations, it will reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings, and may therefore enable management to increase its focus on managing our business and growing stockholder value.

What is the Pink Sheets?

The Pink Sheets offers limited information about issuers of securities, like our Common Stock, and collects and publishes quotes of market makers for over-the-counter securities through its website at www.otcmarkets.com.

What will I receive in the Transaction?

If you own fewer than 500 shares of our Common Stock immediately prior to the effective time of the Reverse Stock Split, you will receive $1.00 in cash per share (subject to any applicable U.S. federal, state and local withholding tax), without interest, from us for each pre-Reverse Stock Split share that you own.  If you own 500 shares or more of our Common Stock immediately prior to the effective time of the Reverse Stock Split, you will not receive any cash payment for your shares in connection with the Transaction and will continue to hold the same number of shares of our Common Stock as you did before the Reverse Stock Split.

What potential conflicts of interest are posed by the Transaction?

Our directors, officers and 10% stockholders may have interests in the Transaction that are different from your interests as a stockholder, and have relationships that may present conflicts of interest.  While our Board of Directors recommends a vote “FOR” the Transaction, to the Company’s knowledge, none of the Company’s affiliates has made a recommendation, in their individual capacities, either in support of or opposed to the Transaction.  Our directors and executive officers have indicated that they intend to vote their shares of our  Common Stock (876,257 shares, or approximately 21.2% of our issued and outstanding shares eligible to vote at the Meeting) “FOR” the Transaction.

  Upon the effectiveness of the Transaction, the aggregate number of shares of our Common Stock owned by our directors, executive officers and 10% stockholders will remain the same and the ownership percentage of the shares of our Common Stock held by our directors, executive officers and 10% stockholders will increase by approximately 2.9% from 61.3% to 64.2% as a result of the reduction of the number of shares of our Common Stock outstanding.

Each of our directors and executive officers will continue to own our Common Stock and will continue to serve as a director or executive officer after the Transaction.  However, because we will terminate the registration of our common stock under the Exchange Act and our common stock may continue to only be quoted on the Pink Sheets, the liquidity of our Common Stock is likely to be limited due to the fact that we will no longer file the reports required by the Exchange Act and our directors and executive officers cannot be assured of any established market in which to sell shares of our Common Stock following the Transaction.  In addition, each member of the Board and certain of our executive officers, holds options to acquire shares of our Common Stock.  The Transaction will not affect these stock options and they will remain outstanding after the Transaction.  However, these stock options may become less valuable if they cannot be turned into cash quickly and easily once earned because of the lack of a ready market and a decline in the price of our Common Stock.  Directors, executive officers and any stockholders who own more than 10% of our outstanding Common Stock will experience certain advantages after the Transaction in that they will be relieved of certain SEC reporting requirements and “short-swing profit” trading provisions under Section 16 of the Exchange Act.  Information regarding our officers’ and directors’ compensation and stock ownership will no longer be publicly available and persons acquiring more than 5% of our Common Stock will no longer be required to report their beneficial ownership under the Exchange Act.  In addition, by deregistering the Common Stock under the Exchange Act subsequent to the consummation of the Transaction, we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act, from making personal loans to our directors or executive officers, although no such loans currently are contemplated.

Why are we proposing to carry out the Forward Stock Split following the Reverse Stock Split?

The Forward Stock Split is not necessary for us to reduce the number of holders of record of our shares of Common Stock and to deregister our shares of Common Stock under the Exchange Act.  However, we have decided that it is in the best interests of our stockholders to effect the Forward Stock Split to avoid an unusually high stock price after the effective date of the Reverse Stock Split, to facilitate trading of the shares of continuing stockholders either in private transactions or in the Pink Sheets, to mitigate any loss of liquidity in our shares of Common Stock that may result from the Reverse Stock Split portion of the Transaction, to avoid the administrative burden of having fractional shares outstanding and to permit outstanding convertible and exercisable securities, such as stock options, to be unaffected by the Transaction.

What if I hold fewer than 500 shares of Common Stock and hold all of my shares in street name?

If you hold fewer than 500 shares of our Common Stock in street name, your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you.  It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our Common Stock and that it may hold 500 or more total shares.  Therefore, depending upon their procedures, they may not be obligated to treat the Reverse Stock Split as affecting beneficial holders’ shares.  It is our desire to treat stockholders holding fewer than 500 shares of our Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their name.  However, we or our transfer agent, Continental Stock Transfer & Trust Company, may not have the necessary information to compare your record holdings with any shares that you may hold in street name in a brokerage account and these banks, brokers and other nominees may have different procedures for processing the Reverse Stock Split.  Accordingly, if you hold your shares of our Common Stock in street name, we encourage you to contact your bank, broker or other nominee.

What happens if I own a total of 500 or more shares of Common Stock beneficially through multiple brokerage firms in street name, or through a combination of record ownership in my name and one or more brokerage firms in street name?

We may not have the information to compare your record holdings and your ownership through a brokerage firm or to compare your holdings in two or more different brokerage firms. As a result, if you hold more than the minimum number of shares, you may nevertheless have your shares cashed-out if you hold them in a combination of record and street name or through accounts in several brokerage firms. If you are in this situation and desire to remain our stockholder after the Transaction, we recommend that you combine your holdings in one brokerage account or transfer any shares held through a brokerage firm into record name prior to the effective time of the Transaction. You should be able to determine whether your shares will be cashed-out by examining your brokerage account statements to see if you hold more than the minimum number of shares in any one account. To determine the Transaction’s effect on any shares you hold in street name (and possible payment of the cash consideration), you should contact your broker, bank or other nominee.

If I own fewer than 500 shares of Common Stock, is there any way I can continue to be a stockholder of the Company after the Transaction?

If you own fewer than 500 shares of our Common Stock before the Transaction, the only way you can continue to be our stockholder after the Transaction is to acquire, prior to the effective time of the Transaction, sufficient additional shares to cause you to own a minimum of 500 shares at the effective time of the Transaction.  However, given the historically limited liquidity in our stock, we cannot assure you that any shares will be available for purchase and thus there can be no assurance that you will be able to acquire sufficient shares to meet or exceed the required 500 shares.  In such an instance, you would no longer remain a stockholder after the effective time of the Transaction.

Is there anything I can do if I own 500 or more shares of Common Stock, but would like to take advantage of the opportunity to receive cash for my shares as a result of the Transaction?

If you own 500 or more shares of our Common Stock before the Transaction, you can only receive cash for all of your shares if, prior to the effective time of the Transaction, you reduce your stock ownership to fewer than 500 shares by selling or otherwise transferring shares.  However, there can be no assurance that any purchaser for your shares will be available.

Who is entitled to vote at the Meeting?

Only holders of record of our Common Stock as of the close of business on _______________, 2010 (the “Record Date”), are entitled to notice of, and to vote at, the Meeting.

How many shares were outstanding on the Record Date?

At the close of business on the Record Date, there were _______________ shares outstanding.  Only shares of Common Stock outstanding on the Record Date will be eligible to vote on the Transaction.  At the Meeting, each of those shares of Common Stock will be entitled to one vote.

What is a “quorum” for purposes of the Meeting?

In order to conduct business at the Meeting, a quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy.  On the close of business on the Record Date, there were _______________ shares outstanding and entitled to vote and, accordingly, the presence, in person or by proxy, of at least ___ shares is necessary to meet the quorum requirement.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.

What vote is required to approve the proposals?

Once a quorum has been established, the following votes are required to approve the proposals to be voted upon at the Meeting:

•	the proposal to amend the Certificate of Incorporation to effect the Reverse Stock Split

•	The affirmative vote of a majority of all of the shares outstanding and entitled to vote on this matter will be required for approval

•	the proposal to amend the Certificate of Incorporation to effect the Forward Stock Split

•	The affirmative vote of a majority of all of the shares outstanding and entitled to vote on this matter will be required for approval

•	the election of one director of the Company to serve until the 2013 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal

•
The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors.  A properly executed proxy marked “WITHHELD” with respect to the election of the director will not be voted with respect to the director indicated, although it will be counted for purposes of determining whether there is a quorum.  Thus, the director with the most affirmative votes will be elected at the Meeting.

•	the ratification of the appointment of J.H. Cohn LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010

•	The affirmative vote of a majority of the votes cast at the Meeting will be required for approval.

What is a “broker non-vote”?

Broker non-notes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares.  Brokers normally have discretion to vote on “routine matters,” such as the ratification of independent registered public accounting firms, but not on non-routine matters, such as amendments to charter document and the election of directors.

How are broker non-votes counted?

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of shares entitled to vote on a specific proposal.

Accordingly, a broker non-vote will have the effect of:

•	a vote against the Reverse Stock Split proposal and a vote against the Forward Stock Split Proposal; and

•	no effect on the proposal regarding the election of directors and ratification of our Audit Committee’s appointment of J.H. Cohn LLP.

How are abstentions counted?

A properly executed proxy marked “ABSTAIN” with respect to any such matter will be counted for purposes of determining whether there is a quorum.  However, under Delaware law, a proxy marked “ABSTAIN” is not considered a vote cast.

Accordingly, an abstention will have the effect of:

•	a vote against the Reverse Stock Split proposal and a vote against the Forward Stock Split Proposal; and

•	no effect on the proposal regarding the election of directors and ratification of our Audit Committee’s appointment of J.H. Cohn LLP.

What will happen if the Transaction is approved by our stockholders?

Assuming that we have fewer than 300 record holders of our Common Stock after the Transaction, we will file applicable forms with the SEC to deregister our shares of Common Stock under the federal securities laws.  Upon the effectiveness of those filings, we would no longer be subject to the reporting and related requirements under the Exchange Act that are applicable to public companies.  We will also no longer be subject to the provisions of the

Sarbanes-Oxley Act. Also, any trading in our Common Stock will occur, if at all, in privately negotiated sales or in the Pink Sheets.

What will happen if the Transaction is not approved?

If the Transaction is not approved by our stockholders, we will continue to operate our business, and we will continue to incur the costs involved with being a public company.  We also may decide to evaluate and explore available alternatives, although the Board has not yet made a determination that any of those alternatives are feasible or advisable.

If the Transaction is approved by the stockholders, can the Board determine not to proceed with the Transaction?

If the Transaction is approved by the stockholders, the Board may determine not to proceed with the Transaction if it believes that proceeding with the Transaction is not in our best interests or in the best interests of our stockholders, including all unaffiliated stockholders.  If the Board determines not to proceed with the Transaction we will continue to operate our business as presently conducted.

What are the material U.S. federal income tax consequences of the Transaction?

The receipt of cash by a Fractional Stockholder in exchange for Common Stock in the Transaction generally will be taxable for U.S. federal income tax purposes.  The transfer agent will withhold 30% of any gross payments made to a Non-U.S. Holder (as defined below) with respect to the Transaction, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable.  In general, neither the Company nor any continuing stockholder who does not receive cash in the Transaction should be subject to U.S. federal income taxation with respect to the Transaction.  To review the material U.S. federal income tax consequences of the Transaction in greater detail, see “Special Factors—Material U.S. Federal Income Tax Consequences of the Transaction” beginning on page __.  We urge you to consult with your personal tax advisor regarding the tax consequences to you of the Transaction.

Should I send in my stock certificates now?

No.  After the Transaction is completed, we will send instructions on how to receive any cash payments to which you may be entitled.

What is the total cost of the Transaction to the Company?

Since we do not know how many record and beneficial holders of our Common Stock will receive cash for their shares in the Transaction, we do not know the exact cost of the Transaction.  However, based on information that we have received as of November 10, 2010 from our transfer agent, Continental Stock Transfer & Trust Company, with regard to the size of holdings of those of you who may hold shares in street name, as well as our estimates of other Transaction expenses, we believe that the total cash requirement of the Transaction to us will be approximately $450,000.  This amount includes approximately $205,000 needed to cash-out fractional shares, approximately $185,000 of legal, accounting and financial advisory fees, approximately $10,000 for transfer agent costs and  approximately $50,000 of other costs, including costs of printing and mailing, to effect the Transaction.  This total amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding after the Reverse Stock Split as a result of purchases, sales and other transfers of our shares of Common Stock by our stockholders.

Am I entitled to appraisal rights in connection with the Transaction?

No.  Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who dissent from the Transaction.

How do I vote?

Your shares may be voted by one of the following methods:
•	submitting a proxy via the Internet;

•	submitting a proxy on the telephone;

•	signing and returning a traditional paper proxy card; or

•	attending the annual meeting and voting in person.

Whether or not you plan to attend the annual meeting, please take a moment to read the instructions, choose the way to submit a proxy that you find most convenient and submit your proxy as soon as possible.

Can I change my vote?

Yes.  You may change your proxy instructions at any time before the final vote at the Meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another proxy electronically on the internet, by telephone or by signing, dating and returning a completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 100 Eagle Rock Avenue, East Hanover, New Jersey 07936.

•	You may attend the Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card to ensure that all of your shares are voted.

SPECIAL FACTORS

Purposes of and Reasons for the Transaction

Our Board of Directors has decided that the costs of being an SEC reporting company currently outweigh the benefits and, thus, it is no longer in our best interests or the best interests of our stockholders, including our unaffiliated stockholders, for us to remain an SEC reporting company.  Therefore, our Board of Directors has unanimously authorized a 1-for-500 reverse stock split (the “Reverse Stock Split”) of our Common Stock, followed immediately by a 500-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock   Split, the “Transaction”).  At the meeting, stockholders are being asked to consider and vote upon proposals to amend our Certificate of Incorporation to effect the Reverse Stock Split and the Forward Stock Split.  Copies of the proposed amendments to our Certificate of Incorporation for the Reverse Stock Split and the Forward Stock Split are attached as Annexes A and B, respectively.  Although both the Reverse Stock Split and the Forward Stock Split will be voted on separately, the Company will not effect either the Reverse Stock Split or the Forward Stock Split unless both are approved by the Company’s stockholders.

The Transaction will enable us to terminate the registration of our Common Stock under the Exchange Act if, after the Transaction, there are fewer than 300 record holders of our Common Stock and we make the necessary filings with the SEC.  Management believes that we will be able to realize significant cost savings by the elimination of most of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act, the

Sarbanes-Oxley Act, and other securities laws and regulations.  The costs associated with these obligations constitute a significant overhead expense.  These costs include professional fees for our auditors and corporate counsel, costs related to our Director and Officer insurance policy, printing and mailing costs, internal compliance costs and transfer agent costs.  In addition, if we were to remain a publicly reporting company, the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, is expected to result in increased compliance costs for us due to new executive compensation requirements, though the extent of these costs and disclosures are still not known.

As a result of the Transaction, (i) each share of Common Stock held of record by a stockholder owning fewer than 500 shares immediately prior to the effective time of the Reverse Stock Split will be converted into the right to receive $1.00 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share and (ii) each share of Common Stock held by a stockholder of record owning 500 shares or more immediately prior to the effective time of the Reverse Stock Split will continue to represent one share of Common Stock after completion of the Transaction.  The shares of Common Stock acquired by the Company as a result of the Reverse Stock Split will be restored to the status of authorized but unissued shares, which will reduce the number of outstanding shares.  The Forward Stock Split is not necessary for us to reduce the number of holders of record of our shares of Common Stock and to deregister our shares of Common Stock under the Exchange Act.  However, we have decided that it is in the best interests of our stockholders to effect the Forward Stock Split to avoid an unusually high stock price after the effective date of the Reverse Stock Split, to facilitate trading of the shares of continuing stockholders either in private transactions or in the Pink Sheets, to mitigate any loss of liquidity in our shares of Common Stock that may result from the Reverse Stock Split portion of the Transaction, to avoid the administrative burden of having fractional shares outstanding and to permit outstanding derivative securities, such as stock options, to be unaffected by the Transaction.

In determining whether the number of our stockholders of record falls below 300 as a result of the Transaction, we must count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act.  Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers.  However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions.  Rather, each depository’s accounts are treated as the record holder of shares.

As a result of the Transaction and the repurchase of shares from Fractional Stockholders, we expect to have approximately 217 record holders of our shares, which would enable us to terminate the registration of our shares under the Exchange Act.  If the Transaction is completed, we intend to file with the SEC a Form 15 to deregister our shares.  Upon the filing of the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended.  Deregistration of our shares will be effective 90 days after filing of the Form 15.  Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be suspended.  We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended, or again have record holders of common shares in excess of 300.

It is anticipated that our shares of Common Stock will continue to be quoted on the Pink Sheets following the Transaction.  The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes for securities.  The Pink Sheets categorizes all securities trading over-the-counter into easily identifiable tiers – the  Company intends for our shares of Common Stock to be quoted on either the Pink Sheets limited information tier or no information tier.  The limited information tier covers issuers that have provided limited information with respect to the preceding six months, including quarterly financial reports that include, at a minimum, balance sheet, income statement and total shares outstanding for a period within the preceding six months.  The no information tier covers issuers that have provided financial reports that are more than six months old.

Although we anticipate that a broker-dealer will quote our shares on the Pink Sheets, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in our shares after the Transaction.

Our reasons for proposing the Transaction include the following:

Regulatory Requirements.  We believe that we will be able to realize significant cost savings by the elimination of most of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act and the Sarbanes-Oxley Act, and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company.  We estimate that the external costs associated with our public reports and other filing obligations, as well as other external costs relating to public company status, comprise a significant overhead expense, made up principally of the following costs:

Fiscal Year Ended	2010 (est.)	2009	2008
Audit, Audit Related Fees, and Tax	$195,000	$242,000	$255,000
Sarbanes-Oxley Act and Other SEC Compliance	$80,000	$206,000	$267,000
Transfer Agent, D&O, Legal Fees and Annual Meeting Costs	$382,000	$392,000	$528,000
Totals	$657,000	$840,000	$1,050,000

The historical public company costs presented above are significant as a percentage of our total cost of administration.  The public reporting, legal and filing costs primarily include professional fees for our auditors and corporate counsel and external compliance costs incurred in preparing and reviewing such filings.  The amounts listed for Sarbanes-Oxley Act compliance do not reflect estimated executive and administrative time incurred in complying with public company requirements.  We expect that the Transaction will result in the elimination of the above historical “public company” costs.  In addition, if we were to remain a publicly reporting company, the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, is expected to result in increased compliance costs for us due to new executive compensation requirements, though the extent of these costs and disclosures are still not known.

In addition, as a non-SEC reporting company, our management and employees will no longer be required to spend time preparing the periodic and other reports required of SEC reporting companies under the Exchange Act, complying with the Sarbanes-Oxley Act, and managing stockholder relations and communications, although the Company will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.  We believe that this time could more effectively be devoted to other purposes, such as operating our business and undertaking new initiatives that may result in greater long-term growth.  Additionally, due to the public market’s focus on quarterly results, smaller public companies such as ours are required to focus on short-term goals, such as quarterly financial results, often at the expense of longer-term objectives.  As a non-SEC reporting company, we believe management will have increased flexibility by being able to devote more time to sustaining long-term growth.

No Need for Access to the Public Markets.  We enjoy very little benefit from being a publicly held company.  Benefits of being publicly held typically include:

•	access to the public markets for purposes of raising capital and for acquisitions;

•	access to public markets for liquidity purposes for our stockholders; and

•	the prestige of being a publicly held company, which can be helpful in recruiting, attracting and retaining key officers, directors and staff.

We have been able to successfully finance our operations, expansions and acquisitions without having to access to the public capital markets.  The additional cost savings from the termination of the registration of our shares of Common Stock under the Exchange Act may be utilized for our operating expenses, including increasing the down-payments on properties we purchase and lowering our mortgage interest rates on those properties.  Also, given the size of our working capital, we may use the cost savings to pay down or refinance our debt obligations.

In addition, we have found that our status as a small publicly held and publicly reporting company has adversely impacted our ability to recruit officers and employees.  It is difficult for us to recruit executives from large public companies, who are not accustomed to the circumstances of a small public company, as well as private companies, who lack the requisite experience to manage a publicly reporting company.

Lack of an Active Trading Market; Liquidity for Small Stockholdings.  Our Board of Directors believes the public marketplace has little interest in public companies with very small market capitalization and a limited amount of shares available for trading in the public marketplace.  We currently have very limited trading volume and liquidity in our Common Stock as a publicly reporting company and our Board of Directors believes it is unlikely that our Common Stock would ever achieve significant trading volume in the public marketplace so as to create a significant active and liquid market.  The realization that our Common Stock might not, in the foreseeable future, achieve significant trading volume as a public company is one of the reasons that our Board of Directors concluded that we are not benefiting substantially from being a public company, and that it would be in our best interest and the best interests of our stockholders for us to terminate the registration of our Common Stock with the SEC.  The Transaction will also permit our small stockholders (those holding fewer than 500 shares) to liquidate their holdings in us and receive a premium over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions.

Background of the Transaction

We are a relatively small public company and realize limited benefits from our public company status.  Moreover, the market for our Common Stock offers our shareholders limited liquidity even in our current status as a publicly reporting company.  In recent years, the passage of the Sarbanes-Oxley Act and related corporate governance reforms and regulatory requirements have increased the expenses of being an SEC reporting company without enhancing, from a business and operational point of view, the benefits to us of being an SEC reporting company.  We have estimated that the annual cost of operating as a public company and complying with the Sarbanes-Oxley Act and associated regulations is a minimum of approximately $657,000 per year, including time of our executive officers and our other employees necessary to prepare and review our public filings and perform other tasks that are necessitated by virtue of being a publicly traded company.  In addition, if we were to remain a publicly reporting company, the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, is expected to result in increased compliance costs for us due to new executive compensation requirements, though the extent of these costs and disclosures are still not known.

In the ordinary course, we have from time to time reviewed the alternatives available to us. In connection with this review, on November 7, 2005, we announced that our Board of Directors would engage a financial advisor to conduct a strategic review regarding alternatives to maximize stockholder value.  We retained Friedman, Billings, Ramsey & Co., Inc. (“FBR”) to explore strategic alternatives, including the possible sale or merger of the Company.  During this time period, we also began to undertake activities designed to increase the value of our real estate portfolio, including implementing improvements to our existing properties, completing the opportunistic divestiture of select real estate assets and the potential opportunistic acquisition of targeted additional properties.

On June 16, 2008, we announced that we had entered into a definitive merger agreement with NWJ Companies, Inc. (“NWJ”) pursuant to which our outstanding shares would be acquired for a purchase price of $3.88 per share in cash.  However, we were subsequently informed by NWJ that in the current economic and lending environment, it was not able to secure the financing of our residential properties required to close the merger with us.  As a result, the merger agreement was terminated.

Shortly following termination of the merger agreement, the Full Value Group, then a 21.88% stockholder of the Company, sent a letter to our Chairman of the Board requesting that we hold an Annual Meeting at which the Class I and Class II directors would be elected by the stockholders.  Later in December 2008, at our invitation, Sherry Wilzig Izak, our Chairman and Chief Executive Officer, and Kevin Swill, our then President and Chief Operating Officer, met with Phillip Goldstein and Andrew Dakos, two representatives from the Full Value Group. Mr. Goldstein said that we were too small to continue to absorb the costs of remaining a public company and should instead pursue a liquidity event.  The parties discussed potential strategies and their respective views about them.  Subsequent to this meeting, on December 18, 2008, the Full Value Group sent written notice to us of its intention to (i) propose at the next Annual Meeting that our bylaws be amended to increase the number of directors to nine, (ii) propose that the stockholders recommend to the Board that it “pursue a liquidity event rather than a growth strategy” because we were too small to continue to absorb the costs of remaining a public company and (iii) nominate Andrew Dakos and Gerald Hellerman for election as Class I directors and Phillip Goldstein, Rajeev Das and Steven Samuels for unspecified Board seats.

On April 3, 2009, we announced that we had entered into an agreement to settle the pending proxy contest with the Full Value Group.  Under the terms of the settlement agreement, the Full Value Group agreed to (1) terminate its proxy solicitation and withdraw its nominees for election to the Board of Directors and its proposal that we pursue a liquidity event, and (2) vote in favor of the Board’s director nominees and in the manner recommended by the Board on each other matter that was voted on at our Annual Meeting, which was adjourned until April 20, 2009.  The Full Value Group also agreed to comply with certain standstill restrictions with respect to ownership of our Common Stock and certain other matters.  We signed mutual releases with the Full Value Group with respect to any claims that we may have had against each other. The settlement agreement also stated that, subject to certain specified conditions, Wilshire, a third party or Wilshire together with a third party, would commence a tender offer for at least 4,000,000 shares of our outstanding Common Stock at a price of $2.00 per share.  The Full Value Group agreed to tender all of the shares of Common Stock that it beneficially owned in such tender offer.  We agreed in the settlement agreement not to close the tender offer earlier than August 19, 2009 or later than September 4, 2009.

In July 2009, we engaged TM Capital Corp. (“TM Capital”) to act as financial advisor to the Board of Directors in connection with its consideration of the tender offer and, on August 7, 2009, with the benefit of an opinion of TM Capital and after consideration of the other factors described in the related Offer to Purchase, our Board of Directors, having deliberated about the terms, structure, and price of the tender offer, approved the tender offer and determined that the tender offer was procedurally fair and substantively fair to our stockholders (other than stockholders who are our affiliates), whether or not such stockholders retain their interest in us.

On August 10, 2009, we commenced the tender offer for at least 4,000,000 shares of our outstanding Common Stock at a price of $2.00 per share.  The tender offer expired at 12:00 midnight, New York City time, on Friday, September 4, 2009.  Pursuant to the tender offer, we purchased 4,047,380 shares of Common Stock at a purchase price of $2.00 per share, for an aggregate purchase price of $8,094,760.  The 4,047,380 shares purchased pursuant to the tender offer were comprised of the 4,000,000 shares we offered to purchase and 47,380 shares purchased pursuant to our right under applicable securities laws to purchase up to an additional two percent of our outstanding shares without extending the tender offer.  The tender offer had the effect of decreasing our stockholders’ equity significantly.

In October 2009, our Chief Executive Officer and Chairman, audit committee chairman and presiding director met with legal counsel to discuss the relative costs and benefits of continuing our status as a public reporting company and the possibility of conducting a transaction that would result in the termination of our status as a public reporting company.

On December 1, 2009, we received a notice from the NYSE Amex LLC (“NYSE Amex”) indicating that we were not in compliance with the continued listing standards set forth in Section 1003(a)(ii) of the NYSE Amex’s Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years and Section 1003(a)(iii) of the NYSE Amex’s Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.

On January 12, 2010, we received notice from the NYSE Amex of its intent to delist our Common Stock.

On January 26, 2010, our Common Stock ceased trading on the NYSE Amex following the close of market and, on January 27, 2010, our Common Stock became dually quoted on the OTC Bulletin Board and Pink OTC Markets’ OTCQB.  As a result of the delisting of the Common Stock from the NYSE Amex, our trading volume declined significantly.

On October 8, 2010, at a meeting of our Board of Directors, our Chief Executive Officer and Chairman discussed with the Board the costs of remaining as a public company and whether a transaction that would enable us to deregister our Common Stock was available to us.  It was noted that since our Common Stock was delisted from the NYSE Amex, the volume and price of our Common Stock had dropped significantly.  Moreover, it was noted that, over the past several years, we have faced a largely illiquid market for our Common Stock and realized limited benefits realized from our public company status.  In response to this discussion, the Board authorized management to investigate alternatives for us to deregister with the SEC and to consult with professional advisers as necessary to assist in the analysis.

On October 28, 2010, the Board established a Special Committee, consisting of Mr. Eric Schmertz and Mr. Miles Berger, each of whom is independent within the meaning of Section 803 of the NYSE Amex Company Guide and Rule 10A-3(b) of the Exchange Act.  The Board delegated to the Special Committee the exclusive power and authority of the Board to, among other things:

•	review and evaluate the Reverse Stock Split and the Forward Stock Split that would permit us to deregister our Common Stock with the SEC;

•	determine the advisability and fairness to us and our unaffiliated stockholders of engaging the Reverse Stock Split followed immediately by the Forward Stock Split; and

•	recommend to the Board what, if any, action should be taken by us.

On November 11, 2010, the Special Committee engaged TM Capital to act as its financial advisor in connection with its consideration of a transaction that would enable us to deregister our Common Stock.  TM Capital had initially been engaged by the Company to review a potential deregistration transaction.  The Special Committee chose TM Capital due to TM Capital’s previous engagement with the Company as its financial adviser for the tender offer and TM Capital’s familiarity with the Company and its financial position.

At a meeting on November 11, 2010, the Special Committee met with TM Capital and members of management to consider the potential transaction to deregister our Common Stock.  The Special Committee questioned management concerning the cost savings to be expected and the overall costs of the transaction to deregister our Common Stock.  The Special Committee reviewed the possible alternatives available to us and the related advantages and disadvantages to us and our stockholders of each of the options considered.  Alternatives considered included an issuer tender offer, an odd lot tender offer and purchases of shares of our Common Stock on the open market.  It was agreed that the Reverse Stock Split of our Common Stock, followed immediately by the Forward Stock Split should be pursued.

On November 30, 2010, the Special Committee met with representatives of TM Capital and our outside legal counsel to further discuss the potential transaction to deregister our Common Stock.  The representatives of TM Capital presented a preliminary draft of its valuation analysis presentation.

On December 2, 2010, the Special Committee met and invited members of management, our outside legal counsel, and representatives of TM Capital to attend.  TM Capital presented its valuation analysis.  The TM Capital presentation to our Special Committee is filed as Exhibit (c)(ii) to our Schedule 13E-3.  In addition, TM Capital presented the Special Committee with its oral opinion, with the written opinion to be presented following the meeting, that, as of the date and based upon the assumptions made, matters considered and limits of review set forth in TM Capital’s written opinion, the consideration of $1.00 to be received by Fractional Stockholders pursuant to the Transaction is fair, from a financial point of view, to the Fractional Stockholders.

After discussion, the Special Committee determined that a ratio of 1-for-500 for the Reverse Stock Split and 500-for-1 for the Forward Stock Split would result in sufficiently fewer than 300 resulting stockholders, such that it would be unlikely that we will inadvertently become required to commence public reporting again.  In determining the ratio for the Reverse Stock Split, the Special Committee relied on management’s analysis of our stockholder base and determination that a 1-for-500 Reverse Stock Split would result in fewer than 300 stockholders of record, as determined in accordance with Rule 12g5-1 under the Exchange Act, and thus enable us to terminate our status as a public reporting company with the SEC.  It was decided that, while the Forward Stock Split was not necessary for us to reduce the number of holders of record of our Common Stock and to deregister our Common Stock under the Exchange Act, it was in the best interests of our stockholders to effect the Forward Stock Split to avoid an unusually high stock price after the effective date of the Reverse Stock Split, to facilitate trading of the shares of continuing  stockholders either in private transactions or in the Pink Sheets, to mitigate any loss of liquidity in our Common Stock that may result from the Reverse Stock Split portion of the Transaction, to avoid the administrative burden of having fractional shares outstanding and to permit outstanding convertible and exercisable securities, such as stock options, to be unaffected by the Transaction.

A meeting of the full Board of Directors was then held, at which our outside legal counsel and representatives of TM Capital were present.  At the meeting, the Special Committee recommended that the Board of Directors adopt and declare advisable the Reverse Stock Split of our Common Stock, followed immediately by the Forward Stock Split, such that we will undertake to:

•
amend our Certificate of Incorporation to effect the Reverse Stock Split of our then outstanding Common Stock, whereupon each share of Common Stock held of record by stockholders owning fewer than 500 shares immediately prior to the effective time of the Reverse Stock Split will be converted into the right to receive $1.00 in cash (subject to any applicable U.S. federal, state and local withholding tax) without interest, per pre-split share; and

•	amend our Certificate of Incorporation to effect the Forward Stock Split of our then outstanding Common Stock, to be effected immediately following the approval of the Reverse Stock Split.

The Special Committee then advised the Board that it was expressly reserving the right to rescind, abandon or change its recommendation at any time up to and until the vote of stockholders at the annual meeting.

Thereafter, following discussion, the Board unanimously approved and recommended for stockholder approval a 1-for-500 Reverse Stock Split, elimination of fractional shares of less than one share following the Reverse Stock Split, followed immediately by a 500-for-1 Forward Stock Split in order to accomplish a deregistration transaction, with payment of $1.00 per share for all shares acquired by us.  In addition, the Board of Directors, having deliberated about the terms, structure, and price of the Transaction, approved the Transaction and determined that the Transaction is procedurally fair and substantively fair to our unaffiliated stockholders.  Based upon the factors set forth in this Proxy Statement, the Board of Directors further determined that the Transaction is both substantively and procedurally fair to our unaffiliated stockholders who remain stockholders following the completion of the Transaction and to our unaffiliated stockholders who do not remain stockholders following the completion of the Transaction.

For a further discussion of the fairness of the Transaction, see “Special Factors—Fairness of the Offer” and “Special Factors—Fairness Opinion of TM Capital Corp.”

Fairness of the Transaction

The Special Committee and the Board of Directors believe that the Transaction is fair to unaffiliated stockholders, including both unaffiliated stockholders who are cashed-out after the Transaction and those who continue as stockholders after the Transaction.  Based on its review, the Special Committee unanimously determined that the Transaction is procedurally and substantively fair to, and in the best interests of, our unaffiliated stockholders, including the unaffiliated stockholders who will receive cash consideration in the Transaction and unaffiliated stockholders who will continue as our stockholders.  After consideration of all aspects of the Transaction, as described below, the Board of Directors unanimously approved the Transaction.  All five members of the Board of Directors, including the four independent members of the Board of Directors, unanimously approved the Transaction.  Except for such approval, we are not aware that any of our affiliates has made a recommendation, in their individual capacities, either in support of or opposed to the Transaction.

Substantive Fairness.  The Special Committee and the Board of Directors considered, among other things, the factors listed below, as well as the alternatives to the Transaction as noted below in “Special Factors—Alternatives Considered” in reaching its conclusion as to the substantive fairness of the Transaction to our unaffiliated stockholders, including both unaffiliated holders who are cashed-out after the Transaction and those who continue as stockholders after the Transaction.  Neither the Special Committee nor the Board of Directors assigned specific weight to any factors it considered, nor did they apply them in a formulaic fashion, although both the Special Committee and the Board of Directors particularly noted the opportunity in the Transaction for stockholders to sell their holdings at a premium, as well as the significant cost and time savings for us resulting from the Transaction  which will benefit our continuing stockholders.  The discussion below is not meant to be exhaustive, but we believe includes all material factors considered by the Special Committee and the Board of Directors in reaching its determinations.

Future Cost and Time Savings.  The Special Committee and the Board of Directors noted that, as a public company, we are required to prepare and file with the SEC, among other items, the following:

•	Quarterly Reports on Form 10-Q;

•	Annual Reports on Form 10-K;
•	Proxy statements and annual stockholder reports as required by Regulation 14A under the Exchange Act; and

•	Current Reports on Form 8-K.

The Special Committee and the Board of Directors noted that the estimated external costs associated with our public reports and other filing obligations, as well as other external costs relating to public company status, comprise a significant overhead expense, made up principally of the following costs:
Fiscal Year Ended	2010 (est.)	2009	2008
Audit, Audit Related Fees, and Tax	$195,000	$242,000	$255,000
Sarbanes-Oxley Act and Other SEC Compliance	$80,000	$206,000	$267,000
Transfer Agent, D&O, Legal Fees and Annual Meeting Costs	$382,000	$392,000	$528,000
Totals	$657,000	$840,000	$1,050,000

The historical public company costs presented above are significant as a percentage of our total cost of administration.  The public reporting, legal and filing costs primarily include professional fees for our auditors and corporate counsel and external compliance costs incurred in preparing and reviewing such filings.  The amounts listed for Sarbanes-Oxley Act compliance do not reflect estimated executive and administrative time incurred in complying with public company requirements.  We expect that the Transaction will result in the elimination of the above historical “public company” costs.

The Special Committee and the Board of Directors noted management’s belief that the anticipated cost savings from deregistration will offset the cost of the Transaction in less than one year based upon an estimated transaction cost of $450,000.  The Special Committee and the Board of Directors noted that an increased level of governmental and market regulation of public companies in the future, including as a result of the passage of the Dodd-Frank Act, could increase the cost of compliance with such governmental and market regulation further.  Such additional costs could be significant for a smaller reporting company such as ours and would be avoided by the Transaction.

Opportunity to Liquidate Shares of Common Stock.  The Special Committee and the Board of Directors considered the opportunity the Transaction presents for stockholders owning fewer than 500 shares to liquidate their holdings at a premium over the closing price per share of our Common Stock at the time of the approval of the Transaction, without incurring brokerage costs.

Equal Treatment of Affiliated and Unaffiliated Holders of Our Shares.  The Transaction will not affect holders of our shares differently on the basis of affiliate status.  The sole determining factor in whether a stockholder will be a cashed-out holder or continuing holder of our Common Stock as a result of the Transaction is the number of shares of our Common Stock held by the stockholder immediately prior to the Transaction.

Opinion of the Financial Advisor.  The Special Committee and the Board of Directors considered the presentation dated December 2, 2010 issued by TM Capital and the opinion of TM Capital rendered to the Special Committee on December 2, 2010, to the effect that, as of the date and based upon the assumptions made, matters considered and limits of review set forth in TM Capital’s written opinion, the consideration to be received by Fractional Stockholders pursuant to the Transaction is fair, from a financial point of view, to the Fractional Stockholders.  For more information about the opinion, you should read the discussion below under “Special Factors—Fairness Opinion of TM Capital” and a copy of the opinion of TM Capital dated December 2, 2010 attached as Annex C to this proxy statement.

Potential Ability to Control Decision to Remain a Holder of or Liquidate Our Shares.  Current holders of fewer than 500 shares can remain stockholders of us by acquiring additional shares so that they own at least 500 shares immediately before the Transaction.  Conversely, stockholders that own 500 or more shares and desire to liquidate their shares in connection with the Transaction (at the price offered by us) can reduce their holdings to less than 500 shares by selling shares prior to the Transaction.  It should be noted that, as there is a limited trading market for our Common Stock on the OTC Bulletin Board and Pink OTC Markets’ OTCQB, a stockholder seeking to either increase or decrease holdings prior to the effective date of the Transaction may not be able to do so.  As a result, there can be no assurance that a stockholder will be able to acquire or sell sufficient shares to control whether such stockholder remains a stockholder following the effective time of the Transaction.  Due to these concerns, the Board of Directors did not place undue influence on this factor.

Limited Liquidity for the Company’s Common Stock.  The Special Committee and the Board of Directors noted that the trading volume in our Common Stock has been, and continues to be, relatively limited and believes that becoming a non-publicly reporting company would not significantly further limit the trading volume of our Common Stock.  The average daily trading volume of the stock for the 30 day, 60 day, 90 day and 120 day period ended November 29, 2010, which was prior to the Board of Directors’ approval of the Transaction, was approximately 116, 559, 564 and 643 shares per day, respectively.  Accordingly, the Transaction provides a large number of our record holders and beneficial holders with the opportunity to obtain cash for their shares in a relatively limited trading market and at a premium over the closing price of our Common Stock at the time of our announcement of the Transaction.

Current and Historical Prices.  The Special Committee and the Board of Directors considered both the historical market prices and recent trading activity and current market prices of our Common Stock.  During the 30 day, 60 day, 90 day and 120 day period ended November 29, 2010, which was prior to the Board of Directors’ initial approval of the Transaction, our average share price was $0.36, $0.37, $0.41 and $0.47, respectively.  The $1.00 cash out price represents an approximately 177.8% premium over the average share price for the 30-day period ended November 29, 2010, which was prior to the Board of Directors’ initial approval of the Transaction, an approximately 170.3% premium over the average share price for the 60-day period ended November 29, 2010, an approximately 143.9% premium over the average share price for the 90-day period ended November 29, 2010, an approximately 112.8% premium over the average share price for the 120-day period ended November 29, 2010 and an approximately 185.7% premium over the $0.35 closing sales price of Common Stock on December 9, 2010 (the day immediately prior to our announcement of the Transaction).  In analyzing the Transaction relative to our historical market price during the past two years, the Special Committee and the Board adopted the analysis of TM Capital.

Going Concern Value.  In determining the cash amount to be paid to Fractional Stockholders in the Transaction, the Special Committee and the Board of Directors considered the implied valuation ranges of our Common Stock on a going concern basis as presented in TM Capital’s presentation dated December 2, 2010.  The Special Committee and the Board of Directors have relied upon and adopted TM Capital’s going concern analyses and the opinion of TM Capital rendered on December 2, 2010, to the effect that, as of the date and based upon the assumptions made, matters considered and limits of review set forth in TM Capital’s written opinion, the consideration to be received by Fractional Stockholders pursuant to the Transaction is fair, from a financial point of view, to the Fractional Stockholders.

Net Book Value and Liquidation Value.  The Special Committee and the Board of Directors did not consider net book value a material indicator of our value because it is merely indicative of historical costs.  In addition, while TM Capital considered a liquidation analysis, based upon an analysis of the potential value that might be realized in the sale of the Company’s properties, the Special Committee and the Board of Directors determined it also had minimal relevance in light of the fact that (i) we will remain as a continuing business, (ii) the Transaction will not result in a change of control of the Company, and (iii) the values set forth in such an analysis could only be realized in a sale of the Company or a sale of all of its properties, which we have no current intention to pursue.

Disadvantages of the Transaction.  The Special Committee and the Board of Directors also considered the disadvantages of the Transaction, including that:

No Participation in Future Growth by Cashed-Out Stockholders.  After the Transaction, Fractional Stockholders will no longer have any ownership interest in us and will no longer participate in our future earnings and growth.

Reduction in Information About the Company.  After completion of the Transaction, we will cease to file annual, quarterly, current, and other reports and documents with the SEC.  While we intend to continue to prepare audited annual financial statements which will be made available to stockholders through our company website, we will not be under any continuing obligation to do so.  We will not be providing periodic reports in the format currently required of us under the provisions of the Exchange Act and, as a result, continuing stockholders will have access to less information about us and our business, operations, and financial performance.

Limited Liquidity.  After the Transaction, our Common Stock may continue to be eligible for quotation in the Pink Sheets.  However, trading opportunities in the Pink Sheets will be dependent upon whether any broker-dealers commit to make a market for our Common Stock.  We cannot guarantee or anticipate whether our Common Stock will be quoted on the Pink Sheets.  In addition, because of the possible limited liquidity for our Common Stock, the suspension of our obligation to publicly disclose financial and other information following the Transaction, and the deregistration of our Common Stock under the Exchange Act, continuing stockholders may potentially experience a significant decrease in the value of their Common Stock.

Limited Oversight.  After completion of the Transaction, we will no longer be subject to the provisions of the Sarbanes-Oxley Act and certain of the liability provisions of the Exchange Act.

Reporting Obligations of Certain Insiders.  Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our Common Stock with the SEC.  In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of short-swing profits provision of the Exchange Act, and persons acquiring 5% of our Common Stock will no longer be required to report their beneficial ownership under the Exchange Act.

Reduced Cash on Hand.  We estimate that the cost of payment to Fractional Stockholders, professional fees, transfer agent costs and other expenses of the Transaction will total approximately $450,000.  As a result, immediately after the Transaction, our cash balances on hand will be reduced by the costs incurred in the Transaction.

Filing Requirements Reinstituted.  The filing of the Form 15 will result in the suspension and not the termination of our filing obligations under the Exchange Act.  This suspension remains in effect so long as we have fewer than 300 stockholders of record.  Thus, subsequent to the time the Form 15 becomes effective, if on the first day of any fiscal year we have more than 300 stockholders, then we must resume reporting pursuant to Section 15(d) of the Exchange Act.

No Appraisal Rights.  Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who dissent from the Transaction.

Firm Offers.  The $1.00 cash out price for Fractional Stockholders is less than the $3.88 per share consideration contemplated in the merger agreement with NWJ dated June 13, 2008.  However, the Special Committee and the Board noted that the agreement with NWJ was entered into more than two years ago and concluded that the amount of proposed merger consideration relative to the $1.00 cash out price for Fractional Stockholders should not be given significant weight as the agreement could not be completed by NWJ as NWJ was not able to secure the financing of the Company’s residential properties required to close the merger with the Company.  Neither the Special Committee nor the Board is aware of any firm offers during the past two years by any unaffiliated person for our merger or consolidation, the sale or other transfer or all or any substantial part of our assets, or a purchase of our shares of Common Stock or other securities that would enable the purchaser to exercise control of the Company.

Reduced Management Incentive.  The lack of liquidity provided by a ready market may result in fewer opportunities to utilize equity-based incentive compensation tools to recruit and retain top executive talent.  Stock options and other equity-based incentives are typically less attractive if they cannot be turned into cash quickly and easily once earned.  The Special Committee and the Board of Directors believe that this is unlikely to have any significant adverse impact on us, since though stock options and other equity-based incentives have been a significant part of our executives’ compensation packages in the past, the relative illiquidity of our shares makes equity-based incentives less attractive to our executives.

Less Attractive Acquisition Currency.  Stock that is registered with the SEC and actively traded on an exchange or automated quotation system is generally a more attractive acquisition currency than unregistered stock, since the acquirer of the publicly traded security has constant access to important information about the publicly traded company, can access the market to sell the stock and can easily determine the value of the stock (i.e., the price to be received upon sale).  An acquirer of illiquid securities of a privately held company must depend on liquidity either via negotiated buy-out or buy-back arrangements, or a liquidity event by the Company that is generally outside of his/her control.  The Special Committee and the Board of Directors recognized that this may not be a significant disadvantage, however, because (i) the relative illiquidity of our shares makes our stock less attractive for larger investors than most publicly traded securities with significant trading volume, and (ii) we have not historically utilized our stock as currency in acquisitions and, given our diminished market capitalization, we do not plan on utilizing our stock in this manner in the future.

Reduced Equity Capital Raising Opportunities.  One of the primary reasons many companies “go public” is to be able to more easily and efficiently access the public capital markets to raise cash.  Similar opportunities are generally less available (without significant expense) to companies that do not have a class of securities registered with the SEC.  Following the Transaction, since we will no longer be registered with the SEC, it will likely be more costly and time consuming for us to raise equity capital from public or private sources.  Again, the Special Committee and the Board of Directors has concluded that this may be of little significance to us since this has not been, and is not expected to be, an action that we would wish to pursue for the foreseeable future.

Loss of Prestige.  Public companies are often viewed by stockholders, employees, investors, customers, vendors and others as more established, reliable and prestigious than privately held companies.  In addition, public companies are often followed by analysts who publish reports on their operations and prospects, and garner more press and media coverage than companies whose securities are not available for purchase by the investing public.  Companies that lose status as a public company may risk losing prestige in the eyes of the public, the investment community and key constituencies.  However, the Special Committee and the Board of Directors felt that this was not a significant factor in considering whether to undertake the Transaction due to the fact that we do not currently enjoy research analyst coverage or similar media attention and a majority of our peers are privately held companies.

Procedural Fairness.  We did not engage an unaffiliated representative to act solely on behalf of our unaffiliated stockholders for the purpose of negotiating the terms of the Transaction or preparing a report covering the fairness of the Transaction. Retaining an unaffiliated representative would be an added expense of the Transaction and we believe would not affect the outcome of the Transaction because a majority vote of the unaffiliated stockholders is not required under Delaware law.  Rather, the Board established the Special Committee to consider and evaluate the advisability of the Reverse Stock Split and the Forward Stock Split that would permit us to deregister our Common Stock with the SEC, the various alternatives to effecting such a transaction, the related advantages and disadvantages to us and our unaffiliated stockholders of each of those alternatives, the fairness of the Consideration Price to both our cashed-out stockholders and unaffiliated continuing stockholders as a result of the Transaction, and to make a recommendation to the full Board concerning the advisability of the Transaction.  The Board believes that the Special Committee, each of whose members is independent under applicable NYSE Amex listing rules and Rule 10A-3(b) under the Exchange Act, was sufficient to protect the interests of unaffiliated stockholders.  In addition, the Special Committee took note of the fact that the interests of unaffiliated stockholders inherently varied depending upon whether any particular unaffiliated stockholder held 500 shares or more or held fewer than 500 shares.  Although there was no third party that acted independently on behalf of the unaffiliated stockholders, the members of the Special Committee reviewed the transaction and made a recommendation regarding the Transaction that they believed to be fair to the unaffiliated stockholders.

The Special Committee and the Board of Directors also noted that this Proxy Statement, along with our other filings with the SEC, provide a great deal of information for unaffiliated stockholders to make an informed decision as to the Transaction, and that no special provision for the review of our files was necessary.  The Special Committee and the Board of Directors noted, though, that subject to certain conditions, Delaware law already provides stockholders with the right to review our books and records.

The Special Committee and the Board of Directors determined not to condition the approval of the Transaction on approval by a majority of unaffiliated stockholders.  The Special Committee and the Board of Directors noted that affiliated and unaffiliated stockholders will be treated equally in the Transaction.  If separate approval of unaffiliated stockholders were required, our affiliated stockholders would receive lesser voting rights than unaffiliated stockholders solely on the basis of their affiliate status even though they will receive no additional benefits or different treatment in the Transaction. Furthermore, a vote of the majority of unaffiliated stockholders is not required under Delaware law. Finally, stockholders can increase, divide, or otherwise adjust their existing holdings at any time prior to the effective date of the Transaction, so as to retain some or all of their shares of Common Stock, or to receive cash for some or all of their shares, as they see fit.

The Board of Directors and our management, as Continuing Stockholders after the Transaction, will be subject to the same consequences of the Transaction as our unaffiliated Continuing Stockholders, including the possible limited liquidity for our Common Stock and potentially experiencing a significant decrease in the value of their Common Stock.  In addition, although we have not yet made any definitive decisions regarding the composition of our Board of Directors following the Transaction, a number of our independent directors may resign from the Board of Directors.  Even if no directors resign from the Board, we may reduce our number of directors following the Transaction.

Recommendation of the Special Committee. Based on the foregoing analyses, including a consideration of the advantages and disadvantages of the Transaction, the Special Committee unanimously determined that the Transaction is procedurally and substantively fair to, and in the best interests of, the Company and its unaffiliated stockholders. As a result, the Special Committee unanimously recommended the Transaction to the full Board and recommends that stockholders vote “FOR” approval of the Transaction.

Recommendation of the Board of Directors.  At a meeting held on December 2, 2010, based on the foregoing analyses, including a consideration of the advantages and disadvantages of the Transaction, the Board of Directors unanimously determined that the Transaction is procedurally and substantively fair to, and in the best interests of, the Company and its unaffiliated stockholders, unanimously approved the Transaction and recommended that you vote “FOR” approval of the Transaction.

Fairness Determination by Sherry Wilzig Izak

Sherry Wilzig Izak, who has been deemed a “filing person” for purposes of Schedule 13E-3, has determined that the Transaction is procedurally and substantively fair to unaffiliated stockholders, including both unaffiliated stockholders who are cashed-out after the Transaction and those who continue as stockholders after the Transaction.  In reaching this determination, Ms. Izak relied upon the factors considered by, and the analyses of, our Board of Directors (including the TM Capital opinion) and adopted such factors and analyses as her own.  See “Special Factors—Fairness of the Offer.”

Alternatives Considered

As stated above in “Special Factors—Background of the Transaction,” the Special Committee and our Board of Directors considered other methods of effecting a transaction to deregister our Common Stock, but ultimately rejected each of these alternatives and determined that the Transaction was preferable to the other alternatives.  There was no consideration of any other alternatives that were not related to deregistration.

When considering the various alternatives to the Transaction, the primary focus was the level of assurance that the selected alternative would result in us having fewer than 300 record owners of our Common Stock, thus allowing us to achieve our objective of terminating registration of our Common Stock under the Exchange Act, the time frame within which such alternative could reasonably be expected to be achieved, again relative to the other alternatives under consideration, as well as the potential costs of the alternative transactions.

Issuer Tender Offer

Under this alternative, we would offer to purchase a set number of shares of our Common Stock according to a specific timetable.  Because of the requirement in an issuer tender offer to treat tendering stockholders ratably, shares would have to be repurchased on a pro rata basis and, as a result, there would be no assurance that enough stockholders would tender all of their shares of our Common Stock to reduce the number of record owners of our Common Stock to fewer than 300. Additionally, the cost of effecting an issuer tender offer would likely be greater than the cost of implementing a reverse and forward stock split since partial tenders by larger holders would require payment for tendered shares without reducing the number of record holders. If the number of record holders remained in excess of 300, we would have to resort to a reverse stock split to eliminate additional record holders.  In light of the indeterminate number of shares necessary to accomplish the objective of a deregistration transaction under this alternative, the cost of doing so was determined to be too uncertain and most likely significantly in excess of the cost associated with the Transaction.

Odd Lot Tender Offer

Unlike a traditional issuer tender offer, an odd lot tender offer would be offered only to stockholders owning a set number (or fewer) shares of our Common Stock.  Because the tender of shares would be at the option of the stockholder, there could be no assurance that enough stockholders would participate so as to reduce the number of record holders to fewer than 300.  While the time frame for completing an odd lot tender offer is shorter than the period of time involved in accomplishing a reverse and forward stock split and could be less expensive, our Board of Directors opted for the Transaction because of the lack of assurance that an odd lot tender offer would produce the intended result.

Purchase of Shares on the Open Market

We have the ability to make periodic repurchases of our Common Stock in the open market.  However, this alternative would take an extended amount of time to complete, and, as it would be voluntary, there would be no assurance of acquiring sufficient shares to reduce the number of record holders to fewer than 300.  The cost of such a method would also be undeterminable.  Also, because many registered shareholders who own small numbers of shares do not hold their shares in brokerage accounts, open market purchase efforts are ineffective in reaching such shareholders.

For the reasons discussed above, our Board of Directors unanimously agreed that the Transaction was the most expeditious and economical way of undertaking a deregistration transaction.

Effects of the Transaction

Generally

The Board of Directors is soliciting stockholder approval for the Transaction.  If approved by the stockholders and implemented by the Board of Directors, the Transaction will become effective on such date as may be determined by our Board of Directors.

At the meeting, stockholders are being asked to consider and vote upon proposals to amend our Certificate of Incorporation to effect the Reverse Stock Split and the Forward Stock Split.  Copies of the proposed amendments to our Certificate of Incorporation for the Reverse Stock Split and the Forward Stock Split are attached as Annexes A and B, respectively.  Although both the Reverse Stock Split and the Forward Stock Split will be voted on separately, the Company will not effect either the Reverse Stock Split or the Forward Stock Split unless both are approved by the Company’s stockholders.

If the Transaction is completed, the following will occur:

•
Each share of Common Stock held of record by a stockholder owning fewer than 500 shares immediately prior to the effective time of the Reverse Stock Split will be converted into the right to receive $1.00 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share.

•
Each share of Common Stock held by a stockholder of record owning 500 shares or more immediately prior to the effective time of the Reverse Stock Split will continue to represent one share of Common Stock after completion of the Transaction.

•
We expect to have fewer than 300 record holders of Common Stock following the Transaction and, therefore, to be eligible to terminate registration of our Common Stock with the SEC, which would suspend our obligation to continue filing annual and periodic reports and other filings required under the federal

·	securities laws that are applicable to public companies and eliminate most of the expenses related to the disclosure, reporting and compliance requirements of the Sarbanes-Oxley Act.
•

The Board of Directors anticipates that we will continue to have our Common Stock quoted on the Pink Sheets; however, liquidity is likely to be limited due to the fact that we will no longer file the reports required by the Exchange Act.

Effects on the Company

Upon completion of the Transaction, it is anticipated that we will have fewer than 300 stockholders and will therefore be eligible to terminate the registration of our Common Stock with the SEC and become a private company.  In determining whether the number of our stockholders of record falls below 300 as a result of the Transaction, we will count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act.  Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including us, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers.  However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions.  Rather, Cede & Co.’s and these depositories’ accounts are treated as the record holders of our shares.  Based on information available to us as of the Record Date, we expect that as a result of the Transaction the number of our stockholders of record would be reduced to approximately 217.

The registration of our Common Stock may be terminated upon application by us to the SEC if there are fewer than 300 holders of record of our Common Stock.  We will be required to terminate our registration under the applicable provisions of the Exchange Act.  Accordingly, we will file with the SEC a Form 15 certifying that we have less than 300 stockholders of record.  Our obligation to file periodic and current reports as a result of our Common Stock’s registration under the applicable provisions of the Exchange Act will be suspended immediately upon the filing of the Form 15 with the SEC.  After the 90-day waiting period following the filing of the Form 15:

•	our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act also will be suspended;

•
our executive officers, directors and 10% stockholders no longer will be required to file reports relating to their transactions in our Common Stock with the SEC and no longer will be subject to the recovery of short-swing profits provisions of the Exchange Act; and

•	persons acquiring more than 5% of our Common Stock no longer will be required to report their beneficial ownership under the Exchange Act.

However, following the filing of the Form 15 with the SEC, if on the first day of any fiscal year we have more than 300 stockholders of record we once again will become subject to the reporting requirements of the Exchange Act.  We will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

We anticipate that following the Transaction we will continue to operate as we have done prior to the Transaction.  It is anticipated that the same officers and directors will continue in their roles as officers and directors, and we do not anticipate any significant corporate events in the near future.

The Transaction is estimated to result in the retirement of approximately 204,357 shares at a cost of $1.00 per share.  Including expenses for the Transaction, the Company estimates that the total cost of the Transaction to us, including fees and expenses for the various legal and financial advisers, will be approximately $450,000.  Our cash balance will be reduced accordingly.  The consideration to be paid to Fractional Stockholders and the other costs of the Transaction will be paid from cash on hand.  See “Special Factors—Source of Funds and Expenses.”

Our Common Stock is currently quoted on the OTC Bulletin Board and Pink OTC Markets’ OTCQB and we expect that after the transaction our Common Stock will trade on either the Pink Sheets – Limited Information Tier or the Pink Sheets – No Information Tier.  The resulting lack of public information concerning the Company, however, will likely reduce the liquidity of our Common Stock.  It is expected that any trading in our Common Stock after the transaction will only occur on the Pink Sheets or in privately negotiated sales.  The Pink Sheets is maintained by Pink Sheets OTC Markets, Inc., a quotation service that collects and publishes market maker quotes for over-the-counter securities.  The Pink Sheets is not a stock exchange or a regulated entity.  Price quotations are provided by over-the-counter market makers and company information is provided by the over-the-counter companies.  There is no assurance that there will be any Pink Sheets quotations after the Transaction or that, if such quotations begin, they will continue for any length of time.

Effects on the Cashed-Out Stockholders

Stockholders holding fewer than 500 shares of Common Stock immediately prior to the effective time of the Transaction will cease to be stockholders of us.  They will lose all rights associated with being a stockholder of us, such as the rights to attend and vote at stockholder meetings and receive dividends and distributions.  These stockholders will receive the right to be paid $1.00 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, for each share of Common Stock owned immediately prior to the Reverse Stock Split.  Such stockholders will be liable for any applicable taxes, but will not be required to pay brokerage fees or service charges.  Promptly after the effective time of the Transaction, we will send a transmittal letter explaining to such stockholders how they can surrender their share certificates in exchange for cash payment.  The length of time between the effective time of the Transaction and the date on which Fractional Stockholders will receive their cash will depend, in part, on the amount of time taken by each Fractional Stockholder to return his or her stock certificates with a properly completed letter of transmittal.  No cash payment will be made to any Fractional Stockholder until he or she has surrendered his or her outstanding certificate(s), together with the letter of transmittal, in accordance with the terms of the letter of transmittal.  Following the surrender of share certificates in accordance with the terms of the letter of transmittal, Fractional Stockholders should receive their cash payments promptly.  No interest will be paid on the cash payment at any time.

If a stockholder owns fewer than 500 shares of our Common Stock before the Transaction, the only way the stockholder can continue to be our stockholder after the Transaction is to acquire, prior to the effective time of the Transaction, sufficient additional shares to cause such stockholder to own a minimum of 500 shares at the effective time of the Transaction.  However, given the historically limited liquidity in our stock, we cannot assure you that any shares will be available for purchase and thus there can be no assurance that a stockholder will be able to acquire sufficient shares to meet or exceed the required 500 shares.  In such an instance, the stockholder would no longer remain a stockholder after the effective time of the Transaction.

The number of shares held by a stockholder of record in two or more separate but identical record holder accounts will be combined to determine the number of shares of our Common Stock owned by that holder and, accordingly, whether the holder will be a cashed-out stockholder or a continuing stockholder.  Shares held by record holders in joint accounts, such as by a husband and wife, and shares held in similar capacities will be treated separately, and will not be combined with individual accounts in determining whether a holder will be a cashed-out stockholder or a continuing stockholder.  We intend to treat stockholders holding our Common Stock in street name in the same manner as record holders.  Prior to the effective date of the Transaction, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our Common Stock in “street name,” ask them to provide us with information on how many fractional shares will be cashed-out, and request that they effect the Transaction for their beneficial holders.  However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Transaction.  As a result, a stockholder owning 500 or more shares of Common Stock may nevertheless have those shares cashed-out if the stockholder holds shares in a combination of street name accounts and record holder accounts, or holds shares in separate accounts in several brokerage firms.  If you are in this situation and desire to remain one of our stockholders after the Transaction, you may consolidate your holdings into one brokerage account or record holder account prior to the effective date of the Transaction. Conversely, if you hold an account with less than 500 shares in street name and want to ensure that your shares are cashed-out, you may want to change the manner in which your shares are held from street name into a record holder account in your own name so that you will be a record owner of the shares.

Fractional Stockholders will have no further opportunity to share in our assets, earnings or profits following the effective time of the Transaction.  It will not be possible for Fractional Stockholders to reacquire an equity interest in the Company unless they purchase an interest from a remaining stockholder following the Transaction and there can be no assurance that such shares will be available for purchase following the Transaction.

Effects on the Unaffiliated Remaining Stockholders

Stockholders holding 500 or more shares of Common Stock immediately prior to the effective time of the Transaction will continue to be stockholders of us, will receive no cash in the transaction and, following the Transaction, will hold the same number of shares as they held prior to the Transaction.

Stockholders who continue as stockholders of the Company after the Transaction are likely to experience reduced liquidity of their shares of Common Stock.  We anticipate that our Common Stock will continue to be quoted on the Pink Sheets and, as such, we anticipate that information relating to the trading of our Common Stock will be published in the Pink Sheets, but there can be no assurance of any trading in, or market for, our Common Stock.

Stockholders who continue as stockholders of us after the Transaction will not receive or have access to the same financial and other business information about us that they would if we continued to make public disclosures pursuant to the Exchange Act.  Following the transaction, however, stockholders will continue to have the right, upon written request to us, to receive certain information in appropriate circumstances, to the extent provided by the Delaware General Corporation Law, including, for example, the right to view and copy our stock ledger, a list of our stockholders and other books and records, provided that the requesting party is a stockholder, makes the request in the form required by statute, and does so for a proper purpose.

Our Board of Directors also believes that, following the transaction, the remaining stockholders will benefit from the savings in direct and indirect operating costs to the Company resulting from us no longer being required to maintain our public company status.  Our direct, out-of-pocket costs resulting from our reporting and other obligations under the Exchange Act and the Sarbanes-Oxley Act were approximately $840,000 in fiscal year 2009 and we expect these costs to be a minimum of approximately $657,000 in fiscal year 2010 if we do not complete the Transaction.  As we noted above, we ultimately expect to realize these recurring annual costs as savings as a result of the Transaction,.  Our continuing stockholders, including our unaffiliated stockholders, will be the beneficiaries of these savings.  See “Special Factors—Purposes of and Reasons for the Transaction.”  Remaining stockholders will have the opportunity to participate in our future growth and earnings as we go forward as a more streamlined entity without the costs of compliance with SEC reporting requirements.

Effects on the Affiliated Remaining Stockholders

Our affiliates, consisting of directors, executive officers and 10% stockholders, will participate in the Transaction to the same extent as non-affiliates.

Upon the effectiveness of the Transaction, the aggregate number of shares of our Common Stock owned by our directors, executive officers and 10% stockholders will remain the same and the ownership percentage of the shares of our Common Stock held by our directors and executive officers and 10% stockholders will increase by approximately 2.9% from 61.3% to 64.2% as a result of the reduction of the number of shares of our Common Stock outstanding.  The increase in the ownership percentage of our shares of Common Stock held by our directors, executive officers and 10% stockholders and the reduction in the number of shares outstanding following the completion of the Transaction is based on record holder information that we received as of November 10, 2010 from our transfer agent, Continental Stock Transfer & Trust Company, as to our record holders, and information we have received regarding the holdings of beneficial owners of our Common Stock held in street name.  The number of shares to be cashed-out in the Transaction may vary from the estimate above, and the ownership percentage of our shares of Common Stock held by our directors, executive officers and 10% stockholders and the ownership percentage of the continuing stockholders after the Transaction will proportionally increase or decrease as a result of purchases, sales and other transfers of our shares of Common Stock by our stockholders prior to the effective time of the Transaction, and depending on the number of street name shares that are actually cashed-out in the Transaction.  Like all other remaining stockholders, these affiliates also are likely to experience reduced liquidity of their shares of Common Stock.

Our direct, out-of-pocket costs resulting from our reporting and other obligations under the Exchange Act and the Sarbanes-Oxley Act were approximately $1,135,000 in fiscal year 2009 and we expect these costs to be approximately $971,000 in fiscal year 2010 if we do not complete the Transaction.  As we noted above, we ultimately expect to realize recurring annual cost savings in excess of $657,000 as a result of the Transaction.  Our continuing stockholders, including our affiliated stockholders, will be the beneficiaries of these savings.  See “Special Factors—Purposes of and Reasons for the Transaction.”  Remaining stockholders will have the opportunity to participate in our future growth and earnings as we go forward as a more streamlined entity without the costs of compliance with SEC reporting requirements.

Our executive officers and directors are expected to retain their respective positions with us following the transaction.  In addition, our directors and executive officers and 10% stockholders may have interests in the Transaction that are different from your interests as a stockholder, and have relationships that may present conflicts of interest, including holding options to purchase shares of our Common Stock that will remain outstanding following the Transaction and will not be affected by the Transaction.  See “Special Factors—Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons.”

Opinion of TM Capital

The Special Committee engaged TM Capital to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Fractional Stockholders pursuant to the Transaction.  TM Capital, a New York, Boston and Atlanta based investment and merchant banking firm, served as financial advisor to the Special Committee. As part of its investment and merchant banking business, TM Capital is regularly engaged in performing financial analyses with regard to businesses and their securities in connection with mergers and acquisitions, financings, restructurings, principal investments, valuations, fairness opinions and other financial advisory services. Since its founding in 1989, the firm has assisted numerous special committees and boards of directors of public and private companies in reviewing various transactions and opining as to the fairness of such transactions to certain constituents from a financial point of view.

On December 2, 2010, TM Capital rendered its oral opinion to the Special Committee and to our board of directors, which was subsequently confirmed in a written opinion, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of December 2, 2010, the consideration to be received by the Fractional Stockholders pursuant to the Transaction was fair, from a financial point of view, to such holders.

The full text of the written opinion of TM Capital, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the review undertaken in rendering the opinion, is attached as Annex C to this Proxy Statement. Stockholders are urged to read the opinion carefully and in its entirety.

The opinion of TM Capital is directed to the Special Committee and addresses only the fairness, from a financial point of view, of the consideration to be received by the Fractional Stockholders pursuant to the Transaction. The opinion of TM Capital is not a recommendation as to how the board of directors, any stockholder or any other person or entity should vote or act with respect to any matters relating to the Transaction. Further, the TM Capital opinion does not in any manner address our underlying business decision to pursue the Transaction or the relative merits of the Transaction as compared to any alternative business transaction or strategy. The decision as to whether to approve the Transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion of TM Capital is based.

The following is a summary of the material analyses performed by TM Capital in connection with rendering its opinion. TM Capital noted that the basis and methodology for the opinion have been designed specifically for this purpose and may not translate to any other purposes. While this summary describes the analyses and factors that TM Capital deemed material in its presentation and opinion to the Special Committee, it does not purport to be a comprehensive description of all analyses and factors considered by TM Capital. The opinion is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the opinion of TM Capital.

In arriving at its opinion, TM Capital did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TM Capital in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by it. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TM Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TM Capital, therefore, is based on the application of its own experience and judgment to all analyses and factors considered by it, taken as a whole.

In connection with preparing its opinion, TM Capital made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances, including, but not limited to, the following:

•	a review of the following documents:

•	the Company’s Annual Reports on Form 10-K and related financial information for the years ended December 31, 2005 through December 31, 2009;

•	the Company’s Quarterly Reports on Form 10-Q and the related unaudited financial information for the periods ended March 31, June 30 and September 30, 2010;

•	the Proxy Statement on Schedule 14A for the Company’s Annual Meeting of Stockholders held on December 29, 2009;

•	a draft of the Company’s proxy statement prepared in connection with the Transaction;

•
certain information, including historical financial data and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to TM Capital by the Company or publicly available;

•	conducted discussions with members of senior management of the Company concerning its business and prospects;

•	reviewed the historical market prices and trading activity of the Company’s common stock;

•	compared certain financial and market information for the Company with that of selected publicly traded companies which TM Capital deemed to be relevant;

•	compared the financial terms of the Transaction with those of certain other transactions which TM Capital deemed to be relevant;

•	reviewed a property valuation analysis of the Company prepared with the assistance of management; and

•
reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as TM Capital deemed necessary, including its assessment of general economic, market and monetary conditions.

In its review and analysis, and in arriving at its opinion, TM Capital:

•	relied on the accuracy and completeness of all information supplied or otherwise made available to it by the Company;

•	relied upon assurances of the management of the Company that it is unaware of any facts that would make the information provided incomplete or misleading;

•	did not make any independent appraisal of the assets or liabilities of the Company;

•
assumed that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements of the Company or have otherwise been disclosed by management; and

•	relied on management’s confirmation that there is no current intention to pursue a sale of the Company or any of the Company’s continuing properties.

TM Capital prepared its opinion as of December 2, 2010. The opinion was necessarily based upon market, economic, financial, and other conditions as they existed and could be evaluated as of such date, and TM Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion coming or brought to the attention of TM Capital after the date of the TM Capital opinion.

Summary of Financial Analyses by TM Capital

The following is a summary of the material financial analyses used by TM Capital in connection with providing its opinion to our board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by TM Capital, the tables must be read together with the text of each summary. The tables do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying TM Capital’s opinion.

Comparable Public Company Analysis

In order to assess how the public market values companies with similar characteristics to the Company, TM Capital reviewed and compared specific financial and operating data relating to the Company with the following ten selected, publicly-traded, companies that TM Capital deemed appropriate:

•	Apartment Investment & Management Co.

•	Associated Estates Realty Corp.

•	BRE Properties Inc.

•	Essex Property Trust Inc.

•	First Real Estate Investment Trust of NJ

•	Home Properties Inc.

•	Mid-America Apartment Communities Inc.

•	New England Realty Associates LP

•	NTS Realty Holdings LP

•	Post Properties Inc.

TM Capital chose these companies based on their general similarity to the Company, noting however that many of these companies are significantly larger than the Company. These public companies were selected because they are all primarily real estate holding and operating companies or real estate investment trusts primarily focused on multifamily housing.  Due to the inherent differences between the business, operations and prospects of the Company and the business, operations and prospects of each of the companies included in the analysis, TM Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the Comparable Public Company Analysis. Accordingly, TM Capital also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the companies included in the Comparable Public Company Analysis that would affect the public trading values of each. TM Capital used publicly-available historical financial data. TM Capital reviewed multiples of enterprise value to adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") and Net Operating Income (“NOI”).

The following table shows for the comparable publicly traded companies and the Company (based upon the Transaction) their enterprise value and the multiples of their enterprise value to:

•	Latest twelve month (“LTM”) EBITDA

•	Historical average EBITDA (for the LTM plus the latest three fiscal years)

•	Latest twelve month (“LTM”) NOI

•	Historical average NOI (for the LTM plus the latest three fiscal years)

(USD in millions)		Enterprise Value to EBITDA Multiple(1)				Enterprise Value to NOI Multiple
Company	Enterprise Value	LTM		Historical Average		LTM		Historical Average
Apartment Investment & Management Co.	$9,146	15.9	x	16.3	x	15.0	x	15.6	x
Associated Estates Realty Corp.	$1,172	19.8	x	20.4	x	15.8	x	16.6	x
BRE Properties Inc.	$4,601	21.0	x	21.1	x	19.1	x	18.3	x
Essex Property Trust Inc.	$5,797	20.8	x	21.0	x	22.3	x	22.2	x
First Real Estate Investment Trust of New Jersey	$324	13.5	x	13.6	x	13.0	x	13.2	x
Home Properties Inc.	$4,798	17.6	x	18.2	x	16.2	x	16.6	x
Mid-America Apartment Communities Inc.	$3,625	18.5	x	19.2	x	18.8	x	19.5	x
New England Realty Associates LP	$228	13.9	x	14.0	x	21.2	x	22.6	x
NTS Realty Holdings LP	$272	14.2	x	15.2	x	14.9	x	16.2	x
Post Properties Inc.	$2,657	20.4	x	20.8	x	18.0	x	18.3	x

Median	$3,141	18.1	x	18.7	x	17.1	x	17.5	x

Wilshire Enterprises, Inc.(2)	$28.7	35.3	x	37.9	x	9.8	x	8.9	x
_______________
Source: Capital IQ and company filings

Enterprise Value as of November 29, 2010

(1) EBITDA is adjusted for non-recurring and unusual items

(2) Based on the Transaction price of $1.00 per share

TM Capital also noted the fact that all of the comparable publicly traded companies pay a dividend with yields ranging from 1.7% to 7.2%, while the Company pays no dividend to its shareholders.  Furthermore, TM Capital also noted the fact that, on average, since January of 2007, the Company has traded at a 33% discount on an NOI multiple basis to the comparable publicly traded companies, which may be attributed to the Company’s smaller size, relatively higher level of general and administrative expenses and lack of dividend payments.

Comparable Transactions Analysis

TM Capital analyzed 19 historical reverse / forward stock split transactions announced by publicly traded companies from January 2007 to November 2010.  TM Capital selected these transactions based on the following criteria: (i) market capitalization one day prior to the announcement of a transaction greater than $1 million; (ii) headquartered in the United States; (iii) traded in the United States; (iv) announced a reverse stock split immediately followed by a forward stock split; (v) purpose of the stock split was to reduce the number of stockholders of records to under 300 in order to terminate its public company reporting status and “go dark”; and (vi) a purchase price for fractional shareholders of greater than $0.25.  TM Capital selected the transactions used in the Comparable Transactions Analysis based on their general similarity to the Transaction.  The companies included in this analysis were:

•	EDCI Holdings Inc

•	Green Builders Inc

•	Gander Mountain Co

•	Boss Holdings Inc

•	Zareba Systems Inc

•	Vivid Learning Systems Inc

•	Cuisine Solutions Inc

•	CallWave Inc

•	New Horizons Worldwide Inc

•	Grill Concepts Inc

•	Renegy Holdings Inc

•	Entrx Corp

•	China Direct Industries Inc

•	Computer Horizons Corp

•	Jaclyn Inc

•	MedAire Inc

•	Lazare Kaplan International Inc

•	Harold’s Stores Inc

•	BNS Holding Inc

The following table shows the premiums to market price offered in the Comparable Transactions and pursuant to the Transaction.

	%Premium / (Discount) vs. Stock Price Prior to Announcement of Intention of Transaction
	1 Day	7 Day	30 Day	60 Day	90 Day	120 Day
High	233.3%	233.3%	300.0%	215.8%	172.7%	244.4%
Median	35.2%	38.6%	50.0%	32.4%	34.6%	25.0%
Low	(9.1%)	(9.1%)	(22.4%)	(30.5%)	(57.2%)	(69.5%)

Wilshire Enterprises, Inc.(1)	185.7%	150.0%	185.7%	170.3%	122.2%	66.7%
_______________
Note: Stock split and pricing data per Capital IQ and Bloomberg.

Excludes utilities, financials and special purpose acquisition corporations.

(1) Prior date data calculated from November 29, 2010

Discounted Cash Flow Analysis

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

TM Capital performed a discounted cash flow analysis by adding (1) the present value of projected “free cash flows” for the Company for the fiscal years 2011 through 2014 to (2) the present value of the “terminal value” for the Company as of December 31, 2014. “Free cash flow” is defined as cash that is available to either reinvest or to distribute to security holders and “terminal value” refers to the value of all future cash flows from an asset at a particular point in time. The projected free cash flows that TM Capital used in its analysis were based on financial projections and estimates prepared by the management of the Company.

In preparing its discounted cash flow analysis, TM Capital calculated a terminal value for the Company by applying a capitalization rate of 8.0%, 8.5% and 9.0% to the projected 2014 NOI. The capitalization rates utilized by TM Capital were derived based upon regional and national capitalization rates as provided in the PricewaterhouseCoopers Korpacz Real Estate Survey, Third Quarter 2010 and adjusted based on TM Capital’s assessment of the location and condition of the Company’s properties.  TM Capital discounted the projected free cash flows and the terminal value of the Company using discount rates of 12.0%, 13.0% and 14.0%.  These discount rates were determined based on the weighted average cost of capital of the comparable publicly traded companies, as provided by Bloomberg, plus an adjustment factor of approximately 5.0% to reflect the Company’s smaller size and limited liquidity.

The discounted cash flow analysis indicated a range of per share present values for the Company’s common stock of ($0.45) to $0.64, as summarized in the table below.

	Implied Price Per Share
	Cap Rate for NOI
Discount Rate*	9.0%	8.5%	8.0%
12.0%	$(0.06)	$0.27	$0.64
13.0%	$(0.26)	$0.06	$0.41
14.0%	$(0.45)	$(0.15)	$0.19
*Per Bloomberg, weighted average cost of capital of publicly traded comparable companies was 7.79%, adjusted upwards by approximately 5% to reflect the Company’s smaller size and limited liquidity

Property Sale Analysis

Management of the Company prepared an analysis of the potential value that might be realized in the sale of the Company’s properties.  Such analysis was not based upon third party appraisals of properties or other assets, and do not constitute appraisals.  Following is a summary of the Property Sale Analysis.

($ and shares in thousands, except per share amounts)
	Valuation Range
	Low	High
Continuing Properties	$32,965	$37,143
Discontinued Properties (1)	3,300	5,000
Total Properties	$36,265	$42,143

Less:
Disposition Costs (2)	$1,451	$1,686
Taxes (3)	4,926	7,183
Debt	27,587	27,587
Plus: Cash & Equivalents	3,045	3,045
Net Proceeds to Equity	5,347	8,732
Present Value Discount (4)	14.0%	12.0%
Adjusted Net Proceeds to Equity	$4,690	$7,797

Shares Outstanding	4,141	4,141
Implied Price Per Share	$1.13	$1.88

Note: Liquidation of other assets and liabilities not included in this analysis as the net effect is expected to be immaterial

(1) Liquidation estimates per management guidance

(2) Assumes disposition costs of 4.0%

(3) Assumes a tax basis of $22.5 million and a 40% tax rate

(4) Assumes properties will be sold within one year.  For a discussion of assumed cost of capital see discounted cash flow analysis.

The values set forth in the Discounted Cash Flow analysis and the Property Sale analysis could only be realized in a sale of the Company or a sale of all of its properties.  Management has confirmed to TM Capital that it has no current intention to pursue a sale of the Company or any of the Company’s continuing properties.

Summary of Analyses

TM Capital performed a summary analysis applying a selected range of results of each valuation methodology to the Company’s results, and compared this with the amount of consideration to be paid pursuant to the Transaction.

($ in millions, except per share amounts)
	Wilshire Enterprises Statistic	Low		Mid		High
Selected Public Companies Analysis:
LTM EBITDA Multiple		13.0	x	15.0	x	17.0	x
Implied Enterprise Value - LTM EBITDA	$0.8	$10.6		$12.2		$13.8
Less: Net Debt		24.5		24.5		24.5
Equity Value		(14.0)		(12.4)		(10.7)
Implied Price Per Share		$(3.38)		$(2.99)		$(2.59)
Historical Average EBITDA Multiple		14.0	x	16.0	x	18.0	x
Implied Enterprise Value - Historical Average EBITDA	$0.8	$10.6		$12.1		$13.6
Less: Net Debt		24.5		24.5		24.5
Equity Value		(14.0)		(12.4)		(10.9)
Implied Price Per Share		$(3.37)		$(3.01)		$(2.64)
LTM NOI Multiple(1)		8.5	x	9.5	x	10.5	x
Implied Enterprise Value - LTM NOI	$2.9	$24.9		$27.9		$30.8
Less: Net Debt		24.5		24.5		24.5
Equity Value		0.4		3.3		6.3
Implied Price Per Share		$0.10		$0.81		$1.52
Historical Average NOI Multiple		8.5	x	9.5	x	10.5	x
Implied Enterprise Value - Historical Average NOI	$3.2	$27.3		$30.6		$33.8
Less: Net Debt		24.5		24.5		24.5
Equity Value		2.8		6.0		9.2
Implied Price Per Share		$0.68		$1.45		$2.23
Comparable “Go Dark” Transactions:
1 Day Premium		(9.1%)		35.2%		233.3%
7 Day Premium		(9.1%)		38.6%		233.3%
30 Day Premium		(22.4%)		50.0%		300.0%
60 Day Premium		(30.5%)		32.4%		215.8%
90 Day Premium		(57.2%)		34.6%		172.7%
120 Day Premium		(69.5%)		25.0%		244.4%

Relevant Statistic(2)		(26.5%)		34.9%		233.3%
Implied Price Per Share(3)		$0.26		$0.47		$1.17
Discounted Cash Flow Analysis:		Implied Price Per Share
		Cap Rate for NOI
	Discount Rate	9.0%		8.5%		8.0%
	12.0%	$(0.06)		$0.27		$0.64
	13.0%	$(0.26)		$0.06		$0.41
	14.0%	$(0.45)		$(0.15)		$0.19
Property Sale Analysis
Implied Price Per Share		$1.13		$1.51		$1.88

(1) LTM and Historical Average NOI multiples discounted by approximately 33%, an adjustment which TM Capital believed appropriate to reflect Wilshire’s smaller size, relatively higher level of general and administrative expenses and lack of dividend payments

(2) Based on the median of premiums shown

(3) Based on the closing share price of $0.35 as of November 29, 2010

The $1.00 per share cash consideration to be paid to the Fractional Stockholders pursuant to the Transaction was above the values indicated by the LTM EBITDA, Historical Average EBITDA and Discounted Cash Flow analyses; within the range indicated by the LTM NOI, Historical Average NOI and Comparable Transaction analyses; and below the value indicated by the Property Sale analysis.

Based on the information and analyses set forth above, TM Capital delivered its written opinion to the Special Committee and to our board of directors, which stated that, as of December 2, 2010, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be received by Fractional Stockholders pursuant to the Transaction is fair to such holders from a financial point of view.

Fees and Expenses

The TM Capital engagement letter with us, dated November 11, 2010, provides that, for its services, TM Capital is entitled to receive from us a fee of $50,000, which was paid as follows: $25,000 non-refundable retainer upon execution of the engagement letter and $25,000 upon TM Capital’s delivery of their opinion. No portion of the fee paid to TM Capital was contingent upon the consummation of the Transaction. The engagement letter also provides that TM Capital will be paid additional fees at its standard hourly rates for any time incurred should TM Capital be called upon to support its findings subsequent to the delivery of the opinion. In addition, we have agreed to reimburse TM Capital for its reasonable out-of-pocket expenses and to indemnify TM Capital and certain related persons against liabilities arising out of TM Capital’s services as a financial advisor to our board of directors.

TM Capital Corp. previously served as financial advisor to our board of directors, and rendered a fairness opinion in connection with our self-tender offer in which we offered to purchase shares of our common stock at a price of $2.00 in cash per share.  The fairness opinion was rendered to our board of directors on August 7, 2009.  TM Capital Corp. received fees in connection with such services. TM Capital may provide valuation and financial advisory services to us or our board of directors (or any committee thereof) in the future.

Conduct of Our Business After the Transaction

Except as described in this Proxy Statement, neither we nor our management have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, a sale or transfer of any material amount of our assets, a change in management, a material change in our indebtedness or capitalization, or any other material change in our corporate structure or business.  We expect to conduct our business and operations after the effective date of the Transaction in substantially the same manner as currently conducted.  Except as described in this Proxy Statement with respect to the use of funds to finance the Transaction and related costs and our plans to deregister our Common Stock under the Exchange Act, the Transaction is not anticipated to have a material effect upon the conduct of our business.  We intend, however, to continue to evaluate and review our businesses, properties, management and other personnel, corporate structure, capitalization and other aspects of our operations in the same manner as we historically have from time to time, and to make such changes as we consider appropriate.  We also intend to continue to explore from time to time acquisitions and other business opportunities to expand or strengthen our businesses, as we have done in the past.  In that regard, we may review proposals or may propose the acquisition or disposition of assets or other changes in our business, corporate structure, capitalization, management or other changes that we then consider to be in our best interests and in the best interests of continuing stockholders after the Transaction.  There are currently no plans to enter into any proposals or agreements that require stockholder approval.  In addition, our executive officers and directors are expected to retain their respective positions with us following the transaction.

Material U.S. Federal Income Tax Consequences of the Transaction

The following is a summary of the material U.S. federal income tax consequences of the Transaction to the Company and its stockholders.  This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described herein, possibly on a retroactive basis.  This summary only addresses holders who hold their Common Stock as a capital asset.  This summary does not apply to a holder that is a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, holders that received their Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, persons liable for alternative minimum tax, holders who hold their Common Stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction, or holders whose functional currency is not the U.S. dollar.  In addition, this summary does not address the tax consequences of the Transaction arising under the unearned income Medicare contribution tax or under the laws of any foreign, state or local jurisdiction or any U.S. federal tax consequences other than federal income taxation, including any U.S. federal estate or gift tax consequences.  The discussion below neither binds nor precludes the Internal Revenue Service (the “IRS”) from adopting a position contrary to that expressed below, and the Company cannot assure holders that such a contrary position could not be asserted successfully by the IRS and adopted by a court if the position were litigated.

A “U.S. Holder” is a beneficial owner of Common Stock that, for U.S. federal income tax purposes, is:  (1) a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) a valid election is in effect under applicable Treasury regulations to be treated as a United States person.  A “Non-U.S. Holder” is a beneficial owner of Common Stock other than a U.S. Holder or an entity treated as a partnership for U.S. federal income tax purposes.  If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner with respect to the Transaction generally will depend upon the status of the partner and the activities of the partnership.  Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of the Transaction.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY.  NO RULING FROM THE IRS OR OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION.  ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTION TO SUCH HOLDER.

Tax Consequences of the Transaction to U.S. Holders

Stockholders Not Receiving Cash in the Transaction

A U.S. Holder that does not receive any cash in the Transaction generally should not recognize any gain or loss with respect to the Transaction for U.S. federal income tax purposes, and generally should have the same adjusted tax basis and holding period in its Common Stock as such holder had immediately prior to the Transaction.

Stockholders Receiving Cash in Exchange for Common Stock in the Transaction

A U.S. Holder’s receipt of cash in exchange for Common Stock in the Transaction generally will be a taxable transaction to such holder for U.S. federal income tax purposes.  Under the stock redemption rules of Section 302 of the Code (referred to herein as the “Section 302 tests”), a U.S. Holder’s exchange of Common Stock for cash in the Transaction generally should be treated as a “sale or exchange” of such stock if the exchange (1) results in a “complete termination” of such holder’s interest in us, (2) is “substantially disproportionate” with respect to such holder or (3) is “not essentially equivalent to a dividend” with respect to such holder.  Each of the Section 302 tests is described in more detail below.

In determining whether any of the Section 302 tests is satisfied, a U.S. Holder must take into account both Common Stock actually owned by such holder and any Common Stock considered as owned by such holder by reason of certain constructive ownership rules in the Code.  Under these rules, a U.S. Holder generally will be considered to own Common Stock which such holder has the right to acquire pursuant to the exercise of an option or warrant or by conversion or exchange of a security.  A U.S. Holder generally will also be considered to own Common Stock that is owned (and, in some cases, constructively owned) by some members of such holder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which such holder, a member of such holder’s family or a related entity has an interest.

If any of the Section 302 tests is satisfied with respect to a U.S. Holder, and an exchange of Common Stock for cash is therefore treated as a sale or exchange for U.S. federal income tax purposes, such holder generally should recognize gain or loss equal to the difference between the amount of cash received by such holder and such holder’s adjusted tax basis in the Common Stock exchanged in the Transaction.  Gain or loss must be calculated separately with respect to each block of shares of Common Stock exchanged in the Transaction.  Any gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the relevant shares of Common Stock have been held for more than one year on the date of the Transaction.  Long-term capital gain of a non-corporate U.S. Holder that is recognized in a taxable year beginning before January 1, 2011 generally is taxed at a maximum 15% rate.  Certain limitations apply to the deductibility of capital losses.

Conversely, if none of the Section 302 tests is satisfied with respect to a U.S. Holder, such holder generally should be treated as having received a distribution from us in an amount equal to the cash received by such holder in the Transaction.  We cannot determine prior to the consummation of the Transaction the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend for U.S. federal income tax purposes.  To the extent that the amount of a distribution received by a U.S. Holder with respect to the Transaction exceeds such holder’s share of our current and accumulated earnings and profits, the excess generally should be treated as a tax-free return of capital to the extent of such holder’s adjusted tax basis in the Common Stock exchanged in the Transaction and any remainder generally should be treated as capital gain from the sale or exchange of the Common Stock.  If certain holding period and other requirements are satisfied, dividends paid to a non-corporate U.S. Holder in taxable years beginning before January 1, 2011 generally are taxed at a maximum 15% rate.  To the extent that a U.S. Holder’s exchange of Common Stock for cash in the Transaction is treated as a dividend, such holder’s adjusted tax basis in the Common Stock exchanged therefor generally should be added to the tax basis of any Common Stock retained by such holder.

A corporate U.S. Holder that does not satisfy any of the Section 302 tests and is treated for U.S. federal income tax purposes as receiving a dividend in the Transaction may be eligible for the dividends received deduction, subject to certain limitations.  In addition, any amount received by a corporate U.S. Holder that is treated as a dividend for U.S. federal income tax purposes generally will constitute an “extraordinary dividend” under Section 1059 of the Code, and result in the reduction of tax basis in such holder’s Common Stock or in gain recognition to such holder in an amount equal to the non-taxed portion of the dividend.  Each corporate stockholder is urged to consult its own tax advisor as to the tax consequences of dividend treatment to such holder with respect to its receipt of cash in the Transaction.

Section 302 Tests

A U.S. Holder’s exchange of Common Stock for cash in the Transaction must satisfy one of the following tests to be treated as a sale or exchange for U.S. federal income tax purposes:

•
Complete Termination.  A U.S. Holder’s exchange of Common Stock for cash in the Transaction generally will result in a “complete termination” of such holder’s interest in us if, in connection with the Transaction, either (i) all of the Common Stock actually and constructively owned by such holder is exchanged for cash, or (ii) all of the Common Stock actually owned by such holder is exchanged for cash, and, with respect to constructively owned shares of Common Stock, such holder is eligible to waive (and effectively waives) constructive ownership of all such Common Stock under procedures described in Section 302(c) of the Code.

•
Substantially Disproportionate Redemption.  A U.S. Holder’s exchange of Common Stock for cash in the Transaction generally will be “substantially disproportionate” with respect to such holder if, among other things, immediately after the exchange (i.e., treating all Common Stock exchanged for cash in the Transaction as no longer outstanding), (i) such holder’s percentage ownership of our voting stock is less than 80% of such holder’s percentage ownership of our voting stock immediately before the exchange (i.e., treating all Common Stock exchanged for cash in the Transaction as outstanding), and (ii) such holder owns less than 50% of the total combined voting power of all classes of our stock entitled to vote.  For purposes of these percentage ownership tests, a holder will be considered as owning Common Stock owned directly as well as indirectly through application of the constructive ownership rules described above.

•
Not Essentially Equivalent to a Dividend.  In order for a U.S. Holder’s exchange of Common Stock for cash in the Transaction to qualify as “not essentially equivalent to a dividend,” such holder must experience a “meaningful reduction” in its proportionate interest in us as a result of the exchange, taking into account the constructive ownership rules described above.  Whether a U.S. Holder’s exchange of Common Stock pursuant to the Transaction will result in a “meaningful reduction” of such holder’s proportionate interest in us will depend on such holder’s particular facts and circumstances.  The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder (for example, less than 1%) in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Each stockholder is urged to consult its own tax advisor as to the application of the Section 302 tests to such stockholder under its particular circumstances.

Tax Consequences of the Transaction to Non-U.S. Holders

The U.S. federal income tax rules governing Non-U.S. Holders are complex, and the following is only a limited summary of some general rules applicable to certain Non-U.S. Holders with respect to the Transaction.  Each Non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, local and foreign tax consequences to such holder of the Transaction.

A Non-U.S. Holder that does not receive any cash in the Transaction generally should not recognize any gain or loss with respect to the Transaction for U.S. federal income tax purposes.

A payment to a Non-U.S. Holder in the Transaction that is treated as a dividend to such holder for U.S. federal income tax purposes generally will be subject to U.S. federal income tax withholding at a 30% rate.  If a Non-U.S. Holder’s exchange of Common Stock for cash in the Transaction is treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes, such holder generally should not be subject to U.S. federal income tax on the exchange, unless (1) in the case of a nonresident alien individual, the individual is present in the United States for 183 days or more in the taxable year of the exchanges, and certain other conditions are satisfied, (2) the gain is effectively connected with a U.S. trade or business of such holder, and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by such holder in the United States, or (3) our Common Stock constitutes a “United States real property interest” with respect to such holder by reason of our status as a United States real property holding corporation (a “USRPHC”) within the meaning of Section 897 of the Code and the applicable Treasury regulations at any time within the shorter of the five-year period preceding the Transaction and such holder’s holding period for our Common Stock (the “measurement period”).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the aggregate fair market value of the corporation’s worldwide real property interests and its other assets used or held for use in a trade or business.  We believe that we currently are a USRPHC.  If we are or have been a USRPHC during a Non-U.S. Holder’s measurement period, such holder generally would not be subject to U.S. federal income tax under the USRPHC rules with respect to the Transaction if (1) such holder has been treated for U.S. federal income tax purposes as owning 5% or less of our Common Stock during the measurement period, and (2) our Common Stock is treated as regularly traded on an established securities market for purposes of the USRPHC rules.  It is unclear whether our Common Stock is so treated.  Each Non-U.S. Holder is urged to consult its own tax advisor regarding the consequences of the Transaction to such holder under the USRPHC rules.

A Non-U.S. Holder that is a corporation and whose gain is effectively connected with the conduct of a trade or business within the United States may be subject under certain circumstances to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty).

U.S. Federal Income Tax Withholding Requirements for All Stockholders

The transfer agent generally will withhold U.S. federal income taxes equal to 30% of any gross payments made to a Non-U.S. Holder with respect to the Transaction, provided that, if such holder demonstrates to the transfer agent with a properly completed IRS Form W-8BEN that a reduced rate of U.S. federal income tax withholding, or an exemption from such withholding, would otherwise apply pursuant to an applicable income tax treaty, the withholding rate on the payment to such holder will not be less than 10%, unless the applicable income tax treaty specifies a lower withholding rate with respect to distributions from a USRPHC.

In addition, to prevent backup U.S. federal income tax withholding currently equal to 28% of the gross payments made to a holder in the Transaction, each U.S. Holder who does not otherwise establish an exemption from backup withholding must provide the transfer agent with such holder’s correct taxpayer identification number (“TIN”) or certify that such holder is awaiting a TIN, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal.  Non-U.S. Holders should complete and sign the appropriate IRS Form W-8, a copy of which may be obtained from the transfer agent, in order to avoid backup withholding with respect to payments made to such holders in the Transaction.

Amounts withheld by the transfer agent in connection with the Transaction generally would be creditable against the relevant holder’s U.S. federal income tax liability, and, if in excess thereof, such holder may be able to obtain a refund from the IRS by properly filing a U.S. federal income tax return.

Tax Consequences of the Transaction to the Company

With respect to the Transaction, the Company generally should not recognize any gain or loss for U.S. federal income tax purposes.  Under the Code, an “ownership change” with respect to a corporation can significantly limit the amount of pre-ownership change net operating losses (“NOLs”) and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income.  Very generally, an ownership change occurs if the aggregate stock ownership of holders of at least 5% of a corporation’s stock increases by more than 50 percentage points over the preceding 3-year period.  The Company does not have a material amount of NOLs or other relevant tax assets, as determined for U.S. federal income tax purposes.

Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons

Our directors and executive officers and 10% stockholders may have interests in the Transaction that are different from your interests as a stockholder, and have relationships that may present conflicts of interest.  While our Board of Directors recommends a vote “FOR” the Transaction, to the Company’s knowledge, none of the Company’s affiliates has made a recommendation, in their individual capacities, either in support of or opposed to the Transaction.  Our directors and executive officers have indicated that they intend to vote their shares of our Common Stock (876,257 shares, or approximately 21.2% of our issued and outstanding shares eligible to vote at the Meeting) “FOR” the Transaction.

Upon the effectiveness of the Transaction, the aggregate number of shares of our Common Stock owned by our directors and executive officers and 10% stockholders will remain the same and the ownership percentage of the shares of our Common Stock held by our directors, executive officers and 10% stockholders will increase by approximately 2.9% from 61.3% to 64.2% as a result of the reduction of the number of shares of our Common Stock outstanding.  The increase in the ownership percentage of our shares of Common Stock held by our directors, executive officers and 10% stockholders and the reduction in the number of shares outstanding following the completion of the Transaction is based on record holder information that we received as of November 10, 2010 from our transfer agent, Continental Stock Transfer & Trust Company, as to our record holders, and information we have received regarding the holdings of beneficial owners of our Common Stock held in street name.  The number of shares to be cashed-out in the Transaction may vary from the estimate above, and the ownership percentage of our shares of Common Stock held by our directors, executive officers and 10% stockholders and the ownership percentage of the continuing stockholders after the Transaction will proportionally increase or decrease as a result of purchases, sales and other transfers of our shares of Common Stock by our stockholders prior to the effective time of the Transaction, and depending on the number of street name shares that are actually cashed-out in the Transaction.

See “Special Factors—Effects of the Transaction—Effect on Affiliated Stockholders.”

Directors, executive officers and any stockholders who own more than 10% of our outstanding Common Stock will experience certain advantages after the Transaction in that they will be relieved of certain SEC reporting requirements and “short-swing profit” trading provisions under Section 16 of the Exchange Act and information regarding their compensation and stock ownership will no longer be publicly available.  In addition, by deregistering the Common Stock under the Exchange Act subsequent to the consummation of the Transaction, we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act, from making personal loans to our directors or executive officers, although no such loans currently are contemplated.

In addition, each member of the Board, and certain of our executive officers, hold options to acquire shares of our Common Stock.  The Transaction will not affect these stock options and they will remain outstanding after the Transaction.  As of October 4, 2010, our directors and executive officers held the following options to acquire Common Stock:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (S)	Option Expiration Date	Stock Awards
S. Wilzig Izak	10,000	-	-	$3.32	7/15/2012
Francis J. Elenio			-
Miles Berger	27,500	5,000	-	$1.50 – 9.20	6/16/14 – 4/20/19
Milton Donnenberg	22,500	15,000	-	$1.50 – 9.20	6/16/14 – 4/20/19
Eric J. Schmertz, Esq.	22,500	5,000	-	$1.50 – 9.20	6/16/14 – 4/20/19
W. Martin Willschick	22,500	5,000	-	$1.50 – 9.20	6/16/14 – 4/20/19

None of our affiliates has any interest, direct or indirect, in the Transaction other than interests arising from the ownership of securities where those affiliates receive no extra or special benefit not shared on a pro rata basis by all other holders of our Common Stock, except that, by deregistering the Common Stock under the Exchange Act subsequent to the consummation of the Transaction, we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act, from making personal loans to our directors or executive officers.  However, we do not have a present intention of making personal loans to our directors or executive officers, and the ability to make such loans was not a reason considered by the Board in evaluating the benefits of the Transaction.  Also, our directors and executive officers no longer will be required to file reports relating to their transactions in our Common Stock with the SEC and no longer will be subject to the recovery of short swing profits provisions of the Exchange Act.  Additionally, there are no agreements with affiliates to purchase Common Stock upon consummation of or subsequent to the Transaction.

Sources of Funds and Expenses

Since we do not know how many record and beneficial holders of our Common Stock will receive cash for their shares in the Transaction, we do not know the exact cost of the Transaction.  However, based on information that we have received as of November 10, 2010 from our transfer agent, Continental Stock Transfer & Trust Company, with regard to the size of holdings of those of you who may hold shares in street name, as well as our estimates of other Transaction expenses, we believe that the total cash requirement of the Transaction to us will be approximately $450,000.  This amount includes approximately $205,000 needed to cash-out fractional shares (although this amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding at the time of the Transaction as a result of purchases, sales and other transfers of our shares of Common Stock by our stockholders, and the number of street name shares that are actually cashed-out in the Transaction), approximately $185,000 of legal and financial advisory fees, approximately $10,000 of transfer agent costs and approximately $50,000 of other costs, including costs of printing and mailing to effect the Transaction as follows:

Legal Fees	$135,000
Investment Banker/Fairness Opinion	$50,000
Payment for Fractional Shares	$205,000
Transfer Agent Costs	$10,000
Printing and Miscellaneous Costs	$50,000
Total Expenses	$450,000

The consideration to be paid to Fractional Stockholders and the other costs of the Transaction will be paid from cash on hand.  There are no conditions to the availability of the funds for the Transaction and we do not have any alternative financing arrangements or alternative financing plans with respect to the Transaction.  No part of the funds required for the Transaction is expected to be borrowed.

Stockholder Approval

A majority of the outstanding shares of our Common Stock will constitute a quorum for the purposes of approving the amendments to our Certificate of Incorporation to effect the Transaction.  Assuming the presence of a quorum, the affirmative vote of the majority of outstanding shares of our Common Stock entitled to vote at the Meeting is required to approve each of the Reverse Stock Split proposal (Proposal No. 1) and the Forward Stock Split proposal (Proposal No. 2).  Although stockholders will be voting separately on the Reverse Stock Split and the Forward Stock Split, the Company will not effect either the Reverse Stock Split or the Forward Stock Split unless both proposals are approved by stockholders.  Our directors and executive officers have indicated that they intend to vote their shares of our Common Stock (876,257 shares, or approximately 21.2% of our issued and outstanding shares eligible to vote at the Meeting) “FOR” the Transaction.

Effective Date

The Transaction will become effective as of the date that we amend our Certificate of Incorporation through the filing of Certificates of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to effectuate the Reverse Stock Split and the Forward Stock Split.  We intend to effect the Transaction as soon as possible after the Transaction is approved by our stockholders.  Promptly after the effective date of the Transaction, the Company expects that its paying agent, Continental Stock Transfer & Trust Company (the “Transfer Agent”), will send to each holder of record of 500 or fewer shares of our Common Stock, and to brokers, banks and other nominees, based on information we receive from them in response to our inquiries, for each owner of 500 or fewer shares of our Common Stock held in street name, instructions, including letters of transmittal asking them to surrender their shares.  Upon proper completion, execution and return of the letter of transmittal and accompanying stock certificate(s) to the Transfer Agent, the Transfer Agent will send the payments to these stockholders promptly after receipt.  Therefore, the timing of receipt of payment for these stockholders is dependent upon their proper surrender of the certificates and the delivery of properly prepared and executed letters of transmittal.  Our Common Stock acquired in connection with the Transaction will be restored to the status of authorized but unissued shares.  The suspension of our obligation to file periodic reports and other documents under the Exchange Act will become effective after the filing with the SEC of a certification and notice of termination of registration on Form 15.  The deregistration of our Common Stock under Section 12(g) of the Exchange Act will take effect 90 days after the filing of the Form 15.  See “Special Factors—Effects of the Transaction.”

Termination of Transaction

Although we are requesting your approval of the Transaction, the Special Committee has reserved the right to rescind, abandon or change its recommendation at any time up to and until the vote of stockholders to approve the Transaction.  Under applicable Delaware Law, the Board of Directors has a duty to act in the best interest of our stockholders.  Accordingly, the Board of Directors reserves the right to abandon the Transaction, if for any reason the Board of Directors determines that, in the best interest of our stockholders, it is not advisable to proceed with the Transaction, even assuming the stockholders approve the Transaction by vote.  Although the Board of Directors presently believes that the Transaction is in our best interests and has recommended a vote for the Transaction, the Board of Directors nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Meeting such that it might not be appropriate or desirable to effect the Transaction at that time.  Such reasons include, but are not limited to:

•
Any change in the nature of our stockholdings prior to the effective time of the Transaction, which would result in us being unable to reduce the number of record holders of our shares to below 300 as a result of the Transaction;

•	Any change in the number of our record holders that would enable us to deregister our shares under the Exchange Act without effecting the Transaction;

•
Any change in the number of our shares that will be exchanged for cash in connection with the Transaction that would increase the cost and expense of the Transaction from that which is currently anticipated; or

•	Any adverse change in our financial condition that would render the Transaction inadvisable.

If the Special Committee rescinds, abandons or changes its recommendation at any time up to and until the Meeting or if the Board of Directors decides to withdraw the Transaction from the agenda of the Meeting, the Board of Directors will promptly notify our stockholders of the decision by public announcement and by announcement at the Meeting.

Process for Payment for Fractional Shares

Continental Stock Transfer & Trust Company will act as our agent for purposes of paying for fractional shares in connection with the Transaction.

No service charge, brokerage commission, or transfer tax will be payable by any Fractional Stockholder in connection with the cash-out of shares in the Transaction.

If any certificate evidencing shares of our Common Stock has been lost or destroyed, we may in our sole discretion accept in lieu thereof a duly executed affidavit and indemnity agreement in a form satisfactory to us.  The holder of any shares of our Common Stock evidenced by any certificate that has been lost or destroyed must submit, in addition:

•	the letter of transmittal sent by us;

•	the above-referenced affidavit;

•	the above-referenced indemnity agreement; and

•
any other document required by us, which may include a bond or other security satisfactory to us indemnifying us and other persons working on our behalf against any losses incurred as a consequence of paying cash in lieu of issuing fractional shares of our Common Stock in exchange for the existing shares of our Common Stock evidenced or purported to be evidenced by such lost or destroyed certificate.

Additional instructions with respect to lost or destroyed certificates will be included with the letter of transmittal that we will send to stockholders after the effective date of the Transaction.  In the event the Company is unable to locate certain stockholders or if a stockholder fails to properly complete, execute, and return the letter of transmittal and accompanying stock certificate(s) to the Transfer Agent, any funds payable to such holders pursuant to the Transaction will be held in escrow until a proper claim is made, subject to applicable unclaimed property and escheat laws.

Stockholders owning less than 500 shares on the effective date immediately prior to the Reverse Stock Split will receive $1.00 (subject to any applicable U.S. federal, state and local withholding tax) for each pre-split share of Common Stock, without interest.  Stockholders who own 500 or more shares at the effective date of the Reverse Stock Split will not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split.  The Forward Stock Split that will immediately follow the Reverse Stock Split will reconvert their whole shares and fractional share interests back into the same number of shares of our Common Stock they held immediately before the effective time of the Reverse Stock Split.  As a result, the total number of shares held by such a stockholder will not change after completion of the Transaction, and the stockholder will not ordinarily receive new certificates for his or her shares of our Common Stock.

For purposes of determining ownership of shares of our Common Stock on the effective date of the Reverse Stock Split, such shares will be considered held by the person in whose name such shares are registered on our Transfer Agent’s records.  We intend to treat stockholders holding shares of our Common Stock in street name in the same manner as registered stockholders whose shares are registered in their names.  Prior to the effective date of the Reverse Stock Split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our Common Stock in street name.  We will ask them to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in street name.  We will rely on these brokers, banks and other nominees to provide us with information on how many fractional shares will be cashed-out.  However, these brokers, banks and other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split.  If you hold your shares in street name with a bank, broker or other third party, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

Promptly after the effective date of the Transaction, we expect that the Transfer Agent will send to each holder of record of 500 or fewer shares of our Common Stock immediately prior to the Reverse Stock Split, and to brokers, banks and other nominees, based on information we receive from them in response to our inquiries, for each owner of 500 or fewer shares of our Common Stock immediately prior to the Reverse Stock Split held in street name, instructions for surrendering any certificates held thereby representing shares of our Common Stock which will be converted into a right to receive cash as a result of the Reverse Stock Split.  Such instructions will include a letter of transmittal to be completed and returned to the Transfer Agent by the holder of such certificates, together with such certificates.  The shares we acquire in the Transaction will be restored to the status of authorized but unissued shares.

Promptly after the Transfer Agent receives any surrendered certificate from a Fractional Stockholder, together with a duly completed and executed letter of transmittal with respect thereto and such other documents as we may require, the Transfer Agent will deliver to the person payment in an amount equal to $1.00 (subject to any applicable U.S. federal, state and local withholding tax), without interest, for each pre-split share of Common Stock that is represented by the fractional share.

There will be no differences between the respective rights, such as dividend, voting, liquidation or other rights, preferences or limitations of our Common Stock prior to the Transaction and our Common Stock after the Transaction.

DO NOT SEND SHARE CERTIFICATES TO US OR THE TRANSFER AGENT UNTIL AFTER YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AND ANY ACCOMPANYING INSTRUCTIONS.

No Appraisal or Dissenters’ Rights

Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to stockholders of the Company who dissent from the Transaction.

Escheat Laws

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state.  Persons whose shares are cashed-out and whose addresses are unknown to us, or who do not return their stock certificates and request payment for their cashed-out shares, generally will have a certain period of years from the effective date of the Transaction in which to claim the cash payment payable to them.  For example, with respect to stockholders whose last known addresses are in New York, as shown by our records, the period is three years.  Following the expiration of that three-year period, the Unified Disposition of Unclaimed Property Act of New York would likely cause the cash payments to escheat to the State of New York.  For stockholders who reside in other states or whose last known addresses, as shown by our records, are in states other than New York, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state.  Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years.  If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to our state of incorporation, the State of Delaware, in accordance with its escheat laws.

Regulatory Approvals

The Company is not aware of any material governmental or regulatory approval required for completion of the Transaction, other than compliance with the relevant federal and state securities laws and Delaware corporate laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and other reports that we file with the SEC contain forward-looking statements about the Transaction and our business.  For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements.  Forward-looking statements are based on management’s current expectations, and generally can be identified by the use of words such as “believes,” “contemplates,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “can,” “will,” “may,” and other similar expressions.  These forward-looking statements include, but are not limited to, statements concerning the following:

•	the completion of the Transaction and the termination of the registration of our Common Stock under the Exchange Act and the suspension of our SEC reporting requirements;

•	the estimated number of shares to be cashed-out in the Transaction;

•
the expected cost of the Transaction, including the estimated amount to be paid to cash-out the holders of fewer than 500 shares immediately prior to the completion of the Reverse Stock Split, and the other related costs of the transaction;

•	the cost savings that we expect to realize following the termination of the registration of our Common Stock;

•	the ability of Continuing Stockholders to sell their shares following the completion of the Transaction, either in the Pink Sheets or in privately negotiated transactions; and

•	the percentage ownership of our Common Stock by our directors and executive officers and their affiliates following the completion of the Transaction.

These forward-looking statements are subject to a number of risks and uncertainties, and future events and actual results could differ materially from those described in, contemplated by, or underlying these forward-looking statements.  These risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change, or other circumstances that could give rise to the abandonment of the Transaction;

•	the outcome of any legal proceedings that may be instituted against us and others relating to the Transaction or the termination of the registration of our Common Stock with the SEC;

•
the occurrence of any event, change, or other circumstance that could prevent or delay us from terminating the registration of our Common Stock under the Exchange Act, including, without limitation, any failure of the Transaction to result in the reduction of the number of our stockholders of record to below 300;

•	the amount of the costs, fees, expenses, and charges that we incur in connection with the Transaction; and

•	the inability to realize the cost savings that we expect to achieve as a result of the termination of the registration of our Common Stock.

For these reasons, you should not place undue reliance on any forward-looking statements included in this proxy statement.  The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement, and we expressly disclaim any intent or obligation to update any forward-looking statements to reflect subsequent events of circumstances, except as required by law.

PROPOSAL NO. 1:  REVERSE STOCK SPLIT

Our Board of Directors has recommended that the Company pursue a deregistration transaction by means of a 1-for-500 reverse stock split of our Common Stock, which we refer to in this Proxy Statement as the “Reverse Stock Split,” which will be accomplished by amending the Certificate of Incorporation, immediately followed by a 500-for-1 forward stock split of our Common Stock, which we refer to in this Proxy Statement as the “Forward Stock

Split” and, together with the Reverse Stock Split, the “Transaction,” which will be accomplished by a subsequent amendment to the Certificate of Incorporation.  The first step of the Transaction (this Proposal No. 1) is approval of an amendment to the Certificate of Incorporation to effect the Reverse Stock Split.

Annex Relating to Proposal No. 1

The form of the proposed amendment to the Certificate of Incorporation to effect the Reverse Stock Split is attached to this Proxy Statement as Annex A.

Vote Required for Approval of Proposal No. 1

The affirmative vote of a majority of all of the shares outstanding and entitled to vote on this matter will be required for approval.  A properly executed proxy marked “ABSTAIN” with respect to this proposal will be counted for purposes of determining whether there is a quorum for the transaction of business at the Meeting and will have the effect of a vote against this proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

PROPOSAL NO. 2:  FORWARD STOCK SPLIT

Our Board of Directors has recommended that the Company pursue a deregistration transaction by means of the Reverse Stock Split, which will be accomplished by amending the Certificate of Incorporation, immediately followed by the Forward Stock Split, which will be accomplished by a subsequent amendment to the Certificate of Incorporation.  The second step of the Transaction (this Proposal No. 2) is approval of an amendment of the Certificate of Incorporation of the Company to effect the Forward Stock Split.

Annex Relating to Proposal No. 2

The form of the proposed amendment to the Certificate of Incorporation to effect the Forward Stock Split is attached to this Proxy Statement as Annex B.

Vote Required for Approval of Proposal No. 2

The affirmative vote of a majority of all of the shares outstanding and entitled to vote on this matter will be required for approval.  A properly executed proxy marked “ABSTAIN” with respect to this proposal will be counted for purposes of determining whether there is a quorum for the transaction of business at the Meeting and will have the effect of a vote against this proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE FORWARD STOCK SPLIT.

INFORMATION ABOUT THE COMPANY

Name and Address

The name of the Company is Wilshire Enterprises, Inc., a Delaware corporation.  Our principal executive offices are located at 100 Eagle Rock Avenue, East Hanover, New Jersey 07936, and our telephone number is (201) 420-2796.

Market Price of Common Stock; Dividends

Our Common Stock is quoted on the OTC Bulletin Board and Pink OTC Markets’ OTCQB under the symbols “WLSE.OB” and “WLSE.PK”, respectively.  Our Common Stock is not listed on any national stock exchange.  The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for non-listed (over-the-counter) equity securities.  The OTC Bulletin Board is a reporting system for participating market makers, not an issuer listing service, and should not be confused with the NASDAQ Stock Market.  Participating market makers in the bulletin board system enter quotes and trade reports on a closed computer network and the information is made publicly available through numerous websites and other locations.  The OTC Bulletin Board is distinct from the “pink sheets” published by Pink OTC Markets, Inc. that also report on transactions in non-listed equity securities.  Pink OTC Markets, Inc. offers limited information about issuers of securities, like our Common Stock, and collects and publishes quotes of market makers for over the counter securities through its website at www.otcmarkets.com.  The following table sets forth the high and low sales prices per share of our Common Stock for our three most recent fiscal years.  The quotations below do not reflect the retail mark-up, markdown or commissions and may not represent actual transactions.

2008	High	Low
Fourth Quarter	$3.24	$0.84

2009	High	Low
First Quarter	$1.69	$0.90
Second Quarter	$1.85	$1.19
Third Quarter	$2.22	$1.50
Fourth Quarter	$2.33	$0.90

2010	High	Low
First Quarter	$1.48	$1.05
Second Quarter	$1.07	$0.40
Third Quarter	$0.60	$0.37
Fourth Quarter (through December 9, 2010)	$0.40	$0.30

We have not paid cash dividends on our Common Stock during the two years preceding the date of this Proxy Statement and currently plan to retain earnings, if any, to fund future operations and potentially invest in additional real estate activities.

Stockholders

As of November 10, 2010, there were approximately 3,283 holders of record of our Common Stock.

Prior Public Offerings

We have not made an underwritten public offering of our Common Stock for cash during the three years preceding the date of this Proxy Statement.

Stock Purchases
2008	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs
Fourth Quarter	-	$-	-	-

2009	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs
First Quarter	-	$-	-	-
Second Quarter	-	$-	-	-
Third Quarter	4,043,380	$2.00	4,047,380	-
Fourth Quarter	-	$-	-	-

2010	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs
First Quarter	-	$-	-	-
Second Quarter	-	$-	-	-
Third Quarter	-	$-	-	-
Fourth Quarter (through December 9, 2010)	-	$-	-	-

On August 10, 2009 the Company announced the commencement of a tender offer to purchase shares of its Common Stock. The Company was offering to purchase up to 4,000,000 shares of its common stock at a price of $2.00 per share for a maximum aggregate purchase price of $8,000,000. The tender offer expired at 12:00 midnight, New York City time, on Friday, September 4, 2009.  As a result of the tender offer, the Company purchased and retired 4,047,380 shares of its common stock at a purchase price of $2.00 per share, for an aggregate purchase price of $8,094,760.  The 4,047,380 shares purchased pursuant to the tender offer are comprised of the 4,000,000 shares the Company offered to purchase and 47,380 shares purchased pursuant to the Company’s right under applicable securities laws to purchase up to an additional 2% of the Company’s outstanding shares without extending the tender offer.

In June 2004, the Company’s Board of Directors authorized management to conduct a buyback of up to 1,000,000 common shares. The authorization to repurchase common shares has no expiration date and the Company has not determined when, or if, the program will be discontinued. Under this authorization, the Company conducted an odd-lot share repurchase program, which offered shareholders who owned a small number of common shares the opportunity to sell their shares without paying a broker’s commission. The Company also benefited under the odd-lot share repurchase program by lowering its administrative costs through the closing of approximately 1,900 shareholder accounts. Under the Board authorization, the Company also allowed other shareholders the opportunity to sell their shares to the Company.

In addition, during the last two years, none of our directors or executive officers have purchased shares of our Common Stock except as follows:

Holder	Date	Amount	Shares
Sherry Wilzig Izak	2/13/2009	$0.99	500
Sherry Wilzig Izak	2/13/2009	$1.00	100
Sherry Wilzig Izak	2/13/2009	$1.02	200
Sherry Wilzig Izak	2/13/2009	$1.05	873
Sherry Wilzig Izak	2/13/2009	$1.08	100
Sherry Wilzig Izak	2/17/2009	$1.10	278,933
Sherry Wilzig Izak	2/19/2009	$0.96	1,651
Sherry Wilzig Izak	2/20/2009	$1.05	100
Sherry Wilzig Izak	2/20/2009	$1.14	6,200
Sherry Wilzig Izak	2/23/2009	$1.11	592
Sherry Wilzig Izak	2/24/2009	$1.10	102

Sherry Wilzig Izak	2/25/2009	$1.12	9,800
Sherry Wilzig Izak	2/25/2009	$1.13	3,900
Sherry Wilzig Izak	3/2/2009	$1.07	827
Sherry Wilzig Izak	3/2/2009	$1.05	1,000
Sherry Wilzig Izak	3/4/2009	$1.33	859
Sherry Wilzig Izak	3/4/2009	$1.27	1,000
Sherry Wilzig Izak	3/5/2009	$1.21	541
Sherry Wilzig Izak	3/6/2009	$1.20	261
Sherry Wilzig Izak	3/6/2009	$1.17	1,097
Sherry Wilzig Izak	3/9/2009	$1.42	1,600
Sherry Wilzig Izak	3/9/2009	$1.37	100
Sherry Wilzig Izak	3/10/2009	$1.44	8,900
Francis Elenio	3/10/2009	$1.00	1 ,793

Certain Information Concerning the Filing Persons

Each of the Company and Sherry Wilzig Izak, the Company’s Chairman of the Board and Chief Executive Officer, is a “filing person” for purposes of Schedule 13E-3.  The business address of the Company and Ms. Wilzig Izak is c/o Wilshire Enterprises, Inc., 100 Eagle Rock Avenue, East Hanover, New Jersey 07936 and the business telephone number is (201) 420-2796.  Neither the Company nor Ms. Wilzig Izak has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.  Ms. Wilzig Izak is a citizen of the United States.

PROPOSAL NO. 3:  ELECTION OF DIRECTORS

The Board of Directors currently consists of five directors, one of whom, constituting the Class III Director, is to be elected by the stockholders at the Meeting for a term expiring in 2013 or until a successor is duly elected and qualified.  The Board’s nominee for Class III Director is W. Martin Willschick, who has agreed to serve if elected.

The Board of Directors recommends that you vote “FOR” W. Martin Willschick, who currently is a director of the Company.  Mr. Willschick has been determined to be “independent” pursuant to the definition contained in the NYSE Amex’s Corporate Governance Rules and under the SEC’s Rule 10A-3.  Unless authority to vote for the nominee is specifically withheld, the persons named in the enclosed proxy card intend to vote “FOR” the election of W. Martin Willschick.  The Board of Directors does not contemplate that the nominee will not be able to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee as they, in their discretion, shall determine.  The following table provides information regarding the members of our Board of Directors:

Name	Class	Principal Occupation and Age (a)	Year Became Director of the Company

Miles Berger	I	Chairman of Berger Organization, Real Estate Management and Development Company, Newark, NJ Age 58	2002
Milton Donnenberg	II	Formerly President, Milton Donnenberg Assoc., Realty Management, Carlstadt, NJ Age 87	1981
S. Wilzig Izak	II	Chairman of the Board since September 1990; Chief Executive Officer since May 1991; Executive Vice President (1987-1990); prior thereto, Senior Vice President Age 52	1987

Eric J. Schmertz, Esq.	I	Of Counsel to the Dweck Law Firm; Distinguished Professor Emeritus and formerly Dean, Hofstra University School of Law, Hempstead, NY Age 84	1983
W. Martin Willschick	III	Manager, Capital Markets, City of Toronto, Canada Age 59	1997

____________________________________________

(a)
Except as indicated above, no nominee or director is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or any company registered as an investment company under the Investment Company Act of 1940.

In March, 2005, the Board of Directors created a new position of presiding director, whose primary responsibility is to preside over periodic sessions of the Board of Directors in which management directors do not participate.  The presiding director also advises the Chairman of the Board and Committee chairs with respect to agendas and information needs relating to the Board and Committee meetings, provides advice with respect to the selection of Committee chairs and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.  The non-management members of the Board of Directors have designated Eric J. Schmertz to serve in this position.  Stockholders and other parties interested in communicating directly with the presiding director or with the non-management directors as a group may do so by writing to Presiding Director, Wilshire Enterprises, Inc., 100 Eagle Rock Avenue, East Hanover, New Jersey 07936.

Director Profiles

Miles Berger, Chairman and Chief Executive Officer of the Berger Organization LLC, has been with the Berger Organization for over 30 years and is responsible for leading the Berger Organization’s residential, hospitality and commercial operations that encompass more than 1 million square feet of space.  Through his experience as a major real estate owner and developer in the New York-New Jersey metropolitan area, Mr. Berger brings to the Board decades of expertise in the real estate industry, including his close familiarity with the challenges of real estate development.

Milton Donnenberg was formerly the President of Milton Donnenberg Associates and, prior to that, from 1972 to 1976, was President of Albert M. Greenfield of N.J., a firm that marketed and managed commercial and multi-family properties as well as shopping centers in New Jersey.  Mr. Donnenberg is an experienced real estate appraiser.  His knowledge of the value of real estate contributes to the Board’s understanding of the real estate industry and assists the Board in properly evaluating and making decisions regarding its real property inventory.

S. Wilzig Izak has been the Chairman of the Board of Wilshire Enterprises, Inc. since September 1990 and has been Wilshire’s Chief Executive Officer since May 1991.  Ms. Izak’s service as CEO and as a director on the Board creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on the business.  In addition, having the CEO on our Board provides our Company with decisive and effective leadership.  In addition, Ms. Izak brings her strategic vision for our Company to the Board.

Eric J. Schmertz, Esq., served as dean of the Hofstra University School of Law from 1982 to 1989. In May of 1981 he was named the Edward F. Carlough Distinguished Professor of Labor Law, occupying the school's first endowed chair, and has been a professor of law at Hofstra since the establishment of its School of Law.  Mr. Schmertz has had a distinguished career in public service.  Mr. Schmertz contributes his legal expertise to the Board, primarily assisting the Board in properly advising the Company on legal and related matters.

W. Martin Willschick is Manager of Capital Markets for the City of Toronto.  He is responsible for the investment management of the City’s short-term and reserve funds’ portfolios of approximately $4.0 billion in assets and debt issuance between $250 to $500 million annually as well as alternative financing and the letters of credit function.  Mr. Willschick, with an MBA from the University of Pennsylvania, the Wharton School of Business, brings extensive knowledge of the financial and capital markets with 25 years experience to the Board, as well as essential familiarity with banking practices and processes.

Vote Required for Approval of Proposal No. 3

The director will be elected by a plurality of the votes, in person or by proxy, of the holders of shares of Common Stock outstanding on the record date present at the annual meeting and entitled to vote in the election of directors. The person receiving the greatest number of votes duly cast for the election of directors will be elected. Abstentions and broker non-votes will have no effect.

Recommendation of our Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF W. MARTIN WILLSCHICK.

Relationships Among Directors or Executive Officers

Mr. Donnenberg is Ms. Izak’s uncle by marriage and Mr. Willschick is Ms. Izak’s first cousin; otherwise, there are no family relationships existing between the officers and directors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act, to file initial reports of ownership and reports of changes in ownership with respect to our equity securities with the Securities and Exchange Commission.  All reporting persons are required to furnish us with copies of all reports that such reporting persons file with the SEC pursuant to Section 16(a).  Based on our records and other information, we believe that in 2009 our directors and our executive officers who are subject to Section 16 met all applicable filing requirements.

Certain Relationships and Related Transactions

Each of Messrs. Berger, Donnenberg, Schmertz and Willschick has been determined to be “independent” within the meaning of SEC and NYSE AMEX regulations.  Accordingly, all of the members of the Company’s Compensation, Nominating and Audit Committees are independent.

There have been no related party transactions requiring disclosure under the SEC’s rules since January 1, 2010.

The Audit Committee of the Board of Directors makes determinations of related party transactions on a case-by-case basis and must approve in advance any such transactions.  In addition, the Audit Committee regularly makes inquiry of management and the other directors of the Company to determine whether any of these persons is aware of any related party transactions.  By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s current Restated Certificate of Incorporation and By-Laws provide for a six member Board of Directors divided into three classes of directors serving staggered three-year terms.  The Board is currently comprised of five directors.  The Company presently intends to fill the vacancies on the Board in the next several months.  The term of office of directors in Class I expires at the 2011 annual meeting, Class II at the 2012 annual meeting and Class III at the 2010 annual meeting.

Independence

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. The NYSE Amex (formerly the American Stock Exchange) has its own definition of independence. The Company’s Common Stock was traded on the NYSE Amex until January 26, 2010, under the symbol “WOC”. Effective January 27, 2010, the Company’s Common Stock is quoted on the Over the Counter (“OTC”) Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. (“NASD”) under the symbol “WLSE”.  Although the Company’s Common Stock is no longer listed on the NYSE Amex, pursuant to SEC regulations, the Company is required to disclose whether its directors are “independent” according to a specified definition.  The Company has determined to utilize the NYSE Amex definition for these purposes along with SEC Rule 10A-3. All of the non-employee members of the Board, and, accordingly, all members of the Audit Committee, Compensation Committee and Nominating Committee of the Board, have been determined to be “independent” pursuant to the definition contained in the NYSE Amex’s Corporate Governance Rules and under the SEC’s Rule 10A-3.

Board of Directors’ Meetings

The Board of Directors of the Company holds periodic meetings as necessary to deal with matters which it must consider.  The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee, a Nominating Committee and, since December 2008, a Strategic Planning Committee.  During 2009, the full Board met a total of 8 times, the Audit Committee met 4 times, the Executive Committee met 3 times, and the Compensation Committee, Nominating Committee and Strategic Planning Committee did not meet.   Each Board member attended at least 75% of the aggregate of the Board and committee meetings (of committees on which each such director served) held during 2009.

Risk Oversight

The Board of Directors monitors overall risk and performs risk assessment on a proactive basis by maintaining frequent, informal communications with our senior management, in addition to the formal updates during Board of Directors and committee meetings.

The Board of Directors additionally monitors risk through direct interaction with our senior management and also to a lesser extent direct communication with our outside professionals for specific expertise.  We hire highly qualified professionals to work on our outside proceedings.  Our management works closely with these professionals, assisting in the management of the proceedings and interacting with the professionals on a regular basis.

Leadership Structure

Our Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined, but believes that the most effective leadership model for our Company at this time is to have these roles combined.  Ms. S. Wilzig Izak, who serves as the Chairman of the Board of Directors, also serves as the Company's Chief Executive Officer.  Given Ms. Wilzig Izak’s unique skills, talents, qualifications and experience with the Company and considering the size of the Company's operations, cost considerations and the effectiveness of communication between the Company's management and the Board of Directors, the Company and the Board of Directors believe it is appropriate and most effective for Ms. Wilzig Izak to serve in these dual capacities.

Executive Committee

The Board of Directors has an Executive Committee, which consists of S. Wilzig Izak (Chair), W. Martin Willschick and Eric J. Schmertz, Esq.  This Committee may exercise all authority of the full Board with the exception of specified limitations relating to major corporate matters.

The Audit Committee

The Audit Committee of the Board of Directors serves to:  (a) oversee the accounting and financial reporting processes of the Company, internal controls of the Company, and audits of the financial statements of the Company; (b) assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, (iv) the performance of the Company’s internal audit functions and its independent auditors, and (v) the accounting and financial reporting processes of the Company; and (c) prepare the Audit Committee report for inclusion in the proxy statement as required by the SEC.

The members of the Audit Committee are Mr. Willschick (Chair) and Mr. Donnenberg.

The Board of Directors has determined that W. Martin Willschick constitutes an “audit committee financial expert”, as such term is defined by the SEC.  As noted above, Mr. Willschick - as well as the other members of the Audit Committee - has been determined to be “independent” within the meaning of SEC and NYSE Amex regulations.

Compensation Committee

The Compensation Committee of the Board serves to: (a) assist the Board in establishing and maintaining compensation and benefits policies and practices that support the successful recruitment, development and retention of talent in order to achieve the Company’s business objectives and optimize long-term financial returns; and (b) assist the Board in discharging its responsibilities for compensating the Company’s executives.

The members of the Compensation Committee are Mr. Schmertz (Chair) and Mr. Berger.

Nominating Committee

The purposes of the Nominating Committee are to: (a) identify and screen individuals qualified for nomination to the Board; (b) recommend to the Board director nominees for election at each meeting of stockholders at which directors are to be elected and recommend to the Board individuals to fill any vacancies on the Board that arise between such meetings; and (c) recommend to the Board directors for appointment to each committee of the Board.

The members of the Nominating Committee are Mr. Berger (Chair), Mr. Schmertz and Mr. Donnenberg.

Additional Nominating Committee Matters

As noted above, all of the members of the Nominating Committee have been determined to be “independent” within the meaning of SEC and NYSE Amex regulations. The Board has adopted a Nominating Committee charter to govern its Nominating Committee. A copy of the Nominating Committee charter is attached as Annex D to the proxy statement.

The Nominating Committee’s charter describes procedures for nominations to be submitted by stockholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of  business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;

•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	must have a reputation for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public company; and

•
must have experience, either as a member of the board of directors of another public or private company or in another capacity, that demonstrates the nominee’s capacity to serve in a fiduciary position.

Candidates to serve on the Board will be identified from all available sources, including recommendations made by stockholders. The Nominating Committee’s charter provides that there will be no differences in the manner in which the Nominating Committee evaluates nominees recommended by stockholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members will include:

•	a review of the information provided to the Nominating Committee by the proponent;

•	a review of reference letters from at least two sources determined to be reputable by the Nominating Committee; and

•	a personal interview of the candidate,

together with a review of such other information as the Nominating Committee shall determine to be relevant.

While the Nominating Committee has not adopted a formal policy regarding diversity of our Board, in selecting nominees, the Nominating Committee considers the diversity of experience (particularly with regard to different facets of the real estate industry), qualifications, attributes and skills that a potential nominee would bring to the Board.

In connection with the upcoming annual meeting, the Nominating Committee did not receive any other nominations from any stockholder or group of stockholders which owned more than 5% of the Company’s common stock for at least one year.

Strategic Planning Committee

In December 2008, the Board established a Strategic Planning Committee, which consists of S. Wilzig Izak, Miles Berger and Eric J. Schmertz, Esq.  The purpose of this Committee is to explore possible alternative strategies for the Company’s future with the goal of ultimately enhancing stockholder value for all of the Company’s stockholders.  Although the Strategic Planning Committee has not formally met in the past year, Ms. Izak regularly communicates with the other members of the committee on an informal basis, seeking their advice and insight as to future strategies and direction for the Company.

Code of Ethics

The Company has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.  A copy of the Code of

Ethics is available on the Company’s website (http:// www.wilshireenterprisesinc.com) under the caption “Corporate Policies.”

Stockholder Communications with the Board

The Board has established a procedure that enables stockholders to communicate in writing with members of the Board. Any such communication should be addressed to Ms. S. Wilzig Izak, Chairman of the Board, and should be sent to such individual c/o Wilshire Enterprises, Inc., 100 Eagle Rock Avenue, East Hanover, New Jersey 07936. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board. Under the procedures established by the Board, upon the Chairman of the Board’s receipt of such communication, the Company’s Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Board members are encouraged, but not required by any specific board policy, to attend the Company’s annual meeting of stockholders. One of the Company's Board members attended the Company’s last annual meeting held on December 29, 2009.

Related Party Transactions Policy and Procedure

Our Audit Committee is responsible for the review, approval or ratification of “related-person transactions” between us or our subsidiaries and related persons. “Related person” refers to a person or entity who is, or at any point since the beginning of the last fiscal year was, a director, officer, nominee for director or 5% stockholder of us or is or was an immediate family member of such person or entity. The Audit Committee does not have a written policy regarding the approval of related party transactions. The Audit Committee applies its review procedures as a part of its standard operating procedures. In the course of its review and approval or ratification of a related-party transaction, the Audit Committee will consider:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, the amount involved and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Audit Committee at which the transaction is considered.

Since January 1, 2009, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with compensation as described in “Executive Compensation” below.

EXECUTIVE OFFICERS OF THE COMPANY

The following table identifies the current executive officers of the Company:

Name	Age	Capacities in Which Serving	In Current Position Since
S. Wilzig Izak (1)	52	Chairman of the Board and Chief Executive Officer	1990

Francis J. Elenio (2)	44	Chief Financial Officer	September 2006
David Morrow (3)	51	Executive Vice President and Chief Operating Officer	November 2010

____________________________________________

(1)	For a description of Ms. Izak’s business background, see “PROPOSAL NO. 3: ELECTION OF DIRECTORS”.

(2)
Mr. Elenio joined the Company in September 2006 as its Chief Financial Officer.  On September 4, 2007, the Company entered into a letter agreement with Mr. Elenio, under which he continues to be employed by the Company while also providing services to an unaffiliated company.  Pursuant to the letter agreement, Mr. Elenio continues to serve, on an “at-will” basis, as the Company's Senior Vice President and Chief Financial Officer, at a reduced annual salary of $50,000.  He served as Chief Financial Officer of WebCollage, Inc. (a private company engaged in on-line content syndication) from March 2006 to September 2006, and as Interim Chief Financial Officer of TWS Holdings, Ltd. (a private company engaged in business process outsourcing) from November 2005 to March 2006.  Prior to that he served as Chief Financial Officer and a director of RoomLinx, Inc. (a public company which provides wireless high-speed network solutions to the hospitality industry) from December 2003 to November 2005.

(3)
On November 24, 2010, the Company entered into a letter agreement with Mr. Morrow under which Mr. Morrow will serve as the Company’s Executive Vice President and Chief Operating Officer at an annual salary of $165,000.  He served as President of Berkeley Management, Inc., a private consulting firm providing client advisory services on real estate owned properties in the areas of strategic planning, re-positioning and valuation from 2009 to 2010.  Prior to that, Mr. Morrow was employed at DRA Advisors LLC for seven years, most recently serving as Director of Asset Management overseeing staff and a mixed-use commercial real estate portfolio of over 27 million square feet.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information, as of November 30, 2010, with respect to holdings of the Company’s Common Stock by (i) each person the Company believes beneficially owned more than 5% of the Company’s Common Stock as of April 1, 2010, (ii) each of the Company’s current directors and Named Officers, and (iii) all current directors and current executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
5% or Greater Holders*:
Estate of Siggi B. Wilzig c/o Irene Tafel Vista Tax Group, LLC 120 Columbia Turnpike, Suite 3 Florham Park, NJ 07932	1,660,792	(2)	42.8%

____________________________________________

*	See “Directors and Named Executive Officers” for the shares beneficially owned by S. Wilzig Izak, the Company’s Chairman of the Board and Chief Executive Officer.

(1)
Each beneficial owner’s percentage ownership of Common Stock is determined by assuming that options, warrants and other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or  convertible within 60 days of November 30, 2010 have been exercised or converted. Options, warrants and other convertible securities that are not exercisable within 60 days of November 30, 2010 have been excluded.  Unless otherwise noted, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2)
Mr. Wilzig, former Chairman and President of the Company, served as the Senior Consultant to the Company until his death on January 7, 2003.  The table above reflects the Estate’s ownership as reported by the Estate.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Directors and Named Executives:

Miles Berger	35,000	(2)	*
Milton Donnenberg	43,962	(3)	1.1%
S. Wilzig Izak	791,701	(4)	19.1%
Eric J. Schmertz, Jr.	50,109	(5)	1.2%
W. Martin Willschick	32,060	(6)	*
Francis J. Elenio	30,925		*
All directors and current executive officers as a group (6 persons)	983,757	(7)	23.2%

*	Less than one percent.

(1)
Each beneficial owner’s percentage ownership of Common Stock is determined by assuming that options, warrants and other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days of November 30, 2010 have been exercised or converted. Options, warrants and other convertible securities that are not exercisable within 60 days of November 30, 2010 have been excluded.  Unless otherwise noted, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2)	Includes 27,500 shares of stock that could be obtained by Mr. Berger upon the exercise of stock options exercisable within 60 days of November 30, 2010.

(3)	Includes 22,500 shares of stock that could be obtained by Mr. Donnenberg upon the exercise of stock options exercisable within 60 days of November 30, 2010.

(4)	Includes 10,000 shares of stock that could be obtained by Ms. Izak upon the exercise of stock options exercisable within 60 days of November 30, 2010.

(5)	Includes 22,500 shares of stock that could be obtained by Mr. Schmertz upon the exercise of stock options exercisable within 60 days of November 30, 2010.

(6)	Includes 25,000 shares of stock that could be obtained by Mr. Willschick upon the exercise of stock options exercisable within 60 days of November 30, 2010.

(7)	Includes 107,500 shares of stock that could be obtained by the current directors and current executive officers upon the exercise of stock options exercisable within 60 days of November 30, 2010.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 with respect to shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans, which consist of the (i) 1995 Stock Option and Incentive Plan, (ii) 1995 Non-Employee Director Stock Option Plan, (iii) 2004 Stock Option and Incentive Plan, and (iv) 2004 Non-Employee Director Stock Option Plan, each of which has been approved by the Company’s shareholders.

	(a) Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price Of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))

Equity compensation plans approved by security holders	142,500	$5.03	567,924

Equity compensation plans not approved by security holders	-	-	-

Total	142,500	$5.03	567,924

EXECUTIVE COMPENSATION

Summary of Cash and Certain other Compensation

The following table sets forth, for the years ended December 31, 2009 and 2008, a summary of the compensation earned by our Chief Executive Officer and our Chief Financial Officer, who were our only executive officers as of December 31, 2009.  We refer to the executive officers named in this table as the “Named Officers.”  Kevin B. Swill joined the Company as President and Chief Operating Officer on January 5, 2009 and resigned from all of his positions with the Company on November 30, 2009.  See the narrative following the table for information concerning the dollar amounts in the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
S. Wilzig Izak Chairman of the Board (Chief Executive Officer)	2009 2008	266,671 218,000	200,000 200,000	29,818 28,769	496,489 446,769
Francis J. Elenio (1) Chief Financial Officer	2009 2008	61,988 50,000	0 0	0 0	61,988 50,000

____________________________________________

(1)
Mr. Elenio joined the Company in September 2006 as its Chief Financial Officer.  On September 4, 2007, the Company entered into a letter agreement with Mr. Elenio, under which he continues to serve as the Company's Senior Vice President and Chief Financial Officer at a reduced annual salary of $50,000, and also provides services to an unaffiliated company.  His 2009 salary includes an additional $10,000 for additional work he performed in connection with the Company’s tender offer and the Company’s proxy solicitations.

In the table above:

•
no stock awards or option awards were granted to the Named Officers in 2009 or 2008, and they did not receive any non-equity incentive plan compensation or non-qualified deferred compensation earnings for those years;

•	“all other compensation” for Ms. Izak for 2009 consists of $12,477 for an automobile allowance and $17,341 for unused vacation pay.

In March 2010, the Compensation Committee of the Board of Directors took the following actions affecting 2008 and 2009 compensation, which are reflected in the table above:

•
The Committee decided, based in part upon Ms. Izak’s extraordinary efforts during the proposed merger with NWJ Apartment Holdings Corp., that Ms. Izak’s bonus for 2008 would be $200,000.  (Although the Committee had discussed Ms. Izak’s bonus for 2008 in the past during several Board meetings, a formal vote was not previously taken.)  The Committee granted Ms. Izak a 2008 bonus as follows:  $100,000 in cash compensation and $100,000 in shares of the Company’s Common Stock, which equated to 82,644 shares of Common Stock, based upon the closing stock price of $1.21 on March 15, 2010, which is currently valued at $28,925 based upon the Company’s closing price on December 9, 2010.  This amount is included in the 2008 Bonus column as it was earned in 2008.

•
The Committee decided, based upon its review of Ms. Izak’s continued extraordinary efforts during 2009 related to a shareholder proxy dispute, the completed tender offer during 2009 and the resignation of the

Company’s President and Chief Operating Officer, to grant Ms. Izak a $200,000 bonus for 2009.  The bonus was paid entirely in stock, on account of the desire of the Compensation Committee to preserve cash for the Company, and equated to 165,289 shares of Common Stock based upon the closing stock price of $1.21 on March 15, 2010, which is currently valued at $57,851 based upon the Company’s closing price on December 9, 2010. This amount is included in the 2009 Bonus column as it was earned in 2009.

•
The Committee decided that Ms. Izak’s salary for 2009 should have been increased to $265,000 per year, which is less than the recommendation of an independent compensation consultant who recommend Ms. Izak’s salary for 2009 be $300,000.  Although the Committee had discussed increasing Ms. Izak's salary for 2009 during that year, they did not take formal action until 2010.  Accordingly, the Committee decided to grant Ms. Izak a $40,000 retroactive pay increase for 2009, which was paid in cash during 2010.  This amount has been included in the 2009 Salary column as it was earned in 2009.

Grants of Plan Based Awards

Neither of the Named Officers received an option grant or a grant of restricted stock in 2009.

Outstanding Equity Awards at December 31, 2009

The following table sets forth, for each of the Named Officers, information regarding stock options outstanding at December 31, 2009.  All of the restricted stock awards previously granted to the Named Officers were fully vested as of December 31, 2009.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)
S. Wilzig Izak	10,000	0	3.32	7/15/2012
Francis J. Elenio	0	0	0	0

In the table above, we are disclosing:

•	in column (b), the number of shares of our Common Stock underlying unexercised stock options that were exercisable as of December 31, 2009;

•	in column (c), the number of shares of our Common Stock underlying unexercised stock options that were not exercisable as of December 31, 2009; and

•	in columns (e) and (f), respectively, the exercise price and expiration date for each stock option that was outstanding as of December 31, 2009.

Options Exercised and Stock Awards Vested

Neither of the Named Officers exercised stock options during 2009, and neither of them had stock awards that vested during 2009.

Employment Agreements and Other Arrangements with Executive Officers

On March 29, 2004, the Company provided S. Wilzig Izak, the Chairman of the Board and Chief Executive Officer, with a severance agreement.  The agreement provides that on termination of her employment for any reason other than termination for Cause (as defined), she will receive a payment equal to $200,000.  The agreement was amended on December 31, 2008 in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

Mr. Elenio joined the Company in September, 2006 as its Chief Financial Officer.  On September 4, 2007, the Company entered into a letter agreement with Mr. Elenio, under which he continues to serve as the Company's Senior Vice President and Chief Financial Officer at a reduced annual salary of $50,000, and also provides services to an unaffiliated company.

On November 24, 2010, the Company entered into a letter agreement with Mr. Morrow under which Mr. Morrow will serve as the Company’s Executive Vice President and Chief Operating Officer at an annual salary of $165,000.

Compensation of Directors

The following table sets forth certain information regarding the compensation we paid to those persons who served as directors during 2009, other than Ms. Izak and Mr. Swill, as they did not receive compensation for serving as directors of the Company.  Mr. Swill resigned as a director (and as President and Chief Operating Officer of the Company) on November 30, 2009.  Mr. Orphanides joined the Board on January 9, 2009, and resigned effective January 15, 2010. None of our non-employee directors received a restricted stock award during 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Miles Berger	26,000	7,500	0	33,500
Milton Donnenberg	28,500	7,500	0	36,000
James M. Orphanides	25,500	7,500	0	33,000
Eric J. Schmertz, Esq.	35,000	7,500	0	42,500
W. Martin Willschick	32,750	7,500	0	40,250

In the table above:

•
when we refer to “Fees Earned or Paid in Cash”, we are referring to all cash fees that we paid or were accrued in 2009, including annual retainer fees, committee and/or chairmanship fees and meeting fees;

•	when we refer to amounts under “Option Awards”, we are referring to the aggregate grant date fair value in accordance with FASB ASC Topic 718, in accordance with current SEC rules; and

•
the aggregate number of stock options outstanding at December 31, 2009 for each director in the table above is as follows:  for Mr. Berger, 32,500; for Mr. Donnenberg, 27,500; for Mr. Orphanides, 15,000; for Mr. Schmertz, 27,500; and for Mr. Willschick, 30,000.  Mr. Orphanides’ options expired in connection with his resignation in 2010.

Ernest Wachtel served the Company as a director from 1970 until his retirement in January 2009.  He did not receive any fees in 2009.  Mr. Wachtel currently serves as Director Emeritus, and does not receive Board fees.

Each non-employee director receives an annual fee of $11,000.  Non-employee members of the Executive Committee also receive an annual fee of $4,000.  Members of the Audit Committee and the Strategic Planning Committee also receive an annual fee of $5,000 and members of the Compensation Committee and Nominating

Committee also receive an annual fee of $2,000.  Effective in June 2009, the Chairpersons of the Strategic Planning, Audit and Compensation Committees receive an additional $1,000 per year for serving as such, the Chairperson of the Nominating Committee receives an additional $750 per year for serving as such and the presiding director receives an additional $2,000 for serving as such. (These new additional fees were paid to the appropriate persons in 2010, and are not included in the table above.)  Each non-employee director also receives an additional fee of $750 for each meeting of the Board and each Committee thereof which such director attends.  Ms. Izak does not receive any annual or per meeting fees for attending Board or Committee meetings.

Pursuant to the Company’s 2004 Non-employee Director Stock Option Plan (the “Outside Director Plan”), each of the Company’s non-employee directors received, on the date of the 2004 Annual Meeting, a stock option grant covering 10,000 shares of Common Stock, at an exercise price equal to the fair market value of the Common Stock on such date.  The Outside Director Plan provides that any new non-employee director will receive a grant of 10,000 options at fair market value upon becoming a director and that on each Annual Meeting date after the 2004 Annual Meeting, each non-employee director will be granted an option covering 5,000 shares of Common Stock, at fair market value, so long as he or she continues to serve on the Board on the Annual Meeting date.  The options vest in 25% installments beginning one year after the grant date.  Options covering 5,000 shares were granted to the directors named in the table above on April 20, 2009 (an Annual Meeting date), at an exercise price of $1.50 per share.  The Company held two Annual Meetings in calendar 2009; however, in accordance with the provisions of the Outside Director Plan, no additional options were granted on the date of the second Annual Meeting in December 2009.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Berger and Schmertz.  None of these individuals is or was at any time an officer or employee of the Company. No executive officer of the Company has served as a director or member of the compensation committee of any other entity, one of whose executive officers served as a member of the Compensation Committee of the Company.  No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information provided under the caption “Compensation Discussion and Analysis” set forth above. Based on that review and those discussions, the Compensation Committee recommended to our Board that such “Compensation Discussion and Analysis” be included in this Proxy Statement.

Eric J. Schmertz, Esq. (Chair)

Miles Berger

Other Compensation Committee Matters

Charter.  Our Board has defined the duties of its Compensation Committee in a charter. A copy of the Compensation Committee charter is attached as Annex E to the proxy statement.

Authority, Processes and Procedures.  Our Compensation Committee is responsible for administering our employee benefit plans, for establishing the compensation of our Chief Executive Officer and for recommending to the Board the compensation of our other executive officers. Our Compensation Committee also establishes policies and monitors compensation for our employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Ms. Izak participates in Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding her own compensation.

Consultants.  No consultants were retained by the Company in establishing 2009 compensation.

Other Audit Committee Matters

Charter.  The Board has adopted an Audit Committee charter to govern its Audit Committee. A copy of the Audit Committee charter is attached as Annex F to the proxy statement.

Audit Committee Report.  The following report is not to be deemed “soliciting material” or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Exchange Act, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the 2009 Annual Report on SEC Form 10-K with the Company’s management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Committee discussed with the independent auditors their independence from the Company and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and considered the compatibility of non-audit services with the auditors’ independence. In addition, the Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference to any filing under the Securities Act of 1933, as amended, or under the Exchange Act, and shall not be deemed filed under either of such Acts except to the extent that the Company specifically incorporates this information by reference.

Respectfully submitted by the members of the Audit Committee of the Board:

W. Martin Willschick (Chair)

Milton Donnenberg

PROPOSAL NO. 4:  APPOINTMENT OF J.H. COHN LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010

The Audit Committee of the Company has selected and appointed J.H. Cohn LLP as the independent registered public accounting firm for the Company to audit the consolidated financial statements as of and for the year ended December 31, 2010.  J.H. Cohn has served as independent public accountants for the Company since the quarter ended June 30, 2004.

One or more representatives of J.H. Cohn are expected to be present at the annual meeting.  They will have the opportunity to make a statement if they wish, and are expected to be available to respond to appropriate questions from stockholders.

The Company is not required to submit this appointment to a vote of its stockholders.  The Board of Directors recommends a vote in favor of the proposal to ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies “FOR” such proposal.  If the stockholders of the Company do not ratify the appointment, the Audit Committee will investigate the reasons for rejection by the stockholders.

Votes Required for Approval of Proposal No. 4

The affirmative vote of a majority of the votes cast by all the stockholders entitled to vote for this proposal will be required for approval.  A properly executed proxy marked “ABSTAIN” with respect to this proposal will be counted for purposes of determining whether there is a quorum.  However, under Delaware law, a proxy marked “ABSTAIN” is not considered a vote cast.  Accordingly, an abstention will have no effect on the approval of this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF J.H. COHN LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

Audit Fees and Related Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by the Company’s independent accountants is approved in advance by the Audit Committee, including the proposed fees for such work.  The Audit Committee is informed of each service actually rendered and differences between the proposed fees and the final fees, if any.

Audit Fees

The aggregate fees incurred by the Company for the fiscal years ended December 31, 2009 and 2008, respectively, for professional services rendered by J.H. Cohn LLP, the Company’s Independent Registered Public Accounting Firm, in connection with (i) the audit of the Company’s annual financial statements and (ii) the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $139,500 and $255,649, respectively.

Audit-Related Fees

The Company incurred $0 and $0 for the fiscal years ended December 31, 2009 and 2008, respectively, for assurance and related services by J.H. Cohn in connection with the performance of the audit and review of the Company’s financial statements.

Tax Fees

The Company did not incur any fees for the fiscal years ended December 31, 2009 and 2008, respectively, for professional services rendered by J.H. Cohn for tax compliance, tax advice or tax planning.

The Company incurred $103,550 and $82,750 for the fiscal years ended December 31, 2009 and 2008, respectively, for professional services rendered by Grant Thornton LLP for tax return preparation.  The Company incurred an additional $58,475 for the fiscal year ended December 31, 2009 for services rendered by Grant Thornton LLP for quarterly and year-end review of the Company’s tax provision, and an additional $90,688 for the fiscal year ended December 31, 2008 for professional services rendered by Grant Thornton LLP for a review under Section 304 of the Sarbanes Oxley Act of 2002.

All Other Fees

The Company incurred $7,700 and $7,789 for the fiscal years ended December 31, 2009 and 2008, respectively, for other services rendered by J.H. Cohn, including work related to their attendance at Audit Committee meetings and the Annual Meeting of Shareholders.

Of the time expended by the Company’s principal accountants to audit the Company’s financial statements for the year ended December 31, 2009, less than 50% of such time involved work performed by persons other than the principal accountant’s full-time, permanent employees.

Other Matters

The Audit Committee of the Board of Directors has considered whether the provision of the Audit-Related Fees, Tax Fees and All Other Fees are compatible with maintaining the independence of the Company’s principal accountant.

Applicable law and regulations provide an exemption that permits certain services to be provided by the Company’s outside auditors even if they are not pre-approved by the Audit  Committee.  The Company has not relied on this exemption since the Sarbanes-Oxley Act was enacted.

MEETING AND VOTING INFORMATION

Outstanding Voting Securities and Voting Rights

The subject class of securities to which this Proxy Statement relates is our Common Stock.  The close of business on _____________, 2010, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting or any adjournments or postponements of the Meeting.  As of the close of business on the record date the Company had outstanding and entitled to vote approximately _____________ shares of Common Stock.  Each share of our Common Stock is entitled to one vote.

Information Concerning Proxies; Revocation of Proxies

Sending in a signed proxy will not affect your right to attend the Meeting and vote in person since the proxy is revocable.  All proxies which are properly completed, signed and returned to us prior to the Meeting, and which have not been revoked, unless otherwise directed by you, will be voted in accordance with the recommendations of the Board of Directors set forth in this proxy statement.  You may revoke your proxy at any time before it is voted either by (i) filing with the Secretary of the Company, at its principal executive offices, 100 Eagle Rock Avenue, East Hanover, New Jersey 07936, a written notice of revocation or a duly executed proxy bearing a later date, or (ii) by attending the Meeting, delivering written notice of revocation of your proxy and voting your shares in person.

Solicitation of Proxies

The expenses of this solicitation will be paid by the Company.  To the extent necessary to ensure sufficient representation at the Meeting, proxies may be solicited by any appropriate means by officers, directors and regular employees of the Company, who will receive no additional compensation therefore.  The Company does not anticipate utilizing the services of any outside firm for the solicitation of proxies for the Meeting.  The Company will pay persons holding stock in their names or in the names of their nominees, but not owning such stock beneficially (such as brokerage houses, banks and other fiduciaries), for the reasonable expense of forwarding soliciting material to their principals.

Quorum

A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business.  There is no cumulative voting with respect to any matter submitted for vote of the stockholders.  Abstentions will be treated as Common Stock present and entitled to vote for purposes of determining the presence of a quorum.  If a broker indicates on a proxy that it does not have the discretionary authority as to certain Common Stock (a “broker non-vote”), those shares will not be considered present and entitled to vote with respect to that matter.

Required Votes

The affirmative vote of a majority of all shares of Common Stock issued and outstanding and entitled to vote at the Meeting will be required to approve the proposed amendments to the Certificate of Incorporation to effect the Reverse Stock Split and the Forward Stock Split.  The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors.  The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote at the Meeting will be required to ratify the appointment of J.H. Cohn LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.  In determining whether the proposed amendments to the Certificate of Incorporation to effect the Reverse Stock Split and the Forward Stock Split have received the requisite number of affirmative votes, broker non-votes will have the effect of a negative vote.  In determining whether the proposals for election of directors and appointment of the independent auditors have received the requisite number of affirmative votes, broker non-votes will be disregarded and have no effect on the outcome of the vote on those matters.  Under Delaware law, a proxy marked “ABSTAIN” is not considered a vote cast.  Accordingly, an abstention will have the effect of a vote against the proposed amendments to the Certificate of Incorporation to effect the Reverse Stock Split and the Forward Stock Split and no effect on the proposal regarding the election of directors and ratification of our Audit Committee’s appointment of J.H. Cohn LLP.

Although stockholders will be voting separately on the Reverse Stock Split and the Forward Stock Split, we will not effect either the Reverse Stock Split or the Forward Stock Split unless both proposals are approved by stockholders.

How to Vote

Your shares may be voted by one of the following methods:

•	submitting a proxy via the Internet;

•	submitting a proxy on the telephone;

•	signing and returning a traditional paper proxy card; or

•	attending the annual meeting and voting in person.

Whether or not you plan to attend the annual meeting, please take a moment to read the instructions, choose the way to submit a proxy that you find most convenient and submit your proxy as soon as possible.

Submitting a Proxy by Telephone or via the Internet.  If you are a stockholder of record (that is, if your stock is registered with Wilshire in your own name), you may submit a proxy by telephone, or through the Internet, by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program that allows you to submit a proxy by telephone or via the Internet. If so, the voting form your nominee sent you will provide instructions for submitting your proxy by telephone or via the Internet. The last proxy you submit chronologically (by any means) will supersede any previously submitted proxy. Also, if you submit a proxy by telephone or via the Internet, and later decide to attend the annual meeting, you may revoke your previously submitted proxy and vote in person at the meeting.

The deadline for submitting a proxy by telephone or through the Internet as a stockholder of record is _____, Eastern Time, on _____________, 2011, the day before the annual meeting. For stockholders whose shares are registered in the name of a broker or other nominee, please consult the instructions provided by your broker for information about the deadline for submitting a proxy by telephone or through the Internet.

Submitting a Proxy Card.  If the proxy card is properly executed and returned, the shares of common stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of common stock represented by executed proxy cards will be voted “FOR” the proposal to amend the Certificate of Incorporation to effect the Reverse Stock Split, “FOR” the proposal to amend the Certificate of Incorporation to effect the Forward Stock Split, “FOR” the election of one director of the Company to serve until the 2013 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal and “FOR” the ratification of the appointment of J.H. Cohn LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.

Any stockholder who has submitted a proxy may revoke it by written notice addressed to and received by the Secretary of Wilshire or by submitting a later dated proxy card with respect to the same shares at any time before the proxy is voted (or by submitting a later dated proxy by telephone or via the Internet at any time prior to the deadline for submitting a proxy in such manners) or by attending the annual meeting and voting in person. Merely attending the annual meeting, without voting, will not revoke a previously submitted proxy.

Voting in Person.  If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting. If you hold your shares of Wilshire common stock through a broker, bank or other representative, generally the broker or your representative may only vote the Wilshire stock that it holds for you in accordance with your instructions.

Attendance at the annual meeting will not, by itself, result in the revocation of a previously submitted proxy. Even if you are planning to attend the annual meeting, we encourage you to submit your proxy in advance to ensure the representation of your shares at the annual meeting.

The Board of Directors is not aware of any matter that will come before the Meeting other than as described above.  If any such other matter is duly presented and in the absence of instructions to the contrary, such proxies will be voted in accordance with the judgment of the proxy holders with respect to such matter, including any stockholder proposal or other matter of which the Company did not receive proper notice.

Adjournment or Postponement

The Meeting may be adjourned or postponed.  Any adjournment may be made without notice, other than by an announcement made at the Meeting.  The favorable vote of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote on the adjournment proposal, may adjourn the meeting.  Any adjournment or postponement of the Meeting will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Meeting as adjourned or postponed.  Stockholders are not being asked to provide discretionary authority to postpone or adjourn the Meeting in order for additional proxies to be solicited.

FINANCIAL INFORMATION

Summary Historical Financial Information

The following summary of consolidated financial information was derived from our audited consolidated financial statements as of and for the years ended December 31, 2009 and December 31, 2008 and from unaudited consolidated interim financial statements as of and for the nine months ended September 30, 2010 and September 30, 2009.  All adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial condition and results of operations of the Company, have been included.  Results for the nine months ended September 30, 2010 may not be indicative of results to be realized for the entire year.  This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes.  Please see the information set forth below under the captions “Where You Can Find More Information” and “Documents Incorporated By Reference.”

WILSHIRE ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – SUMMARIZED
(Dollars in Thousands, Except Per Share Data)

ASSETS	September 30, 2010 (Unaudited)	December 31, 2009	December 31, 2008
Current assets:	$6,022	$6,987	$17,297
Noncurrent assets:	25,178	25,493	26,046
Total assets	31,200	32,480	43,343
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:	2,938	3,301	7,214
Noncurrent liabilities:	27,624	27,979	24,153
Total liabilities	30,562	31,280	31,367
Stockholders’ equity:	638	1,200	11,976
Total liabilities and stockholders’ equity	31,200	32,480	43,343

Outstanding Shares	4,141,099	3,878,034	7,926,248
Net book value per share	$0.15	$0.31	$1.51
Ratio of Earnings to Fixed Charges	0.01	(1.12)	(0.41)

WILSHIRE ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS – SUMMARIZED
(Dollars in Thousands, Except Per Share Data)

	Nine Months Ended September 30, 2010 (Unaudited)	Nine Months Ended September 30, 2009 (Unaudited)	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008
Net sales	$6,524	$6,774	$8,920	$9,203
Operating expenses	6,521	8,152	10,870	10,896
Operating income	3	(1,378)	(1,950)	(1,693)
Other income (expense):	11	32	36	227
Interest (expense):	(1,237)	(1,288)	(1,708)	(1,776)
Income tax expense	437	960	1,110	1,343
Loss from Continuing Operations	(786)	(1,674)	(2,512)	(1,899)
(Loss) Income from Discontinued Operations	(126)	(192)	(247)	538
Net Income	(912)	(1,866)	(2,759)	(1,361)
Weighted average shares outstanding	4,074,610	7,752,508	6,799,216	7,924,299
Diluted average shares outstanding	4,074,610	7,752,508	6,799,216	7,924,299
Earnings per share from continuing operations	$(0.19)	$(0.22)	$(0.37)	$(0.24)
Basic earnings per common share	$(0.22)	$(0.24)	$(0.41)	$(0.17)
Diluted earnings per common share	$(0.22)	$(0.24)	$(0.41)	$(0.17)

Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma consolidated balance sheet as of December 31, 2009 and the unaudited pro forma consolidated statements of operations for the fiscal year ended December 31, 2009 and for the nine months ended September 30, 2010, show the pro forma effect of the Transaction.  The historical amounts as of and for the nine months ended September 30, 2010 were derived from the Company’s unaudited consolidated financial statements that were included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.  The historical amounts for the fiscal year ended December 31, 2009 were derived from the Company’s audited consolidated financial statements that were included in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009.

The pro forma information below gives effect of the Transaction based on shares anticipated to be repurchased and non-recurring expenses incurred to effect the Transaction.  The Transaction assumes that 204,357 shares are purchased at a price of $1.00 per share (subject to any applicable U.S. federal, state and local withholding tax).  Pro forma adjustments to the pro forma consolidated balance sheet are computed as if the Transaction had occurred at December 31, 2009, while the pro forma consolidated statements of operations are computed as if the Transaction had occurred at the beginning of the designated periods.  Anticipated cost savings resulting from the Transaction are not reflected in the pro forma financial information.

The pro forma information is not necessarily indicative of what the Company’s financial position or results of operations actually would have been if the Transaction had occurred as of the dates presented, or of the Company’s financial position or results of operations in the future.

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2009, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which are incorporated by reference in this Proxy Statement.  Please see the information set forth below under the captions “Where You Can Find More Information” and “Documents Incorporated By Reference.”

WILSHIRE ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – PRO FORMA
(Dollars in Thousands, Except Per Share Data)

	December 31, 2009 (Unaudited)	Pro Forma Adjustments	Pro Forma December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$4,263	(450)	$3,813
Restricted cash	197		197
Accounts receivable, net	181		181
Income taxes receivable	1,086	74	1,160
Prepaid expenses and other current assets	1,260		1,260
Total current assets	6,987		6,611
Noncurrent Assets:
Other noncurrent assets	233		233
Property and Equipment:
Real estate properties	39,432		39,432
Real estate properties – held for sale	4,640		4,640
Accumulated depreciation and amortization	(18,441)		(18,441)
Accumulated depreciation and amortization – property held for sale	(371)		(371)
Total assets	$32,480	(376)	$32,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term obligations	$572		$572
Accounts payable	1,272		1,272
Income taxes payable	90		90
Accrued liabilities	1,093		1,093
Deferred income	108		108
Current liabilities associated with discontinued operations	166		166
Total current liabilities	3,301		3,301
Noncurrent Liabilities:
Long-term debt, less current portion	27,444		27,444
Deferred income taxes	464		464
Deferred income	71		71
Total liabilities	31,280	--	31,280

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $1 par value, 1,000,000 shares authorized; none issued and outstanding at December 31, 2009	--		--
Common stock, $1.00 par value; authorized 15,000,000 shares; 5,966,164 issued and outstanding at December 31, 2009	5,966		5,966
Capital in excess of par value	5,340		5,340
Treasury stock, 2,088,130 shares, at December 31, 2009, at cost	(9,867)	205	(10,072)
Retained (deficit) earnings	(239)	171	(410)
Total stockholders’ equity	1,200		1,200
Total liabilities and stockholders’ equity	$32,480	376	$32,104

Outstanding shares	3,878,034	204,357	3,673,677
Book value per share	$0.31		$0.22

The accompanying notes are an integral part of these statements.

WILSHIRE ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS – PRO FORMA
(Dollars in Thousands, Except Per Share Data)

	Nine Months Ended September 30, 2010 (Unaudited)	Pro Forma Adjustments		Pro Forma Nine Months Ended September 30, 2010
Revenues	$6,524			$6,524

Costs and expenses
Operating expenses	4,181			4,181
Depreciation expenses	853			853
General and administrative	1,487	245	(a)	1,732
Total costs and expenses	6,521			6,766

Income from operations	3			(242)

Other income
Dividend and interest income	6			6
Other income	5			5

Interest expense	(1,237)			(1,237)

Loss before benefit for income taxes	(1,223)			(1,468)

Income tax benefit	(437)	(86	)(b)	(523)

Loss from Continuing Operations	(786)			(945)

Discontinued operations – real estate, net of taxes
Loss from operations	(129)			(129)

Discontinued operations – oil and gas, net of taxes
Income from operations	3			3

Net loss	$(912)			$(1,071)

Basic earnings (loss) per share
Loss from continuing operations	$(0.19)			$(0.24)
Income (loss) from discontinued operations -
Real estate – loss from operations	(0.03)			(0.03)
Oil and gas – income from operations	0.00			0.00
Net loss applicable to common stockholders	$(0.22)			$(0.28)

Diluted earnings (loss) per share
Loss from continuing operations	$(0.19)			$(0.24)
Income (loss) from discontinued operations -
Real estate – loss from operations	(0.03)			(0.03)
Oil and gas – income from operations	0.00			0.00
Net loss applicable to common stockholders	$(0.22)			$(0.28)

Basic average shares outstanding	4,074,610	204,357	(c)	3,870,253

Diluted average shares outstanding	4,074,610	204,357		3,870,253

(a) Assumed costs associated with repurchase.
(b) Increase in income tax benefit as a result of the increased loss from costs associated with the repurchase.
(c) Reduction in average shares as a result of reverse split.

WILSHIRE ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS – PRO FORMA
(Dollars in Thousands, Except Per Share Data)

	Twelve Months Ended December 31, 2009	Pro Forma Adjustments		Pro Forma Twelve Months Ended December 31, 2009
Revenues	$8,920			$8,920

Costs and expenses
Operating expenses	5,857			5,857
Depreciation expenses	1,148			1,148
General and administrative	3,865	245	(a)	4,110
Total costs and expenses	10,870			11,115

Loss from operations	(1,950)			(2,195)

Other income
Dividend and interest income	33			33
Other income	3			3

Interest expense	(1,708)			(1, 087)

Loss before benefit for income taxes	(3,622)	74	(b)	(3,867)

Income tax benefit	(1,110)			(1,110)

Loss from Continuing Operations	(2,512)			(2,757)

Discontinued operations – real estate, net of taxes
Loss from operations	(465)			(465)

Discontinued operations – oil and gas, net of taxes
Income from operations	218			218

Net income (loss)	$(2,759)			$(3,004)

Basic earnings (loss) per share
Loss from continuing operations	$(0.37)			$(0.42)
Income (loss) from discontinued operations -
Real estate – loss from operations	(0.07)			(0.07)
Oil and gas – income from operations	0.03			0.03
Net loss applicable to common stockholders	$(0.41)			$(0.46)

Diluted earnings (loss) per share
Loss from continuing operations	$(0.37)			$(0.42)
Income (loss) from discontinued operations -
Real estate – loss from operations	(0.07)			(0.07)
Oil and gas – income from operations	0.03			0.03
Net loss applicable to common stockholders	$(0.41)			$(0.46)

Basic average shares outstanding	6,799,216	204,357	(c)	6,594,859

Diluted average shares outstanding	6,799,216	204,357		6,594,859

(a) Assumed costs associated with repurchase.
(b) Increase in income tax benefit as a result of the increased loss from costs associated with the repurchase.
(c) Reduction in average shares as a result of reverse split.

STOCKHOLDER PROPOSALS FOR THE COMPANY’S 2011 ANNUAL MEETING

Stockholder Proposals for Inclusion in the Proxy Statement for the Company’s 2011 Annual Meeting

If any stockholder intends to present a proposal for consideration at the 2011 annual meeting of stockholders, such proposal must be received by the Company not later than _____________, 2011 for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in the Company’s proxy statement for such meeting. Such proposal also will need to comply with  Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

Other Requirements for Stockholder Proposals for Presentation at the 2011 Annual Meeting

According to the by-laws of the Company, notice of any proposal to be presented by any stockholder at any annual meeting must be given timely, in writing, to the Secretary of the Company. To be timely, a stockholder’s notice must be given to the Secretary not less than 90 or more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. All such notices must set forth, as to each matter the stockholder proposes to bring before the annual meeting, (i) the text of the proposal, (ii) a brief description of the reasons for such proposal, (iii) the name and address of the stockholder proposing such business, (iv) the class and number of shares of Common Stock which are beneficially owned by the stockholder and (v) any material interest of the stockholder in such proposal. The chairperson of the meeting will determine whether sufficient notice has been given; in the absence of such notice, a stockholder proposal will not be considered.

Pursuant to Rule 14a-4 under the Exchange Act, if a stockholder notifies the Company in a time or manner inconsistent with the Company’s by-laws of an intent to present a proposal at the Company’s 2011 annual meeting (and for any reason the proposal is voted upon at that annual meeting), the Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

PROXY MATERIALS DELIVERED TO A SHARED ADDRESS

The Company, upon written or oral request, will deliver without charge a separate copy of the Company’s Annual Report on Form 10-K and/or this Proxy Statement, as may be requested, to any stockholder at a shared address to which only a single copy of such materials was delivered pursuant to SEC Rule 14a-3(e).

WHERE YOU CAN FIND MORE INFORMATION

The Transaction is a “going private” transaction subject to Rule 13e-3 of the Exchange Act.  The Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Transaction.  The Schedule 13E-3 contains additional information about the Company.  Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to David Morrow, Executive Vice President and Chief Operating Officer, Wilshire Enterprises, Inc., 100 Eagle Rock Avenue, East Hanover, New Jersey 07936.

The Company is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters.

You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 Washington, D.C.  Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public over the Internet at the SEC’s Website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In our filings with the SEC, information is sometimes incorporated by reference.  This means that we are referring you to information that we have filed separately with the SEC.  The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement or in any other subsequently filed document.

Pursuant to the Exchange Act, we currently file annual and quarterly reports with the SEC.  Our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009, filed pursuant to Section 13 of the Exchange Act, includes financial statements and schedules.  Our most recent quarterly report on Form 10-Q for the nine month period ended September 30, 2010, filed pursuant to Section 13 of the Exchange Act, also includes financial statements and schedules.  The Company’s Form 10-K was filed with the SEC on March 31, 2010, its Form 10-K/A was filed with the SEC on April 30, 2010, its Form 10-Q for the quarter ended March 31, 2010 was filed with the SEC on May 14, 2010, its Form 10-Q for the quarter ended June 30, 2010 was filed with the SEC on August 13, 2010 and its Form 10-Q for the quarter ended September 30, 2010 was filed with the SEC on November 12, 2010.  We are delivering to you with this Proxy Statement copies of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

This Proxy Statement incorporates by reference our financial statements that are contained in certain documents that we have previously filed with the SEC, as follows:

•
Our audited Consolidated Balance Sheets for the years ended December 31, 2009 and December 31, 2008, our audited Consolidated Statements of Income for the years ended December 31, 2009 and December 31, 2008, our audited Consolidated Statements of Cash Flows for the years ended December 31, 2009 and December 31, 2008 and the Notes to our audited Consolidated Financial Statements, in each case that are contained in our Annual Report on Form 10-K for the year ended December 31, 2009; and

•
Our unaudited Consolidated Balance Sheets for the nine months ended September 30, 2010, our unaudited Consolidated Statements of Operations for the nine months ended September 30, 2010 and September 30, 2009, our unaudited Consolidated Statements of Cash Flow for the nine months ended September 30, 2010 and September 30, 2009, and the Notes to our unaudited Consolidated Financial Statements, in each case that are contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010.

We will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement.  You may obtain a copy of these documents and any amendments thereto by written request addressed to David Morrow, Executive Vice President and Chief Operating Officer, Wilshire Enterprises, Inc., 100 Eagle Rock Avenue, East Hanover, New Jersey 07936.  These documents are also included in our SEC filings, which you can access electronically at the SEC website located at http://www.sec.gov.

OTHER BUSINESS

The Board does not intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting.  As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

We have not authorized anyone to give any information or make any representation about the Transaction or us that differs from, or adds to, the information in this Proxy Statement or in our documents that are publicly filed with the SEC.  If anyone does give you different or additional information, you should not rely on it.

We hope that you will attend the annual meeting, and look forward to your presence. However, even if you plan to attend, you are urged to either submit a proxy for your shares electronically on the internet, by telephone or by completing, signing and returning the enclosed proxy card. If you wish to change your vote or vote differently in person, your proxy may be revoked at any time prior to the time it is voted at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

By:
S. WILZIG IZAK
Chairman of the Board and Chief Executive Officer

Dated:  _______________, 2010

COPIES OF THE COMPANY’S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2009, AS AMENDED, AND THE COMPANY’S QUARTERLY REPORT FOR THE QUARTER ENDED SEPTEMBER 30, 2010 ACCOMPANY THIS PROXY STATEMENT. NEITHER THE ANNUAL REPORT NOR THE QUARTERLY REPORT IS TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

Annex A

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
WILSHIRE ENTERPRISES, INC.

Wilshire Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND:  Immediately upon the effectiveness of this Amendment to the Corporation’s Certificate of Incorporation (the “Effective Time”), each five hundred (500) issued and outstanding shares of the Corporation’s Common Stock, par value $1.00 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $1.00 per share, as constituted following the Effective Time.

THIRD:  To accomplish the foregoing Amendment to the Certificate of Incorporation of the Corporation, the following paragraph is added immediately after ARTICLE FOURTH, Section 7 of the Certificate of Incorporation of the Corporation:

“Section 8.  Reverse Stock Split.  Effective as of the effectiveness of the amendment to this Certificate of Incorporation adding this Section 8 to ARTICLE FOURTH (this “Amendment”) and without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the time this Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-five hundredth (1/500th) of a fully paid and nonassessable share of Common Stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any registered holder of fewer than 500 shares of Common Stock immediately prior to the time this Amendment becomes effective, and that instead of issuing such fractional shares to such holders, such fractional shares shall be canceled and converted into the right to receive the cash payment of $1.00 per share (subject to any applicable U.S. federal, state and local withholding tax) on a pre-split basis to each stockholder owning fewer than 500 shares of Common Stock immediately prior to the effective time of this Amendment.”

FOURTH:  That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FIFTH:  That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this ____ day of _______________, 20__.

WILSHIRE ENTERPRISES, INC.

By:
Name:
Title:

A-2

Annex B

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
WILSHIRE ENTERPRISES, INC.

Wilshire Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND:  Immediately upon the effectiveness of this Amendment to the Corporation’s Certificate of Incorporation (the “Effective Time”), each one (1) issued and outstanding share of the Corporation’s Common Stock, par value $1.00 per share, shall be converted into five hundred (500) shares of the Corporation’s Common Stock, par value $1.00 per share, as constituted following the Effective Time.

THIRD:  To accomplish the foregoing Amendment to the Certificate of Incorporation of the Corporation, the following paragraph is added immediately after ARTICLE FOURTH, Section 8 of the Certificate of Incorporation of the Corporation:

“Section 9.  Forward Stock Split.  Effective immediately following the effectiveness of the amendment to this Certificate of Incorporation adding Section 8 to ARTICLE FOURTH (this “Amendment”) and without regard to any other provision of this Certificate of Incorporation, each one (1) share Common Stock, either issued or outstanding or held by the Corporation as treasury stock, and any fractional share held by any shareholder who holds in excess of one (1) share immediately prior to the time this Amendment becomes effective shall and is hereby automatically reclassified and changed (without any further act) into five hundred (500) fully-paid and nonassessable shares of Common Stock (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable based upon such 500-for-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares of Common Stock shall be issued.”

FOURTH:  That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FIFTH:  That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

B-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this ____ day of _______________, 20__.

WILSHIRE ENTERPRISES, INC.

By:
Name:
Title:

B-2

Annex C

FAIRNESS OPINION OF TM CAPITAL DATED DECEMBER 2, 2010

                                              PERSONAL AND CONFIDENTIAL

                                              December 2, 2010

The Special Committee of the Board of Directors
Wilshire Enterprises, Inc.
100 Eagle Rock Avenue
Suite 100
East Hanover, NJ 07936

Gentlemen:

We understand that Wilshire Enterprises, Inc. (the “Company”) intends to effect a 1-for-500 reverse stock split of its common stock, which will then be immediately followed by a 500-for-1 forward stock split (together, the “Transaction”).  Following the reverse/forward stock split, the Company would expect to take action to deregister its common stock under the Securities Exchange Act of 1934, as amended.  As a result of the Transaction, (i) each shareholder owning less than 500 shares (the “Fractional Shareholders”) of common stock before the Transaction will be entitled to receive from the Company $1.00 in cash in exchange for each of such shareholder’s pre-split shares of common stock (the “Consideration”); and (ii) each share of common stock held by shareholders owning 500 or more shares will continue to represent one share of the Company’s common stock after the completion of the Transaction.

You have asked our opinion as to whether the Consideration to be received by the Fractional Shareholders, pursuant to the Transaction, is fair to such holders from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed the Company’s Annual Reports on Form 10-K and related financial information for the years ended December 31, 2005 through December 31, 2009;

(2)	Reviewed the Company’s Quarterly Reports on Form 10-Q and the related unaudited financial information for the periods ended March 31, June 30 and September 30, 2010;

(3)	Reviewed the Proxy Statement on Schedule 14A for the Company’s Annual Meeting of Stockholders held on December 29, 2009;

(4)	Reviewed a draft of the Company’s proxy statement prepared in connection with the Transaction;

(5)
Reviewed certain information, including historical financial data and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company or publicly available;

The Special Committee of the Board of Directors of Wilshire Enterprises, Inc.
December 2, 2010

(6)	Conducted discussions with members of senior management of the Company concerning its business and prospects;

(7)	Reviewed the historical market prices and trading activity of the Company’s common stock;

(8)	Compared certain financial and market information for the Company with that of selected publicly traded companies which we deemed to be relevant;

(9)	Compared the financial terms of the Transaction with those of certain other transactions which we deemed to be relevant;

(10)	Reviewed a property valuation analysis of the Company prepared with the assistance of management; and

(11)
Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have relied upon and assumed, without independent verification, the representations of management of the Company that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company.  Management of the Company has advised us, and we have assumed for purposes of rendering this opinion, that there has not been, nor is management aware of any likely, material change (whether favorable or adverse), either individually or in the aggregate, in the assets, business, properties, liabilities, financial condition, results or prospects of the Company since September 30, 2010.

In preparing our opinion, with your consent, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not assumed any responsibility to independently verify such information.  We have also relied upon assurances of the management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading.  We have not made any independent appraisal of the assets or liabilities (contingent or otherwise) of the Company.  The Company has represented that it has only commissioned an independent appraisal of one of its properties over the past three years, and has furnished us that appraisal.  We have also assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements of the Company or have otherwise been disclosed to us by management.  Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.  We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

This opinion is directed to the Special Committee of the Board of Directors of the Company and does not constitute a recommendation to stockholders of the Company concerning actions they may take with regard to their holdings.  This opinion does not address the relative merits of the Transaction and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Transaction or the decision of the Board of Directors of the Company with respect to the Transaction.

The Special Committee of the Board of Directors of Wilshire Enterprises, Inc.
December 2, 2010

TM Capital Corp. is currently acting as financial advisor to the Special Committee of the Board of Directors in connection with the Transaction and has received a fee in connection with the rendering of this opinion which is not contingent upon the conclusion reached in the opinion.

TM Capital Corp. previously served as financial advisor to the Board of Directors of the Company, and rendered a fairness opinion in connection with the Company’s self-tender offer to purchase shares of its common stock at a price of $2.00 in cash per share.  The fairness opinion was rendered to the Board of Directors on August 7, 2009.  TM Capital Corp. received fees in connection with such services.

This opinion has been reviewed and approved by the fairness opinion committee of TM Capital Corp.

On the basis of, and subject to the foregoing, we are of the opinion that the Consideration to be received by the Fractional Shareholders pursuant to the Transaction is fair, from a financial point of view, to such shareholders.

This opinion has been prepared for the information of the Special Committee of the Board of Directors in connection with the Transaction and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of TM Capital Corp., provided, however, that this letter may be reproduced in full in any filing required to be made with the Securities and Exchange Commission related to the Transaction.

Very truly yours,

TM CAPITAL CORP.

By:	/s/ Paul R. Smolevitz
Managing Director

Annex D

WILSHIRE ENTERPRISES, INC.
NOMINATING COMMITTEE CHARTER

Purposes of the Nominating Committee

The purposes of the Nominating Committee are:

•	to consider proposals made by shareholders and others to nominate specific individuals to the board of directors of Wilshire Enterprises, Inc. (the “Company”);

•	to identify qualified individuals for membership on such board (the “Board”); and

•	to recommend to the Board the director nominees for election at each annual meeting of shareholders and at each other meeting of shareholders at which directors are to be elected.

Membership of the Nominating Committee

The Nominating Committee:

•	shall consist of not less than three members of the Board, the exact number to be established by the board of directors from time to time;

•	shall consist solely of individuals who meet the independence standards set forth in Securities and Exchange Commission rules and in the listing standards applicable to the Company; and

•	shall consist solely of members who are appointed by, and who may be removed by, the Board.

Criteria for Nomination to the Board of Directors

Each individual nominated by the Nominating Committee to serve on the Board of Directors shall, in the Nominating Committee’s opinion, satisfy the following criteria (the “Minimum Criteria”) together with such other criteria as shall be established by the Nominating Committee:

•	such nominee shall satisfy any legal requirements applicable to members of the Board;

•	such nominee shall have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	such nominee shall have a reputation for honesty and ethical conduct;

•	such nominee shall have a working knowledge of the types of responsibilities expected of members of the board of directors of a public corporation; and

•
such nominee shall have experience, either as a member of the board of directors of another public or private corporation or in another capacity, that demonstrates the nominee’s capacity to serve in a fiduciary position.

Procedures to be Followed with Respect to the Submission of Names for Consideration by the Nominating Committee.

The following procedures (the “Minimum Procedures”) shall be utilized in considering any candidate for election to the Board at an annual meeting, other than candidates who have previously served on the Board or who are recommended by the Board. A nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a notice as described above. Such notice shall set forth as to each person whom the proponent proposes to nominate for election as a director (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating Committee to determine whether the candidate satisfies the Minimum Criteria and any Additional Criteria (as defined below) established by the Nominating Committee.

In the event that a director is to be nominated at a special meeting of shareholders or is to be elected by the Board, the Nominating Committee shall develop procedures designed to conform, as nearly as practicable, to the procedures applicable to elections of Board members at annual meetings.

The Nominating Committee may, but shall not be required to, develop other procedures (the “Additional Procedures”) designed to supplement the Minimum Procedures.

Processes to be Followed in Considering Candidates

Candidates to serve on the Board shall be identified from such sources as shall be available to the Nominating Committee, including without limitation recommendations made by shareholders.

There shall be no differences in the manner in which the Nominating Committee evaluates nominees recommended by shareholders and nominees recommended by the committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process shall include (i) a review of the information provided to the Nominating Committee by the proponent, (ii) a review of reference letters from at least two sources determined to be reputable by the Nominating Committee and (iii) a personal interview of the candidate, together with a review of such other information as the Nominating Committee shall determine to be relevant.

Duties of the Nominating Committee

The Nominating Committee shall:

•	determine whether other criteria (the “Additional Criteria”), beyond the Minimum Criteria, should apply in nominating members of the Board, such Additional Criteria to

•	reflect, at a minimum, all applicable laws, rules, regulations and listing standards applicable to the Company, and

•	take into account a potential candidate’s experience, areas of expertise and other factors relative to the overall composition of the board of directors;

•	determine whether the Minimum Procedures should be supplemented with Additional Procedures relating to the information to be submitted to the Nominating Committee regarding prospective candidates;

•	annually review the size, composition and needs of the Board and make recommendations to the Board;

•	recommend to the Board the director nominees for election at the next annual meeting of shareholders;

•	consider and recommend candidates for appointment to the Board to the extent vacancies arise between annual meetings of shareholders;

•	consider director candidates submitted by shareholders and other third-parties, in accordance with the Minimum Procedures and any Additional Procedures adopted by the Nominating Committee; and

•	annually review the Nominating Committee charter and recommend to the Board any changes it deems necessary or desirable.

Meetings of the Nominating Committee

The Nominating Committee shall meet as often as necessary to carry out its responsibilities, but not less than once each year. At the discretion of the chairperson of the Nominating Committee, but at least once each year for all or a portion of a meeting, the members of the Nominating Committee shall meet in executive session, without any members of management present.

Additional Authority of the Nominating Committee

The Nominating Committee shall have the authority, in its discretion, to retain outside counsel and other advisors.

Annex E

WILSHIRE ENTERPRISES, INC.
COMPENSATION COMMITTEE CHARTER

The Compensation Committee is appointed by the Board of Directors of Wilshire Enterprises, Inc. (the “Board”) to assist the Board in fulfilling its responsibilities with respect to the compensation of the officers and employees of Wilshire Enterprises, Inc. and its subsidiaries (collectively, the “Company”). The Compensation Committee’s duties and responsibilities are to:

•	administer the employee benefit plans of the Company designated for such administration by the Board;

•	establish the compensation of the Company’s Chief Executive Officer (subject to the terms of any existing employment agreement);

•
with input from the Company’s Chief Executive Officer, establish or recommend to the Board the compensation of the Company’s other executive officers (subject to the terms of any existing employment agreement); and

•	monitor the Company’s overall compensation policies and employment benefit plans.

Pursuant to this Charter:

1.     THE COMMITTEE

The Compensation Committee:

•	shall consist of not less than two members of the Board, the exact number to be established by the Board from time to time;

•	shall consist solely of individuals who meet the independence standards set forth in the listing standards applicable to the Company; and

•	shall consist solely of members who are appointed by, and who may be removed by, the Board.

2.     SCOPE

The Committee serves at the pleasure of the Board.

3.     ADDITIONAL AUTHORITY.

The Compensation Committee shall have the authority, in its discretion, to retain outside counsel and other advisors.

E-1

Annex F

WILSHIRE ENTERPRISES, INC.
AUDIT COMMITTEE CHARTER

The Audit Committee is appointed by the Board of Directors of Wilshire Oil Company of Texas, Inc. (“Wilshire”) to assist the Board in monitoring (a) the integrity of the financial statements of Wilshire and its subsidiaries (the “Company”) and (b) the independence of performance of the Company’s external auditors.

The members of the Audit Committee shall meet the independence and experience requirements of the American Stock Exchange, subject to such qualifications and exceptions as may be permitted by such requirements. The members of the Audit Committee shall be appointed from time to time by the Wilshire Board. The Wilshire Board reserves the right to amend, modify or replace this Charter in its discretion at any time.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Company, the Company’s outside counsel or independent auditor to attend meetings of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The primary goals of this Charter are to specify the following:

•	the scope of the Audit Committee’s responsibilities and the approaches to be used in carrying out those responsibilities, including structure, processes and membership requirements;

•
the Audit Committee’s responsibility for (a) insuring its receipt from the Company’s independent auditor of a formal written statement delineating all relationships between such auditor and the Company, consistent with Independence Standards Board Standard No. 1, (b) actively engaging in a dialogue with such auditor with respect to any disclosed relationships or services that may impact the objectivity and the independence of the auditor and (c) taking, or recommending that the Wilshire Board take, appropriate action to oversee the independence of the independent auditor; and

•
the independent auditor’s ultimate accountability to the Wilshire Board and the Audit Committee, as representatives of the shareholders of Wilshire and the ultimate authority and responsibility of the Wilshire Board and/or the Audit Committee to select, evaluate and, where appropriate, replace the independent auditor (or, if applicable, to nominate the independent auditor to be proposed for shareholder approval in any proxy statement).

To the extent any statement set forth below is inconsistent with the three principles set forth above, the three principles set forth above shall govern.

The Audit Committee shall make regular reports to the Wilshire Board, as required by the Delaware General Corporation Law.

Pursuant to this Charter:

1.    THE COMMITTEE

The Audit Committee will consist of at least three members of the Wilshire Board including a Chairman designated by the Wilshire Board. Members of the Audit Committee may not be employees of the Company. The Committee will meet several times a year, which may include phone conferences, with additional meetings if circumstances require, for the purpose of satisfying its responsibilities.

2.     SCOPE

The Audit Committee serves at the pleasure of and is subject to the control and direction of the Wilshire Board.

3.    RESPONSIBILITIES OF THE COMMITTEE

•
To assist the Wilshire Board in fulfilling its fiduciary responsibilities to the shareholders with respect to matters relating to the Company's business, accounting, reporting, audit and internal controls practices.

•	To maintain a direct line of communications between the Wilshire Board and the Company's independent auditors to provide for an exchange of views and information.

4.     FUNCTIONS OF THE COMMITTEE

The Audit Committee will satisfy its responsibilities by completing the following functions:

•	Discuss the results of the annual independent audit with management and the independent auditors.

•	Consider the comments from the independent auditors with respect to internal accounting and management controls and the consideration given or action taken by management.

•	Recommend, for appointment by the Wilshire Board, the selection of independent auditors for the coming year.

•	Appraise the effectiveness of the independent audit effort through discussions with the independent auditors regarding their planned arrangements and scope of the annual audit, including fees.

•	Review the scope of planned activities and budget.

•
Review the anticipated scope and related fees of any non-audit services to be provided by the independent auditors to ensure that these services do not detract from the independence of the auditors in their audit function.

•	Review the Committee's responsibilities and functions, evaluate its performance, and institute appropriate modifications to reflect changes in the business environment.

•	Monitor the procedures or systems used in preparing the financial statements of the Company.

•	Obtain the assessment of management and the independent auditors as to the adequacy of:

•	the Company's internal accounting procedures and controls.

•	the Company's procedures for complying with SEC Regulations and The Foreign Corrupt Practices Act.

•	Receive and review the assessment of management as to the quality and depth of staffing in the accounting and financial departments worldwide.

•
Receive from the Company’s independent auditor a formal written statement delineating all relationships between such auditor and the Company, consistent with Independence Standards Board Standard No. 1.

•	Engage in dialogue with the Company’s independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of such firm.

•	Recommend to the Wilshire Board appropriate actions to ensure the independence of the Company’s independent auditor.

•	Review and reassess the adequacy of this Charter periodically and recommend any proposed changes to the Wilshire Board for approval.

•	Meet with independent auditor without management present.

•	Review the interim financial statements and financial results and if deemed necessary, meet with independent auditor prior to filing Form 10-Qs.

•	Review Year-End financial results prior to filing Form 10-K.

•	Discuss required communication with independent auditor as required by GAAS.

•	Review any information submitted to the Audit Committee pursuant to Section 10A of the Private Securities Litigation Reform Act of 1995. -

•
Review with the independent auditor any material problems or difficulties the auditor may have encountered during an audit including any restrictions on the scope of activities or access to required information; review any management letter provided by the auditor and the Company’s response to that letter.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

PRELIMINARY COPY, SUBJECT TO COMPLETION, DATED DECEMBER 10, 2010